The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant
to Rule 424(b)5
file No. 333-127965
Subject to Completion. Dated September 26, 2005.
Prospectus Supplement to Prospectus dated September 23, 2005.
8,700,000 Shares
West Corporation
Common Stock

       All of the shares of common stock in this offering are being sold by Gary L. West and Mary E. West, who are the founders of West Corporation and the Chairman of our Board of Directors and Vice Chair of our Board of Directors and our Secretary, respectively. West Corporation will not receive any proceeds from the sale of the shares being sold by the selling stockholders.
       Our common stock is quoted on the Nasdaq National Market under the symbol “WSTC.” The last reported sale price of our common stock on September 23, 2005 was $38.03 per share.
       See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about factors you should consider before buying shares of our common stock.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholders	$	$
       To the extent that the underwriters sell more than 8,700,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,300,000 shares from the selling stockholders at the initial price to public less the underwriting discount.

       The underwriters expect to deliver the shares against payment in New York, New York on                     , 2005.
Goldman, Sachs & Co.

Robert W. Baird & Co.	William Blair & Company	Credit Suisse First Boston
Banc of America Securities LLC

Prospectus Supplement dated                     , 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT
       This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both this prospectus supplement and the accompanying prospectus combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.
       This prospectus supplement is part of and should be read in conjunction with the accompanying prospectus. The information we present in this prospectus supplement may add, update or change information included in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and supersede that information in the accompanying prospectus.
       You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No underwriter, dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and accompanying prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

S-i

PROSPECTUS SUPPLEMENT SUMMARY
       This summary highlights selected information about us and the offering. This summary does not contain all of the information that you should consider before making an investment decision. This prospectus supplement contains and incorporates by reference forward-looking statements that involve risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” and elsewhere in this prospectus supplement. Unless the context otherwise requires, references to “West,” “we,” “our” and “us” refer to West Corporation and its consolidated subsidiaries and references to “our consolidated financial statements” refer to the audited consolidated financial statements of West and the related notes thereto included elsewhere in this prospectus supplement. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.
Overview
       We provide business process outsourcing services in three segments:

•	communication services, including dedicated agent, shared agent, automated and business-to-business services;

•	conferencing services, including reservationless, operator-assisted, web and video conferencing; and

•	receivables management, including contingent/third-party, government, first-party and commercial collections, and the purchase of portfolios of receivables for collection.
       Each of these services builds upon our core competencies of managing technology, telephony and human capital. Many of the nation’s leading enterprises trust us to manage their customer contacts and communications. These enterprises choose us based on our service quality and our ability to efficiently and cost-effectively process high volume, complex voice transactions.
       We have a track record of profitable growth. Since 1997, our first year as a public company, through December 31, 2004, our revenue and net income have grown at compound annualized growth rates of 17.3% and 17.1%, respectively. Our total revenues for the six months ended June 30, 2005 were $729.3 million as compared to $573.1 million for the six months ended June 30, 2004, representing an increase of 27.3%. Our net income was $71.0 million and $54.2 million for the same periods, respectively, representing an increase for the six months ended June 30, 2005 of 31.0%.

Businesses
       We operate in three segments: Communication Services, Conferencing Services and Receivables Management. The percentages of revenue and operating income generated by each of our three business segments for the six months ended June 30, 2005 are reflected in the following charts:

Segment Revenue	Segment Operating Income
for Six Months Ended June 30, 2005	for Six Months Ended June 30, 2005

Communication Services
       Our Communication Services segment provides our clients with a broad portfolio of voice services through the following:

•	Dedicated Agent Services provide clients with customized services processed by agents who are knowledgeable about a single client and its products and services. Examples of dedicated agent services include traditional customer care and sales.

•	Shared Agent Services combine multiple contact centers and a virtual pool of agents to handle large volumes of transactions for multiple clients. Examples of these services include order processing, lead generation and credit card application processing.

•	Automated Services utilize a proprietary platform of approximately 132,000 interactive voice response, or IVR, ports. The IVR ports, which are equivalent to phone lines, allow for the processing of telephone calls without the involvement of a live agent. Examples of these services include front-end customer service applications, prepaid calling card services, credit card activation, automated product information requests, answers to frequently asked questions, utility power outage reporting, call routing and call transfer services.

•	Business-to-Business Services provide dedicated marketing services for clients that target small and medium-sized businesses. Examples of these services include sales, sales support, order management and technical support.

       According to a report published by IDC, an information technology and telecommunications industries research firm, in March 2005, the market for outsourced U.S. customer interaction services, which is the primary market in which our Communication Services segment operates, represented revenues of approximately $20.4 billion in 2004, and is projected to grow through 2009 at a compound annual growth rate of 13.7%.
Conferencing Services
       Our Conferencing Services segment provides our clients with an integrated, global suite of audio, web and video conferencing options, including automated audio solutions, such as reservationless conferencing, to highly complex operator-assisted, event-driven and multimedia services.
       We entered the conferencing services market through our acquisition of ITC Holdings, Inc., which we refer to as InterCall, in May 2003 and expanded our presence in this market with the acquisitions of Scherer Communications, Inc., which we refer to as ConferenceCall.com, in November 2003, ECI Conference Call Services LLC, which we refer to as ECI, in December 2004 and the assets of the conferencing business of Sprint Corporation, which we refer to as Sprint, in June 2005. We were attracted to the conferencing services business because it gives us the ability to use our existing technology and assets to manage additional transactions for a large and growing market. According to a report published by Frost & Sullivan, a market consulting firm specializing in emerging high technology and industrial markets, in April 2005, we were the third largest provider of audio conferencing services in the United States in 2004, with 16.8% in market share (calculated on a pro forma basis to include our acquisition of the assets of the conferencing business of Sprint), behind AT&T and MCI, which had market shares of 22.7% and 20.3%, respectively, during that same period.
       This segment consists of four primary services:

•	Reservationless Services are on-demand automated conferencing services that allow clients to initiate an audio conference 24 hours a day, seven days a week, without the need to make a reservation or rely on an operator.

•	Operator-Assisted Services are available for complex audio conferences and large events. Operator-assisted services are tailored to a client’s needs and provide a wide range of scalable features and enhancements, including the ability to record, broadcast, schedule and administer meetings.

•	Web Conferencing Services allow clients to make presentations and share applications and documents over the Internet. These services are offered through our proprietary product, Mshow®, as well as through the resale of WebEx and Microsoft products. Web conferencing services are customized to each client’s individual needs and offer the ability to reach a wide audience.

•	Video Conferencing Services allow clients to experience real-time video presentations and conferences. These services are offered through our proprietary product, InView®. Video conferencing services can be used for a wide variety of events, including training seminars, sales presentations, product launches and financial reporting calls.
       According to a report published by Wainhouse Research, a rich media communications research firm, in October 2004, the worldwide market for conferencing services represented revenues of approximately $3.5 billion in 2004, and is projected to grow through 2008 at a compound annual growth rate of 5.4%.

Receivables Management
       Our Receivables Management segment assists our clients in collecting and managing their receivables. We entered the receivables management market through our acquisition of Attention, LLC, which we refer to as Attention, in August 2002 and expanded our presence in this market with our acquisition of Worldwide Asset Management, Inc. and its related entities, which we collectively refer to as Worldwide, in August 2004. We were attracted to the receivables management business because of our ability to use our existing infrastructure to address the needs of a large and growing market and to cross-sell these services to our existing clients.
       This segment consists of five primary services:

•	Debt Purchasing involves the purchase of portfolios of receivables from credit originators. We use proprietary analytical tools to identify and evaluate portfolios of receivables and develop custom recovery strategies for each portfolio.

•	Contingent/Third-Party Collections involve collecting consumer debt that a client has written off, which we refer to as charged-off debt. Our recovery strategy is determined by the age of receivables and the extent of previous collection efforts.

•	Government Collections involve collecting student loans on behalf of the United States Department of Education.

•	First-Party Collections involve assisting our clients in collecting consumer debt that a client has not yet written off, which we refer to as pre-charged-off consumer debt.

•	Commercial Collections involve collecting commercial debt and provide a full suite of business services designed to maximize return on receivables.
       According to a report published by Kaulkin Ginsberg, a debt collection industry research firm, in April 2005, the market for accounts receivables management in the United States represented revenues of approximately $15.0 billion in 2004.
Competitive Strengths
       We believe that we have a number of competitive strengths, including:

•	Reputation for Outstanding Service Quality. We believe that our reputation is one of our strongest competitive advantages and that the quality of our services is a primary factor in our success in retaining our clients. For example, our top ten clients have been using our services for an average of approximately eight years, and Frost & Sullivan, a market consulting firm specializing in emerging high technology and industrial markets, honored us with their “2005 Audio Conferencing Service of the Year Award.”

•	The Scale of Our Business. We believe that the overall scale of our business allows us to provide unique combinations of services to our clients. Our scale and capacity allow us to quickly take on large projects as demanded by the market and our clients.

•	Our Technology Platform. We have made significant investments in our technology platform and currently employ more than 1,100 professionals to develop, modify and maintain our operating systems and technology infrastructure and to design client-specific programs. We are able to allocate our resources efficiently, respond to new client programs rapidly and design cost-effective combinations of services that are tailored to each client’s unique needs. Our systems are capable of handling large call volumes and our redundant network architecture increases reliability.

•	Our Ability to Deploy Assets and Resources Across Business Segments and Services. All of our business segments benefit from using shared assets and resources. This ability to share support functions and infrastructure and amortize investments across our segments improves our profitability. We are also able to achieve cost savings through economies of scale and increased purchasing power. Our ability to share our technology and systems infrastructure across multiple platforms has contributed to the reduction of our capital expenditures as a percentage of revenue from 11.0% in 1997 to 4.9% in 2004.

•	Experienced and Proven Management Team. Our financial performance is a result of our management team’s long-term success in developing and executing our business strategies. Our management team has produced steady, profitable growth through strong and weak economic climates, redeployed under-utilized assets and resources and integrated multiple accretive acquisitions. Our CEO and COO have each been an employee of West for more than ten years, and our operating managers have an average tenure of eight years with West. Our experienced management team helps us understand our clients’ outsourcing needs and expectations.
Growth Strategy
       We intend to grow our business by pursuing organic growth, identifying new opportunities and uses for our technology and infrastructure and pursuing strategic acquisitions. In pursuing these strategies, we intend to seek new opportunities to build upon our core competencies of managing technology, telephony and human capital.
Pursue Organic Growth
        Focus on Large and Growing Markets. We intend to focus our resources on markets that we believe will offer profitable growth for the foreseeable future. Our ability to reallocate capital and resources in response to changing market dynamics has been a key factor in achieving profitable growth. Market size, growth and competitive dynamics are primary factors in our decision to enter new markets.
        Sell Additional Services to Existing Clients. We believe that we have significant opportunities to sell additional services to our existing clients. Our ability to cross-sell and offer integrated services is critical to retaining and expanding our client relationships. Integration of our services strengthens our client relationships, while increasing the effectiveness of our agents and infrastructure. For the six months ended June 30, 2005, we derived approximately 44% of our revenues from clients that use more than one of our services (whether within the same segment or from among our segments) to meet their overall outsourcing needs.
        Expand Our Client Base. The markets in which our three business segments operate are large and provide attractive opportunities to expand our client base. In our Communication Services and Receivables Management segments, we intend to pursue growth-oriented client opportunities and clients with large volume programs. In our Conferencing Services segment, we strive to increase our brand awareness, expand our international presence and gain market share.
Identify New Opportunities and Uses for Our Technology and Infrastructure
       We are able to grow and diversify our revenue by identifying new opportunities and uses for our technology and infrastructure. Many of our advances in technology and new uses for our infrastructure have been achieved in close partnership with our clients. We will seek to identify similar opportunities and uses in the future.

Pursue Strategic Acquisitions
       Strategic acquisitions have been an important driver of our growth. They facilitated our entry into the conferencing and receivables management markets. We intend to continue to acquire businesses to expand our presence within our existing segments. We also intend to acquire businesses that provide opportunities to enter new large and growing markets that allow us to build upon our core competencies. Through strategic acquisitions, we also intend to enhance our existing service offerings and expand our client base. Since 2002, we have completed eight strategic acquisitions involving aggregate consideration of approximately $1 billion.
Principal Executive Offices
       Our principal executive offices are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Our telephone number is (402) 963-1200 and our website address is www.west.com. We have not incorporated by reference into this prospectus supplement the information included on, or that can be accessed through, our website, and you should not consider it to be part of this prospectus supplement.

The Offering

Shares of common stock offered by the selling stockholders	8,700,000 shares

Shares of common stock outstanding before this offering	69,470,287 shares

Shares of common stock outstanding after this offering	69,470,287 shares

Option to purchase additional shares from the selling stockholders	1,300,000 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Nasdaq National Market Symbol	WSTC
       The above information regarding shares of our common stock outstanding before and after this offering is based on the number of shares of our common stock outstanding as of September 16, 2005. Our common stock outstanding as of September 16, 2005 does not include the following:

•	6,390,367 shares of common stock issuable upon the exercise of outstanding stock options;

•	330,644 shares of common stock reserved for issuance under our Restated 1996 Stock Incentive Plan;

•	1,880,693 shares of common stock reserved for issuance under our 2002 Employee Stock Purchase Plan; and

•	996,610 shares of common stock reserved for issuance under our Restated Nonqualified Deferred Compensation Plan, as amended, which we refer to as our Deferred Compensation Plan.
Risk Factors
       Investing in our common stock involves substantial risk. Before you invest in our common stock, you should carefully consider all the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including matters set forth under the heading “Risk Factors” beginning on page S-10.

Summary Consolidated Financial Data
       The following tables present our summary consolidated statements of operations for the six months ended June 30, 2005 and 2004 and for the years ended December 31, 2004, 2003 and 2002 and our consolidated balance sheet data as of June 30, 2005 and 2004 and December 31, 2004 and 2003. The consolidated balance sheet data as of December 31, 2004 and 2003 and the consolidated statements of operations data for the years ended December 31, 2004, 2003 and 2002 have been derived from our consolidated financial statements included elsewhere in this prospectus supplement. The consolidated financial data as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 were derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement. The consolidated balance sheet data as of June 30, 2004 have been derived from our unaudited condensed consolidated financial statements that are not included in this prospectus supplement. These unaudited condensed consolidated financial statements reflect all adjustments (all of which are normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim periods. Our results for the six months ended June 30, 2005 are not necessarily indicative of what our results will be for other interim periods or the full year ending December 31, 2005. You should read the following financial information together with the information under “Selected Consolidated Financial and Other Data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes thereto and our unaudited consolidated financial statements and the related notes thereto included elsewhere and incorporated by reference in this prospectus supplement.

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(Dollars in thousands, except for per share amounts)
Statement of Operations Data:
Revenue	$729,345	$573,052	$1,217,383	$988,341	$820,665
Cost of services	331,234	249,484	541,979	440,260	399,276
Selling, general and administrative expenses	272,927	235,831	487,513	404,972	314,886

Operating income	125,184	87,737	187,891	143,109	106,503
Other income (expense)	(5,040)	(1,909)	(6,368)	(3,289)	2,145

Income before income tax expense and minority interest	120,144	85,828	181,523	139,820	108,648
Income tax expense	41,312	31,646	65,762	51,779	39,706

Income before minority interest	78,832	54,182	115,761	88,041	68,942
Minority interest in net income of a consolidated subsidiary	7,834	—	2,590	165	300

Net income	$70,998	$54,182	$113,171	$87,876	$68,642

Earnings per share:
Basic	$1.04	$0.80	$1.67	$1.32	$1.04
Diluted	$1.00	$0.79	$1.63	$1.28	$1.01
Weighted average number of common shares outstanding:
Basic	68,513	67,356	67,643	66,495	65,823
Diluted	70,958	69,010	69,469	68,617	68,129
Selected Operating Data:
EBITDA(1)	$170,962	$136,998	$287,283	$231,624	$172,550
Net cash flows from operating activities	$136,072	$88,917	$222,475	$196,173	$121,218
Net cash flows from investing activities	$(249,686)	$(30,807)	$(263,222)	$(475,461)	$(122,685)
Net cash flows from financing activities	$116,843	$(52,013)	$48,281	$166,765	$(12,126)
Operating margin(2)	17.2%	15.3%	15.4%	14.5%	13.0%
Net income margin(3)	9.7%	9.5%	9.3%	8.9%	8.4%
Number of workstations (at end of period)	16,871	14,007	15,776	13,231	14,230
Number of IVR ports (at end of period)	132,573	135,478	137,176	143,148	151,759

	As of June 30,		As of December 31,

	2005	2004	2004	2003

Balance Sheet Data (at end of period):
Working capital	$101,475	$100,402	$121,305	$80,793
Property and equipment, net	228,575	217,200	223,110	234,650
Total assets	1,485,711	1,014,191	1,271,206	1,015,863
Total debt	370,772	137,500	258,498	192,000
Stockholders’ equity	$868,371	$713,950	$789,455	$656,238

(1)	The common definition of EBITDA is “Earnings Before Interest Expense, Income Taxes, Depreciation and Amortization.” In evaluating financial performance, we use earnings before interest, income taxes, depreciation and amortization and minority interest, or Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitution for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net income and cash flow from operations:

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

Cash Flows from Operating Activities	$136,072	$88,917	$222,475	$196,173	$121,218
Income tax expense	41,312	31,646	65,762	51,779	39,706
Deferred income tax (expense) benefit	1,145	2,450	(6,177)	2,492	(6,502)
Interest expense	6,144	3,067	9,381	5,503	2,419
Minority interest in earnings, net of distributions	(3,408)	—	(1,406)	(165)	(300)
Provision for bad debts	(1,171)	(3,715)	(5,706)	(9,979)	(24,487)
Other	(860)	(680)	(1,264)	(815)	(385)
Changes in operating assets and liabilities, net of business acquisitions	(8,272)	15,313	4,218	(13,364)	40,881

EBITDA	$170,962	$136,998	$287,283	$231,624	$172,550
Minority interest	7,834	—	2,590	165	300
Interest income	(749)	(286)	(895)	(721)	(2,828)

Adjusted EBITDA	$178,047	$136,712	$288,978	$231,068	$170,022

(2)	Represents operating income as a percentage of revenue.

(3)	Represents net income as a percentage of revenue.

RISK FACTORS
       You should carefully consider the risks and uncertainties described below and other information contained and incorporated by reference in this prospectus supplement and accompanying prospectus before deciding to invest in our common stock. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also adversely affect our business, results of operations and financial condition. If any of these risks and uncertainties occurs, it could have a material adverse effect on our business, the trading price of our common stock could decline and you could lose all or part of your investment.
Risks Related to Our Business
If we are unable to integrate or achieve the objectives of our recent and future acquisitions, our overall business may suffer.
       Our business strategy depends on successfully integrating the recent acquisitions of the assets of the conferencing business of Sprint, which we acquired in June 2005; ECI, which we acquired in December 2004; Worldwide, which we acquired in August 2004; and any additional businesses we may acquire in the future. Acquiring additional businesses involves integration risks, including:

•	the diversion of management’s time and attention away from operating our business to acquisition and integration challenges;

•	the unanticipated loss of key employees of the acquired businesses;

•	the potential need to implement or remediate controls, procedures and policies appropriate for a larger public company at businesses that prior to the acquisition lacked these controls, procedures and policies;

•	the need to integrate each business’ accounting, information management, human resources, contract and intellectual property management and other administrative systems to permit effective management; and

•	our entry into markets or geographic areas where we may have limited or no experience.
       We may be unable to effectively integrate businesses we have acquired or may acquire in the future without encountering the difficulties described above. Failure to integrate these businesses effectively could adversely affect our business, results of operations and financial condition.
       In addition to this integration risk, our business, results of operations and financial condition could be adversely affected if we are unable to achieve the planned objectives of an acquisition. The inability to achieve our planned objectives could result from:

•	the financial underperformance of these acquisitions;

•	the loss of key clients of the acquired business; and

•	the occurrence of unanticipated liabilities or contingencies.
If we are unable to complete future acquisitions, our business strategy and stock price may be negatively affected.
       Our ability to identify and take advantage of attractive acquisition or other business development opportunities is an important component in implementing our overall business strategy. We may be unable to identify, finance or complete acquisitions or to do so at attractive valuations. To the extent that the trading price of our common stock reflects the market’s expectation that we will continue to complete strategic acquisitions, the price of our common stock may drop if we are unable to complete these acquisitions.

We may not be able to compete successfully in our highly competitive industries.
       We face significant competition in the markets in which we do business and expect that this competition will intensify. The principal competitive factors in our three business segments are technological expertise, service quality, capacity, industry-specific experience, range of service offerings, the ability to develop and implement customized products and services and the cost of services. In addition, we believe there has been an industry trend to move agent-based operations towards offshore sites. This movement could result in excess capacity in the United States, where most of our current capacity exists. The trend towards international expansion by foreign and domestic competitors and continuous technological changes may bring new and different competitors into our markets and may erode profits because of reduced prices. Our competitors’ products and services and pricing practices, as well as the timing and circumstances of the entry of additional competitors into our markets, could adversely affect our business, results of operations and financial condition.
       Our Communication Services segment’s business and growth depends in large part on the industry trend toward outsourcing. This trend may not continue, or may continue at a slower pace, as organizations may elect to perform these services themselves.
       Our Conferencing Services segment faces technological advances and consolidation which have contributed to pricing pressures. Competition in the web and video conferencing services arenas continues to develop as new vendors enter the marketplace and offer a broader range of conferencing solutions.
       Our Receivables Management segment operates in a highly competitive and fragmented industry. We compete with a wide range of purchasers of charged-off consumer receivables, third-party collection agencies, other financial service companies and credit originators and other owners of debt that fully manage their own charged-off consumer receivables. Some of these companies have substantially greater personnel and financial resources than we do. Furthermore, during the past year, some of our competitors have raised substantial amounts of capital, the proceeds from which may be used, at least in part, to fund expansion and to increase their purchases of charged-off portfolios. In addition, companies with greater financial resources than we have may elect in the future to enter the consumer debt collection business. Competitive pressures affect the availability and pricing of receivables portfolios as well as the availability and cost of qualified debt collectors.
       There are services in each of our business segments that are experiencing pricing declines. If we are unable to offset pricing declines through increased transaction volume and greater efficiency, our business, results of operations and financial condition could be adversely affected.
We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.
       The United States Congress, the Federal Communications Commission, which we refer to as the FCC, the Federal Trade Commission, which we refer to as the FTC, various states and other foreign jurisdictions have promulgated and enacted rules and laws that govern the methods and processes of making and completing telephone solicitations and sales and collecting of consumer debt. As a result, we may be subject to proceedings alleging violation of these rules and laws in the future. Additional rules and laws may require us to modify our operations or service offerings in order to meet our clients’ service requirements effectively, and these regulations may limit our activities or significantly increase the cost of regulatory compliance.
       We currently are not a provider of “telecommunications” under the Communications Act of 1934, as amended, which we refer to as the Communications Act. Therefore, we are not subject to common carrier regulation under Title II of the Communications Act and are not required to pay the various fees and charges, including universal service, to which providers of telecommunications are subject. If the FCC or other relevant governmental body determines that the services we provide are telecommunications, or Congress passes new legislation affecting our regulatory obligations, we might be subject to greater regulatory oversight and required to incur additional fees and charges with respect to our services.
       In addition, regulatory restrictions could adversely affect our business, results of operations and financial condition, including by reducing the volume of business that our clients outsource. Regulations regarding the use of technology, such as restrictions on automated dialers or the required transmittal of caller-identification information, may further reduce the efficiency or effectiveness of our operations. We cannot predict the impact that federal, state and foreign regulations may have on our business, results of operations or financial condition.
       Our clients are also subject to varying degrees of government regulation, particularly in the telecommunications, insurance and financial services industries. We also may be subject to a variety of enforcement or private actions for our clients’ non-compliance with these regulations. Increased interest in data privacy protections and information security obligations could impose additional regulatory pressure on our clients’ businesses and, indirectly, on our operations. These pressures could adversely affect our business, results of operations and financial condition if they reduce the demand for our services or expose us to potential liability.
Our ability to recover on our charged-off consumer receivables may be limited under federal and state laws.
       Federal and state consumer protection, privacy and related laws and regulations extensively regulate the relationship between debt collectors and debtors. Federal and state laws may limit our ability to recover on our charged-off consumer receivables regardless of any act or omission on our part. Some laws and regulations applicable to credit card issuers may preclude us from collecting on charged-off consumer receivables we purchase if the credit card issuer previously failed to comply with applicable laws in generating or servicing those receivables. Additional consumer protection and privacy protection laws may be enacted that would impose additional or more stringent requirements on the enforcement of and collection on consumer receivables.
       Any new laws, rules or regulations as well as existing consumer protection and privacy protection laws may adversely affect our ability to collect on our charged-off consumer receivable portfolios and adversely affect our business, results of operations and financial condition. In addition, federal and state governments are considering, and may consider in the future, other legislative proposals that would further regulate the collection of consumer receivables. Any failure to comply with any current or future laws applicable to us could limit our ability to collect on our charged-off consumer receivable portfolios, which could adversely affect our business, results of operations and financial condition.
Our business, results of operations and financial condition could be adversely affected if we are unable to maximize the use of our contact centers.
       Our profitability depends largely on how effectively we manage the use of our contact centers, which we refer to as capacity utilization. To the extent that we are not able to effectively utilize our contact centers, our business, results of operations and financial condition could be adversely affected.
       We also consider opening new contact centers in order to create the additional capacity necessary to accommodate new or expanded outsourcing projects. However, additional centers may result in idle capacity until any new or expanded program is fully implemented.
       In addition, if we lose significant clients, if clients’ call volumes decline or if significant contracts are not implemented as anticipated, our operating results are likely to be harmed to the extent that we are not able to manage our call center capacity utilization by reducing expenses proportionally or successfully negotiating contracts with new clients to generate additional revenues at comparable levels. As a result, we may not be able to achieve or maintain optimal contact center capacity in the future.
Increases in the cost of voice and data services or significant interruptions in these services could adversely affect our business, results of operations and financial condition.
       We depend on voice and data services provided by various telecommunications providers. Because of this dependence, any change to the telecommunications market that would disrupt these services or limit our ability to obtain services at favorable rates could adversely affect our business, results of operations and financial condition. We have taken steps to mitigate our exposure to the risks associated with rate fluctuations and service disruption by entering into long-term contracts. There is no obligation, however, for these vendors to renew their contracts with us or to offer the same or lower rates in the future, and these contracts are subject to termination or modification for various reasons outside of our control. An adverse change in the pricing of voice and data services that we are not able to recover through the price of our services, or any significant interruption in voice or data services, could adversely affect our business, results of operations and financial condition.
We depend on key personnel.
       Our success depends on the experience and continuing efforts and abilities of our management team and on the management teams of our operating subsidiaries. The loss of the services of one or more of these key employees could adversely affect our business, results of operations and financial condition.
Our inability to continue to attract and retain a sufficient number of qualified employees could adversely affect our business, results of operations and financial condition.
       A large portion of our operations require specially trained employees. From time to time, we must recruit and train qualified personnel at an accelerated rate in order to keep pace with our clients’ demands and our resulting need for specially trained employees. If we are not able to continue to hire, train and retain a sufficient labor force of qualified employees, our business, results of operations and financial condition could be adversely affected.
Increases in labor costs and turnover rates could adversely affect our business, results of operations and financial condition.
       Our Communication Services and Receivables Management segments are very labor intensive and experience high personnel turnover. Significant increases in the employee turnover rate could increase recruiting and training costs and decrease operating effectiveness and productivity. Moreover, many of our employees are hired on a part-time basis, and a significant portion of our costs consists of wages to hourly workers. As a result, increases in labor costs, costs of employee benefits or employment taxes could adversely affect our business, results of operations and financial condition.
Because we have operations in countries outside of the United States, we may be subject to political, economic and other conditions affecting these countries that could result in increased operating expenses and regulation.
       We operate or rely upon businesses in numerous countries outside the United States. We may expand into additional countries and regions. There are risks inherent in conducting business internationally, including: political and economic conditions, exposure to currency fluctuations, greater difficulties in accounts receivable collection, difficulties in staffing and managing foreign operations and potentially adverse tax consequences.

       If we cannot manage our international operations successfully, our business, results of operations and financial condition could be adversely affected.
A large portion of our revenues are generated from a limited number of clients, and the loss of one or more key clients would result in the loss of net revenues.
       Our 100 largest clients represented 63% of our total revenue in the six months ended June 30, 2005 and 69%, 77% and 89% of our total revenue in 2004, 2003 and 2002, respectively. One client, Cingular Wireless LLC, or Cingular, accounted for 12% of our total revenue in the six months ended June 30, 2005. Subject to advance notice requirements and a specified wind down of purchases, Cingular may terminate its contract with us with or without cause at any time. If we fail to retain a significant amount of business from Cingular or any of our other significant clients, our business, results of operations and financial condition could be adversely affected.
       We serve clients and industries that have experienced a significant level of consolidation in recent years. Additional consolidation could occur in which our clients could be acquired by companies that do not use our services. The loss of any significant client would result in a decrease in our revenues and could adversely affect our business, results of operations and financial condition.
The financial results of our Receivables Management segment depend on our ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts. If we are unable to do so, our business, results of operations and financial condition could be adversely affected.
       If we are unable to purchase charged-off consumer receivables from credit originators and other debt sellers on acceptable terms and in sufficient amounts, our business, results of operations and financial condition could be adversely affected. The availability of portfolios that generate an appropriate return on our investment depends on a number of factors both within and beyond our control, including:

•	competition from other buyers of consumer receivable portfolios;

•	continued sales of charged-off consumer receivable portfolios by credit originators;

•	continued growth in the number of industries selling charged-off consumer receivable portfolios; and

•	our ability to collect upon a sufficient percentage of accounts to satisfy our contractual obligations.
Because of the length of time involved in collecting charged-off consumer receivables on acquired portfolios and the volatility in the timing of our collections, we may not be able to identify trends and make changes in our purchasing strategies in a timely manner.
       In our Receivables Management segment, we entered into a number of forward-flow contracts during 2004. These contracts commit a third party to sell to us regularly, and commit us to purchase regularly, charged-off receivable portfolios for a fixed percentage of their face amount. Consequently, our business, results of operations and financial condition could be adversely affected if the fixed percentage price is higher than the market price we would have paid absent the forward flow commitment. We plan to enter into similar contracts in the future, depending on market conditions. To the extent new or existing competitors enter into similar forward-flow arrangements, the pool of portfolios available for purchase may be diminished.
Our contracts are generally not exclusive and generally do not provide revenue commitments.
       We seek to sign multi-year contracts with our clients. However, our contracts generally enable the clients to unilaterally terminate the contract or reduce transaction volumes upon written notice and without penalty. The terms of these contracts are often also subject to renegotiation at any time. In addition, most of our contracts are not exclusive and do not ensure that we will generate a minimum level of revenue. Many of our clients also retain multiple service providers with whom we must compete. As a result, the profitability of each client program may fluctuate, sometimes significantly, throughout the various stages of a program.
Our data and contact centers are exposed to emergency interruption.
       Our outsourcing operations depend on our ability to protect our data and contact centers against damage that may be caused by fire, natural disasters, power failure, telecommunications failures, computer viruses, failures of our software, acts of sabotage or terror and other emergencies. In the past, natural disasters such as hurricanes have provided significant employee dislocation and turnover in the areas impacted. If we experience temporary or permanent employee dislocation or interruption at one or more of our data or contact centers through casualty, operating malfunction or other acts, we may be unable to provide the services we are contractually obligated to deliver. As a result, we may experience a reduction in revenue or be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts. Any interruptions of this type could result in a prolonged interruption in our ability to provide our services to our clients, and our business interruption and property insurance may not adequately compensate us for any losses we may incur. These interruptions could adversely affect our business, financial condition and results of operations.
Acts of terrorism or war could adversely affect our business, results of operations and financial condition.
       Acts of terrorism or war could disrupt our operations. For example, our agent-based business may experience significant reductions in call volume during and following any significant terrorist event. These disruptions could also cause service interruptions or reduce the quality level of the services we provide, resulting in a reduction in our revenues. In addition, an economic downturn as a result of these activities could negatively impact the financial condition of our clients, which may cause our clients to delay or defer decisions to use our services or decide to use fewer of our services. As a result, war and terrorist attacks and any resulting economic downturn could adversely affect our business, results of operations and financial condition.
Security and privacy breaches of the systems we use to protect personal data could adversely affect our business, results of operations and financial condition.
       Our databases contain personal data of our clients’ customers, including credit card information. Any security or privacy breach of these databases could expose us to liability, increase our expenses relating to the resolution of these breaches and deter our clients from selecting our services. Our data security procedures may not effectively counter evolving security risks or address the security and privacy concerns of existing or potential clients. Any failures in our security and privacy measures could adversely affect our business, financial condition and results of operations.
We may not be able to adequately protect our proprietary information or technology.
       Our success is dependent upon our proprietary information and technology. We rely on a combination of copyright, trade secret and contract protection to establish and protect our proprietary rights in our information and technology. Third parties may infringe or misappropriate our patents, trademarks, trade names, trade secrets or other intellectual property rights, which could adversely affect our business, results of operations and financial condition, and litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. The steps we have taken to deter misappropriation of our proprietary information and technology or client data may not be sufficient to protect us, and we may not be able to prevent infringement of our intellectual property rights or misappropriation of our proprietary information. Any infringement or misappropriation could harm any competitive advantage we currently derive or may derive from our proprietary rights. In addition, because we operate in many foreign jurisdictions, we may not be able to protect our intellectual property in the foreign jurisdictions in which we operate or others.
Our technology and services may infringe upon the intellectual property rights of others.
       Third parties may assert claims against us alleging that we are violating or infringing upon their intellectual property rights. Any claims and any resulting litigation could subject us to significant liability for damages. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or reduce or modify our product and service offerings. In addition, litigation is time-consuming and expensive to defend and could result in the diversion of our time and resources. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims.
Our business depends on our ability to keep pace with our clients’ needs for rapid technological change and systems availability.
       Technology is a critical component of our business. We have invested in sophisticated and specialized computer and telephone technology and we anticipate that it will be necessary for us to continue to select, invest in and develop new and enhanced technology on a timely basis in the future in order to remain competitive. Our future success depends in part on our ability to continue to develop technology solutions that keep pace with evolving industry standards and changing client demands.
Gary L. West and Mary E. West have substantial control over us and will maintain the ability to control substantially all matters submitted to stockholders for approval.
       As of September 16, 2005, Gary L. West, our Chairman, and Mary E. West, the Vice Chair of our Board of Directors and Secretary, beneficially owned approximately 65% of our outstanding common stock. Following this offering, Mr. and Mrs. West will beneficially own approximately 52.9% of our outstanding common stock (or approximately 51.0% of our outstanding common stock if the underwriters exercise their option to purchase additional shares in full). As a result, Mr. and Mrs. West will have the ability to exert substantial influence or actual control over our management and affairs and over substantially all matters requiring action by our stockholders, including amendments to our restated certificate of incorporation and by-laws, the election and removal of directors, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. In addition, our restated certificate of incorporation and by-laws provide that our stockholders can act by means of a written consent without a meeting and without prior notice. Therefore, any stockholder or stockholders (including Mr. and Mrs. West) holding the requisite number of shares that would be necessary to take action at a stockholders’ meeting can take action without prior notice to the other stockholders and without a vote at a stockholders’ meeting. The interests of Mr. and Mrs. West may not coincide with the interests of our other stockholders. For instance, this concentration of ownership may have the effect of delaying or preventing a change in control otherwise favored by our other stockholders and could depress our stock price. Additionally, as a result of Mr. and Mrs. West’s significant ownership of our outstanding common stock, we have relied on the “controlled company” exemption from certain corporate governance requirements of the Nasdaq National Market Corporate Governance Rules, and therefore, our Board of Directors is not comprised of a majority of independent directors and we do not have a nominating committee. Accordingly, so long as we rely on that exemption, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq National Market Corporate Governance Rules.

Pending and future litigation may divert management time and attention and result in substantial costs of defense damages or settlement, which could adversely affect our business, results of operations and financial condition.
       We face uncertainties relating to the pending litigation described in “Business — Legal Proceedings” and we may not ultimately prevail or otherwise be able to satisfactorily resolve this litigation. In addition, other material suits by individuals or certified classes, claims, or investigations relating to the same or similar matters as those described in “Business — Legal Proceedings” or other aspects of our business, including our obligations to market additional products to our clients’ customers, which we refer to as upselling, may arise in the future. Regardless of the outcome of any of these lawsuits or any future actions, claims or investigations relating to the same or any other subject matter, we may incur substantial defense costs and these actions may cause a diversion of management time and attention. Also, we may be required to alter our business practices or pay substantial damages or settlement costs as a result of these proceedings, which could adversely affect our business, results of operations and financial condition.
Risks Related to this Offering and
Our Common Stock
This offering will result in a substantial amount of previously unregistered shares of our common stock being registered, which may depress the market price of our common stock.
       As of September 16, 2005, the number of outstanding shares of our common stock freely tradable on the Nasdaq National Market and not owned by the selling stockholders was approximately 23,611,698 shares. After giving effect to this offering, the number of freely tradable shares will increase to 32,311,698 shares (or 33,611,698 shares if the underwriters’ option to purchase additional shares is exercised in full). The sale of shares of common stock in this offering could depress the market price of our common stock.
Future sales of our common stock in the public market could lower our stock price.
       Sales of a substantial number of shares of common stock in the public market by our current stockholders, or the perception that substantial sales may occur, could cause the market price of our common stock to decrease significantly or make it difficult for us to raise additional capital by selling stock. Based upon shares outstanding as of September 16, 2005, we have, and upon completion of this offering will continue to have, 69,470,287 shares of common stock outstanding. All of the shares of our common stock sold in this offering will be freely tradable in the public market. Based upon shares outstanding as of September 16, 2005, approximately 37,158,589 shares of common stock following this offering will be restricted securities as defined in Rule 144 under the Securities Act of 1933, as amended. The selling stockholders have agreed to a 150-day lock-up, subject to limited exceptions, and we and our directors (other than Gary and Mary West, who are subject to the 150-day lock-up as selling stockholders) and certain of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, have agreed to a 90-day lock-up, subject to limited exceptions. However, Goldman, Sachs & Co., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. At the expiration of the 150-day and 90-day lock-up agreements described above, these 37,158,589 restricted securities may be sold into the public market in the future without registration under the Securities Act to the extent permitted under Rule 144. In addition, under the registration rights agreement we entered into with Gary L. West and Mary E. West, they have the right to require us to effect three additional registrations of their shares of common stock and they have “piggyback” registration rights whenever we propose to register our common stock under the Securities Act. In addition, we may issue additional shares of common stock in the future. Sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect the market price for our common stock, regardless of our operating performance. See “Shares Eligible for Future Sale.”
The trading of our common stock is characterized by low trading volume. The value of your investment may be subject to sudden decreases due to the volatility of the price of our common stock.
       The market price of our common stock has fluctuated significantly during the past several years and may continue to do so in the future. The volatility of our stock price is exacerbated by relatively low trading volumes. The market price of our common stock could be subject to significant fluctuations in response to various factors or events, including among other things:

•	the depth and liquidity of the trading market of the common stock;

•	quarterly variations in actual and anticipated operating results;

•	changes in estimates by analysts;

•	market conditions in the industries in which we compete;

•	announcements by competitors;

•	the loss of a significant client or a significant change in our relationships with a significant client;

•	regulatory and litigation developments; and

•	general economic conditions.
       These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the initial price to public. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.
We do not intend to pay dividends on our common stock for the foreseeable future.
       Since we have been a publicly traded company, we have never declared or paid any cash dividend on our common stock. In addition, the payment of cash dividends is restricted by the covenants in our credit facility and our synthetic lease. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. As a result, capital appreciation, if any, will be your sole source of gain on your investment for the foreseeable future.

FORWARD-LOOKING STATEMENTS
       This prospectus supplement contains forward-looking statements. These forward-looking statements include estimates regarding:

•	future growth or performance of the markets in which we operate;

•	revenue from our purchased portfolio receivables;

•	the adequacy of our available capital for future capital requirements;

•	our future contractual obligations;

•	our purchases of portfolio receivables;

•	our capital expenditures;

•	the amount of consumer debt outstanding;

•	the availability of charged-off receivable portfolios at acceptable terms for our purchase;

•	the impact of foreign currency fluctuations;

•	the impact of pending litigation;

•	the impact of changes in interest rates; and

•	the impact of changes in government regulation and related litigation.
       Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of these terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus supplement.
       All forward-looking statements included in this prospectus supplement and the documents incorporated by reference in this prospectus supplement are based on information available to us on the date hereof or, in the case of the documents incorporated by reference in this prospectus supplement, as of the date of that document. We assume no obligation to update any forward-looking statements.

USE OF PROCEEDS
       We will not receive any proceeds from the sale of the shares offered by Gary L. West and Mary E. West in this offering. All of the shares being offered in this offering are beneficially owned by the selling stockholders and they will receive all of the net proceeds from this offering.
PRICE RANGE OF COMMON STOCK
       Our common stock is traded on the Nasdaq National Market under the symbol “WSTC.” The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported on the Nasdaq National Market.

	High	Low

2003
First Quarter	$17.97	$13.17
Second Quarter	28.55	17.70
Third Quarter	27.90	22.45
Fourth Quarter	26.35	20.30
2004
First Quarter	26.15	22.15
Second Quarter	27.40	24.03
Third Quarter	29.95	23.34
Fourth Quarter	36.29	28.12
2005
First Quarter	35.65	31.18
Second Quarter	38.81	30.05
Third Quarter (through September 23, 2005)	41.98	37.09
       On September 23, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $38.03 per share. As of September 16, 2005, there were 69,470,287 shares of common stock outstanding and 60 holders of record of our common stock.
DIVIDEND POLICY
       No dividends have been declared with respect to our common stock since our initial public offering. We currently intend to use earnings to finance the growth and development of our business and do not anticipate paying dividends on our common stock in the foreseeable future. Any payment of dividends will be at the discretion of our Board of Directors and will depend upon earnings, financial condition, capital requirements, level of indebtedness, debt covenants, contractual restrictions with respect to payment of dividends and other factors.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
       The following tables present our selected consolidated statements of operations for the six months ended June 30, 2005 and 2004 and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, and our consolidated balance sheet data as of June 30, 2005 and 2004 and December 31, 2004, 2003, 2002, 2001 and 2000. The consolidated balance sheet data as of December 31, 2004 and 2003 and the consolidated statements of operations data for the years ended December 31, 2004, 2003 and 2002 have been derived from our consolidated financial statements included elsewhere in this prospectus supplement. The consolidated balance sheet data as of December 31, 2002, 2001 and 2000 and the consolidated statements of income data for the years ended December 31, 2001 and 2000 have been derived from our consolidated financial statements that are not included in this prospectus supplement. The consolidated financial data as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 were derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement. The consolidated balance sheet data as of June 30, 2004 have been derived from our unaudited condensed consolidated financial statements that are not included in this prospectus supplement. These unaudited condensed consolidated financial statements reflect all adjustments (all of which are normal recurring accruals) that are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim periods. Our results for the six months ended June 30, 2005 are not necessarily indicative of what our results will be for other interim periods or the full year ending December 31, 2005. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with our consolidated financial statements and the related notes thereto and our unaudited condensed consolidated financial statements and the related notes thereto included elsewhere and incorporated by reference in this prospectus supplement.

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands except for per share amounts)
Statement of Operations Data:
Revenue	$729,345	$573,052	$1,217,383	$988,341	$820,665	$780,159	$724,505
Cost of services	331,234	249,484	541,979	440,260	399,276	398,892	371,549
Selling, general and administrative expenses	272,927	235,831	487,513	404,972	314,886	260,426	243,573

Operating income	125,184	87,737	187,891	143,109	106,503	120,841	109,383
Other income (expense)	(5,040)	(1,909)	(6,368)	(3,289)	2,145	81	1,539

Income before income tax expense and minority interest	120,144	85,828	181,523	139,820	108,648	120,922	110,922
Income tax expense	41,312	31,646	65,762	51,779	39,706	44,633	40,663

Income before minority interest	78,832	54,182	115,761	88,041	68,942	76,289	70,259
Minority interest in net income of a consolidated subsidiary	7,834	—	2,590	165	300	503	—

Net income	$70,998	$54,182	$113,171	$87,876	$68,642	$75,786	$70,259

Earnings per share:
Basic	$1.04	$0.80	$1.67	$1.32	$1.04	$1.17	$1.10
Diluted	$1.00	$0.79	$1.63	$1.28	$1.01	$1.11	$1.03
Weighted average number of common shares outstanding:
Basic	68,513	67,356	67,643	66,495	65,823	64,895	64,043
Diluted	70,958	69,010	69,469	68,617	68,129	68,130	67,950

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands except for per share amounts)
Selected Operating Data:
EBITDA(1)	$170,962	$136,998	$287,283	$231,624	$172,550	$173,787	$159,196
Net cash flows from operating activities	$136,072	$88,917	$222,475	$196,173	$121,218	$101,784	$111,050
Net cash flows from investing activities	$(249,686)	$(30,807)	$(263,222)	$(475,461)	$(122,685)	$(39,461)	$(68,514)
Net cash flows from financing activities	$116,843	$(52,013)	$48,281	$166,765	$(12,126)	$(18,916)	$3,712
Operating margin(2)	17.2%	15.3%	15.4%	14.5%	13.0%	15.5%	15.1%
Net income margin(3)	9.7%	9.5%	9.3%	8.9%	8.4%	9.7%	9.7%
Number of workstations (at end of period)	16,871	14,007	15,776	13,231	14,230	11,675	10,147
Number of IVR ports (at end of period)	132,573	135,478	137,176	143,148	151,759	78,287	50,573
Balance Sheet Data (at end of period):
Working capital	$101,475	$100,402	$121,305	$80,793	$223,263	$235,180	$151,006
Property and equipment, net	228,575	217,200	223,110	234,650	213,641	202,671	197,178
Total assets	1,485,711	1,014,191	1,271,206	1,015,863	670,822	591,435	553,907
Total debt	370,772	137,500	258,498	192,000	29,647	30,271	41,355
Stockholders’ equity	$868,371	$713,950	$789,455	$656,238	$549,592	$468,159	$378,125

(1)	The common definition of EBITDA is “Earnings Before Interest Expense, Income Taxes, Depreciation and Amortization.” In evaluating financial performance, we use earnings before interest, income taxes, depreciation and amortization and minority interest, or Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitution for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net income and cash flow from operations:

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Cash Flows from Operating Activities	$136,072	$88,917	$222,475	$196,173	$121,218	$101,784	$111,050
Income tax expense	41,312	31,646	65,762	51,779	39,706	44,633	40,663
Deferred income tax (expense) benefit	1,145	2,450	(6,177)	2,492	(6,502)	486	803
Interest expense	6,144	3,067	9,381	5,503	2,419	3,015	3,107
Minority interest in earnings, net of distributions	(3,408)	—	(1,406)	(165)	(300)	(503)	—
Provision for bad debts	(1,171)	(3,715)	(5,706)	(9,979)	(24,487)	(1,857)	(9,723)
Other	(860)	(680)	(1,264)	(815)	(385)	(3,305)	(723)
Changes in operating assets and liabilities, net of business acquisitions	(8,272)	15,313	4,218	(13,364)	40,881	29,534	14,019

EBITDA	$170,962	$136,998	$287,283	$231,624	$172,550	$173,787	$159,196
Minority interest	7,834	—	2,590	165	300	503	—
Interest income	(749)	(286)	(895)	(721)	(2,828)	(4,694)	(4,440)

Adjusted EBITDA	$178,047	$136,712	$288,978	$231,068	$170,022	$169,596	$154,756

(2)	Represents operating income as a percentage of revenue.

(3)	Represents net income as a percentage of revenue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
       This section contains forward-looking statements that involve risks and uncertainties. Our actual results could differ substantially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements beginning on page F-1 of this prospectus supplement.
Overview
       We provide business process outsourcing services in three segments:

•	communication services, including dedicated agent, shared agent, automated and business-to-business services;

•	conferencing services, including reservationless, operator-assisted, web and video conferencing; and

•	receivables management, including contingent/third-party, government, first-party and commercial collections, and the purchase of portfolios of receivables for collection.
       Each of these services builds upon our core competencies of managing technology, telephony and human capital. Many of the nation’s leading enterprises trust us to manage their customer contacts and communications. These enterprises choose us based on our service quality and our ability to efficiently and cost-effectively process high volume, complex voice transactions.
Recent Key Events
       The following overview highlights the areas we believe are important in understanding our results of operations for the six months ended June 30, 2005 and for the years ended December 31, 2004, 2003 and 2002. This summary is not intended as a substitute for the detail provided elsewhere in this prospectus supplement, the accompanying prospectus, and in our consolidated financial statements or our condensed consolidated financial statements and notes thereto included elsewhere in this prospectus supplement.

•	On June 3, 2005, we acquired the assets of the conferencing business of Sprint. We purchased these assets for a purchase price of $207 million in cash. We funded the acquisition with cash on hand and our existing bank credit facility. In connection with the closing of the acquisition, we and Sprint entered into, among other arrangements, (i) a strategic alliance to jointly market and sell conferencing services and (ii) a telecommunications agreement through which we will purchase telecommunications services from Sprint. The results of operations from this acquisition of the assets of the conferencing business of Sprint have been consolidated with our operating results since the acquisition date on June 3, 2005.

•	On December 1, 2004, we acquired ECI, a provider of conferencing services, for approximately $55 million. ECI is being integrated into our Conferencing Services segment, but will maintain its separate brand and market presence. The results of operations of ECI have been consolidated with our operating results since the acquisition date on December 1, 2004.

•	On November 15, 2004, we amended our bank credit facility. The amendments to the bank credit facility:

•	terminated the previously outstanding $200 million term loan;

•	increased the revolving credit available to us from $250 million to $400 million;

•	reduced the minimum and maximum interest rates;

•	reduced the minimum and maximum commitment fees;

•	released the previously granted security interest; and

•	amended certain negative covenants to provide us with more operating flexibility.

•	On August 1, 2004, we acquired 100% of the equity interests of Worldwide, a purchaser and collector of delinquent accounts receivable portfolios from consumer credit originators, for $133.4 million in cash, net of cash received of $10.6 million and assumed debt and other liabilities of $49.0 million. The acquisition was funded with a combination of cash on hand and borrowings under our existing bank credit facility. Worldwide’s primary areas of operations include purchasing and collecting charged-off consumer debt, governmental collections and contingent/third-party collections. The results of operations of Worldwide have been consolidated with our operating results since the acquisition date on August 1, 2004.

•	Beginning in the third quarter of 2004, we began reporting results in three segments: Communication Services, Conferencing Services and Receivables Management. Prior to that, we reported in two segments: Communication Services and Conferencing Services. Prior period segment disclosures have been reclassified to reflect these changes.
Results of Operations
       The following table sets forth our Consolidated Statement of Operations Data as a percentage of revenue for the periods indicated:

	Six Months
	Ended		Year Ended
	June 30,		December 31,

	2005	2004	2004	2003	2002

Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of services	45.4	43.5	44.6	44.5	48.6
Selling, general and administrative expenses	37.4	41.2	40.0	41.0	38.4
Operating income	17.2	15.3	15.4	14.5	13.0
Other Income (expense)	(0.7)	(0.3)	(0.5)	(0.4)	0.2
Income before income tax expense and minority interest	16.5	15.0	14.9	14.1	13.2
Income tax expense	5.7	5.5	5.4	5.2	4.8
Minority interest	1.1	—	0.2	—	—

Net Income	9.7%	9.5%	9.3%	8.9%	8.4%

Revenue:
       For the six months ended June 30, 2005, revenue increased $156.3 million, or 27.3%, to $729.3 million from $573.1 million for the comparable period in 2004. The increase in revenue included $111.6 million from the acquisitions of Worldwide, ECI and Sprint conferencing.
       Revenue increased $229.0 million, or 23.2%, to $1,217.3 million in 2004 and increased $167.6 million, or 20.4%, to $988.3 million in 2003. $165.3 million and $187.3 million of these increases were derived from acquisitions in 2004 and 2003, respectively. The overall revenue increase in 2003 was partially offset by lower call volumes in certain services in the Communication Services segment.
       For the six months ended June 30, 2005, our top 50 clients represented 56% of our total revenue. This compares to 65% for the comparable period in 2004. For the six months ended

June 30, 2005, one client, Cingular, accounted for 12% of our total revenue. During the six months ended June 30, 2004, Cingular accounted for 8% of our total revenue. During the six months ended June 30, 2004, one client, AT&T, accounted for 10% of our total revenue.
       During 2004, our top 100 clients represented 69% of revenues compared to 77% and 89% for 2003 and 2002, respectively. This reduced concentration is due to our acquisitions in 2004 and 2003 and to reduced revenue from AT&T as a result of a reduction in outbound calling and changing market conditions. Revenue from our largest 100 clients included $28.5 million, $10.4 million and $28.4 million of revenue derived from new clients in 2004, 2003 and 2002, respectively. AT&T accounted for 9% of total revenue for 2004 compared to 15% and 19% of our total revenue for the years 2003 and 2002, respectively.
Revenue by Business Segment:

	For the Six Months Ended June 30,

	2005		2004

		% of		% of		%
	Revenue	Revenue	Revenue	Revenue	Change	Change

In thousands:
Communication Services	$430,526	59.0%	$400,864	69.9%	$29,662	7.4%
Conferencing Services	192,124	26.3%	152,089	26.5%	40,035	26.3%
Receivables Management	108,960	14.9%	20,613	3.6%	88,347	428.6%
Intersegment eliminations	(2,265)	(0.3)%	(514)	(0.1)%	(1,751)	340.7%

Total	$729,345	100%	$573,052	100%	$156,293	27.3%

	For the Year Ended December 31,

	2004		2003				2002

		% of		% of		%		% of		%
	Revenue	Revenue	Revenue	Revenue	Change	Change	Revenue	Revenue	Change	Change

In thousands:
Communication Services	$817,718	67.2%	$794,043	80.3%	$23,675	3.0%	$808,276	98.5%	$(14,233)	(1.8)%
Conferencing Services	302,469	24.8%	160,796	16.3%	141,673	88.1%	n/a	n/a	160,796	n/a
Receivables Management	99,411	8.2%	34,134	3.5%	65,277	191.2%	12,389	1.5%	21,745	175.5%
Intersegment eliminations	(2,215)	(0.2)%	(632)	(0.1)%	(1,583)	250.5%	n/a	n/a	(632)	n/a

Total	$1,217,383	100.0%	$988,341	100.0%	$229,042	23.2%	$820,665	100.0%	$167,676	20.4%

       Communication Services. For the six months ended June 30, 2005, Communication Services revenue increased $29.7 million, or 7.4%, to $430.5 million, from $400.9 million for the comparable period in 2004. The increase in revenue is primarily due to growth in our inbound dedicated and shared agent business.
       The revenue increase of $23.7 million, or 3.0%, to $817.7 million in 2004, from $794.0 million in 2003, was offset by a decline in outbound consumer revenue of $46.1 million due to a planned reduction in outbound consumer calling and by a decrease of $35.1 million in automated services revenue due largely to a reduction in volume of prepaid calling services. The primary impact of our planned reduction in outbound consumer calling has been realized; however, we are considering further reductions depending on market conditions. The net increase in revenues is primarily due to growth in our inbound dedicated agent business.
       Conferencing Services. For the six months ended June 30, 2005, conferencing services revenue increased $40.0 million, or 26.3%, to $192.1 million, from $152.1 million for the comparable period in 2004. The increase in revenue included $27.9 million from the acquisition of ECI and Sprint’s conferencing assets, which we acquired on December 1, 2004 and June 3, 2005, respectively.
       The increase in revenue of $141.7 million, or 88.1%, to $302.5 million in 2004, from $160.8 million in 2003, included $106.3 million from the full year impact of the 2003 acquisitions of InterCall and ConferenceCall.com, which were acquired on May 9, 2003 and November 1, 2003, respectively, and the acquisition of ECI which occurred on December 1, 2004. Since we entered the conferencing services business, the average rate per minute has declined while total minutes have increased. This is consistent with the industry trend of declining rates offset by increasing minute volumes. We expect this trend to continue for the foreseeable future.
       Receivables Management. For the six months ended June 30, 2005, revenue increased $88.4 million, or 428.6%, to $109.0 million, from $20.6 million for the comparable period in 2004. The increase in revenue included $83.8 million from the acquisition of Worldwide. Sales of portfolio receivables, net of related amortization and putback reserves, resulted in net revenue of $3.6 million during the six months ended June 30, 2005.
       Revenue increased $65.3 million, or 191.2%, to $99.4 million in 2004, from $34.1 million in 2003. The 2004 revenue includes Worldwide revenue of $56.4 million since its acquisition on August 1, 2004. Sales of portfolio receivables during the year ended December 31, 2004 resulted in net revenue of $2.4 million.
       Revenue in 2003 represents a full year of operation for Attention. The 2002 revenue represented Attention’s revenue from the date of acquisition, August 1, 2002.
Cost of Services:
       Cost of services consists of direct labor, sales commissions, telephone expense and other costs directly related to providing services to clients. For the six months ended June 30, 2005, cost of services increased $81.8 million, or 32.8%, to $331.2 million, from $249.5 million for the comparable period in 2004. As a percentage of revenue, cost of services increased to 45.4% for the six months ended June 30, 2005, compared to 43.5% for the comparable period in 2004. The increase in cost of services as a percentage of revenue during the six months ended June 30, 2005 is primarily attributable to the acquisition of Worldwide, which historically has a higher percentage of direct costs to revenue than our other businesses.
       Cost of services in 2004 increased $101.7 million, or 23.1%, to $542.0 million, from $440.3 million in 2003. The acquisitions of InterCall, ConferenceCall.com, Worldwide and ECI increased cost of services by $55.2 million. As a percentage of revenue, cost of services was stable at 44.5% for 2004 and 2003.
       Cost of services in 2003 increased $41.0 million, or 10.3%, to $440.3 million, from $399.3 million in 2002. As a percentage of revenue, cost of services decreased to 44.5% for 2003, compared to 48.7% in 2002. This reduction was primarily due to the acquisition of InterCall, which historically has had a lower percentage of direct costs to revenue than our Communication Services segment.

Cost of Services by Business Segment:

	For the Six Months Ended June 30,

	2005		2004

		% of		% of		%
	Revenue	Revenue	Revenue	Revenue	Change	Change

In thousands:
Communication Services	$212,337	49.3%	$191,500	47.8%	$20,837	10.9%
Conferencing Services	64,903	33.8%	47,943	31.5%	16,960	35.4%
Receivables Management	55,898	51.3%	10,400	50.5%	45,498	437.5%
Intersegment eliminations	(1,904)	n/a	(359)	n/a	(1,545)	n/a

Total	$331,234	45.4%	$249,484	43.5%	$81,750	32.8%

	For the Year Ended December 31,

	2004		2003				2002

		% of		% of		%		% of		%
	Revenue	Revenue	Revenue	Revenue	Change	Change	Revenue	Revenue	Change	Change

In thousands:
Communication Services	$396,979	48.5%	$372,332	46.9%	$24,647	6.6%	$391,814	48.5%	$(19,482)	(5.0)%
Conferencing Services	96,100	31.8%	48,825	30.4%	47,275	96.8%	n/a	n/a	48,825	n/a
Receivables Management	50,649	50.9%	19,695	57.7%	30,954	157.2%	7,462	60.2%	12,233	163.9%
Intersegment eliminations	(1,749)	79.0%	(592)	93.7%	(1,157)	195.4%	n/a	n/a	(592)	n/a

Total	$541,979	44.6%	$440,260	44.5%	$101,719	23.1%	$399,276	48.7%	$40,984	10.3%

       Communication Services. For the six months ended June 30, 2005, cost of services increased $20.8 million, or 10.9%, to $212.3 million, from $191.5 million for the comparable period in 2004. As a percentage of this segment’s revenue, cost of services increased to 49.3% for the six months ended June 30, 2005, compared to 47.8% for the comparable period in 2004. This increase is partially attributed to the growth in our inbound dedicated agent business, which has a higher cost of services as a percentage of revenues, and to a reduction in prepaid calling card revenue, which has a lower cost of services as a percentage of revenue.
       Cost of services in 2004 increased $24.6 million, or 6.6%, to $397.0 million, from $372.3 million in 2003. The increase is primarily due to higher labor costs associated with the increase in revenue. As a percentage of this segment’s revenue, cost of services increased to 48.5% in 2004, compared to 46.9% in 2003. This increase was due in part to the costs incurred in connection with the opening of two new contact centers in Niles, Ohio and in Makati City, Philippines in 2004 and to the transition costs incurred in connection with the conversion of two outbound contact centers and approximately 800 workstations to the inbound dedicated agent business.
       Cost of services in 2003 decreased $19.5 million, or 5.0%, to $372.3 million, from $391.8 million in 2002. As a percentage of revenue, cost of services decreased to 46.9% for 2003, compared to 48.5% in 2002. The decrease in cost of services as a percentage of revenue can be attributed primarily to continued control of variable labor costs, a greater percentage of call volumes of certain services that traditionally have a lower direct cost as a percentage of revenue than other Communication Services operations and the joint exiting with AT&T of the pay-per-call services provided by the segment during 2002, which had higher direct costs as a percentage of revenue than other product offerings. In 2003, the segment incurred a $3.0 million charge related to the sale of one outbound contact center and the closing of three other outbound contact centers. Similarly, in 2002, the segment had incurred a $2.5 million charge related to the closing of several outbound contact centers.

Conferencing Services. For the six months ended June 30, 2005, cost of services increased $17.0 million, or 35.4%, to $64.9 million, from $47.9 million for the comparable period in 2004. As a percentage of this segment’s revenue, cost of services increased to 33.8% for the six months ended June 30, 2005, compared to 31.5% for the comparable period in 2004. The increase in cost of services included $9.9 million from the acquisitions of ECI and Sprint’s conferencing assets, which we acquired on December 1, 2004 and June 3, 2005, respectively.
       Cost of services in 2004 increased $47.3 million, or 96.8%, to $96.1 million, from $48.8 million in 2003. The cost of services in 2003 represents a partial year only, as InterCall and ConferenceCall.com were acquired on May 9, 2003 and November 1, 2003, respectively. As a percentage of this segment’s revenue, cost of services increased to 31.8% in 2004, compared to 30.4% for the comparable period in 2003.
       Receivables Management. For the six months ended June 30, 2005, cost of services increased $45.5 million, or 437.5%, to $55.9 million, from $10.4 million for the comparable period in 2004. As a percentage of this segment’s revenue, cost of services increased to 51.3% for the six months ended June 30, 2005, compared to 50.5% for the comparable period in 2004. This increase is due to a business mix change related to debt purchasing, which has a higher cost of service.
       Cost of services in 2004 increased $31.0 million, or 157.2%, to $50.6 million, from $19.7 million in 2003. The cost of services in 2004 includes Worldwide since our acquisition of the business on August 1, 2004. As a percentage of this segment’s revenue, cost of services decreased to 50.9% in 2004, compared to 57.7% for the comparable period in 2003. This reduction as a percentage of revenue is due to the acquisition of Worldwide, which had a lower percentage of cost of services to revenue than did Attention during this period.
       Cost of services in 2003 increased $12.2 million, or 163.9%, to $19.7 million, from $7.5 million in 2002. This represents a full year of operation for Attention. The 2002 cost of services represented Attention’s cost of services from the date of acquisition, August 1, 2002.
Selling, General and Administrative Expenses, or SG&A:
       For the six months ended June 30, 2005, SG&A expenses increased $37.1 million, or 15.7%, to $272.9 million, from $235.8 million for the comparable period in 2004. As a percentage of revenue, SG&A expenses decreased to 37.4% for the six months ended June 30, 2005, compared to 41.2% for the comparable period in 2004.
       SG&A expenses increased $82.5 million, or 20.4%, to $487.5 million in 2004, from $405.0 million in 2003. The acquisitions of InterCall, ConferenceCall.com, Worldwide and ECI increased SG&A expense by $62.1 million. As a percentage of revenue, SG&A expenses decreased to 40.0% in 2004, compared to 41.0% in 2003. This decrease is partially attributed to the acquisition of Worldwide, which historically had a lower percentage of SG&A to revenue than our previously consolidated entities. This decrease as a percentage of revenue was accomplished despite an increase in depreciation of $6.4 million and amortization of $7.3 million in 2004.
       SG&A expenses increased $90.1 million, or 28.6%, to $405.0 million in 2003, from $314.9 million in 2002. The acquisition of InterCall and ConferenceCall.com increased SG&A expense by $78.8 million. As a percentage of revenue, SG&A expenses increased to 41.0% in 2003, compared to 38.4% in 2002. This increase is partially attributed to increases in depreciation of $16.7 million and amortization of $7.9 million for 2003. Salaries and benefits in the Communication Services segment increased $10.5 million, or 6.6%, in 2003. Partially offsetting the increase in SG&A for 2003 was a $14.5 million reduction of bad debt expense to $10.0 million in 2003.

Selling, General and Administrative Expenses by Business Segment:

	For the Six Months Ended June 30,

	2005		2004

		% of		% of		%
	Revenue	Revenue	Revenue	Revenue	Change	Change

In thousands:
Communication Services	$158,132	36.7%	$157,193	39.2%	$939	0.6%
Conferencing Services	82,307	42.8%	68,910	45.3%	13,397	19.4%
Receivables Management	32,849	30.1%	9,883	47.9%	22,966	232.4%
Intersegment eliminations	(361)	n/a	(155)	n/a	(206)	n/a

Total	$272,927	37.4%	$235,831	41.2%	$37,096	15.7%

	For the Year Ended December 31,

	2004		2003				2002

		% of		% of		%		% of		%
	Revenue	Revenue	Revenue	Revenue	Change	Change	Revenue	Revenue	Change	Change

In thousands:
Communication Services	$315,101	38.5%	$311,730	39.3%	$3,371	1.1%	$310,962	38.5%	$768	0.2%
Conferencing Services	139,105	46.0%	78,791	49.0%	60,314	76.5%	n/a	n/a	78,791	n/a
Receivables Management	33,773	34.0%	14,491	42.5%	19,282	133.1%	3,924	31.7%	10,567	269.3%
Intersegment eliminations	(466)	21.0%	(40)	6.3%	(426)	1,065.0%	n/a	n/a	(40)	n/a

Total	$487,513	40.0%	$404,972	41.0%	$82,541	20.4%	$314,886	38.4%	$90,086	28.6%

       Communication Services. For the six months ended June 30, 2005, SG&A expenses increased $0.9 million, or 0.6%, to $158.1 million, from $157.2 million for the comparable period in 2004. As a percentage of this segment’s revenue, SG&A expenses decreased to 36.7% for the six months ended June 30, 2005 compared to 39.2% for the comparable period in 2004. The impact of supporting increased revenues with a relatively low increase in SG&A expenses and a reduction in depreciation expense of $1.9 million for the six months ended June 30, 2005 caused the lower SG&A as a percentage of revenue.
       SG&A expenses increased $3.4 million, or 1.1%, to $315.1 million in 2004, from $311.7 million in 2003. The conversion of workstations from outbound to inbound discussed under cost of services increased SG&A expenses as a percentage of revenue. Also, during 2004, site expansion activities took place in seven domestic contact centers and three international contact centers contributing to increases in SG&A and capital expenditures. As a percentage of this segment’s revenue, however, SG&A expenses decreased to 38.5% in 2004 compared to 39.3% in 2003. This reduction was partially due to lower bad debt expense, which decreased to $3.2 million in 2004 compared to $8.8 million in 2003.
       SG&A expenses increased by $0.7 million, or 0.2%, to $311.7 million in 2003, from $311.0 million in 2002. As a percentage of revenue, SG&A expenses increased to 39.3% in 2003, compared to 38.5% in 2002. Offsetting this increase was a reduction in bad debt expense of $15.6 million to $8.9 million for 2003 from $24.5 million for 2002. This reduction in bad debt expense was due to improvements in the quality of our accounts and notes receivable. The 2002 bad debt expense was primarily related to the pay-per-call business, which we jointly exited with AT&T in 2002.
       Conferencing Services. For the six months ended June 30, 2005, SG&A increased $13.4 million, or 19.4%, to $82.3 million, from $68.9 million for the comparable period in 2004. The increase in SG&A for the six months ended June 30, 2005 included $11.0 million from the acquisition of ECI and Sprint’s conferencing assets on December 1, 2004 and June 3, 2005, respectively. As a percentage of this segment’s revenue, conferencing services’ SG&A expenses decreased to 42.8% for the six months ended June 30, 2005 compared to 45.3% for the comparable period in 2004. The decline in SG&A as a percentage of revenue is partially due to synergies achieved with the acquisitions of ECI and Sprint’s conferencing assets as well as the spreading of these costs over a larger revenue base.
       SG&A expenses in 2004 increased $60.3 million, or 76.5%, to $139.1 million, from $78.8 million in 2003. SG&A expenses in 2003 represent a partial year as InterCall and ConferenceCall.com were acquired on May 9, 2003 and November 1, 2003, respectively. As a percentage of this segment’s revenue, SG&A expenses decreased to 46.0% in 2004 compared to 49.0% in 2003. The decline in SG&A as a percentage of revenue is partially due to synergies achieved with the acquisition of ConferenceCall.com.
       Receivables Management. For the six months ended June 30, 2005, SG&A expenses increased $23.0 million, or 232.4%, to $32.8 million, from $9.9 million for the comparable period in 2004. As a percentage of this segment’s revenue, receivables management SG&A decreased to 30.1% for the six months ended June 30, 2005, compared to 47.9% for the comparable period in 2004. This change is due to a business mix change related to the addition of debt purchasing as a result of the Worldwide acquisition. SG&A for the six months ended June 30, 2005 includes Worldwide, acquired on August 1, 2004.
       SG&A expenses increased $19.3 million, or 133.1%, to $33.8 million in 2004, from $14.5 million in 2003. SG&A expenses in 2004 include Worldwide since our acquisition of the business on August 1, 2004. As a percentage of this segment’s revenue, SG&A expenses decreased to 34.0% in 2004, compared to 42.5% in 2003. This reduction as a percentage of revenue is due to our acquisition of Worldwide, which historically had a lower percentage of SG&A to revenue than did Attention as well as the ability to spread these expenses over a larger revenue base.
       SG&A expenses in 2003 increased $10.6 million, or 269.3%, to $14.5 million, from $4.0 million in 2002. This represents a full year of operation for Attention. The 2002 Receivables Management SG&A expenses represented Attention’s SG&A expenses from the date of acquisition, August 1, 2002.
Operating Income:
       For the six months ended June 30, 2005, operating income increased $37.5 million, or 42.7%, to $125.2 million, from $87.7 million for the comparable period in 2004. As a percentage of revenue, operating income increased to 17.2% for the six months ended June 30, 2005, compared to 15.3% for the corresponding period in 2004. The increase in operating income and net income was driven by increased revenue as well as successful control of SG&A costs and the spreading of the fixed cost infrastructure over an increased revenue base.
       Operating income increased $44.8 million, or 31.3%, to $187.9 million in 2004, from $143.1 million in 2003 and by $36.6 million, or 34.4%, to $143.1 million in 2003, from $106.5 million in 2002. As a percentage of revenue, operating income increased to 15.4% in 2004 compared to 14.5% in 2003 and 13% in 2002.

Operating Income by Business Segment:

	For the Six Months Ended June 30,

	2005		2004

		% of		% of		%
	Revenue	Revenue	Revenue	Revenue	Change	Change

In thousands:
Communication Services	$60,057	13.9%	$52,172	13.0%	$7,885	15.1%
Conferencing Services	44,913	23.4%	35,236	23.2%	9,677	27.5%
Receivables Management	20,214	18.6%	329	1.6%	19,885	*

Total	$125,184	17.2%	$87,737	15.3%	$37,447	42.7%

	For the Year Ended December 31,

	2004		2003				2002

		% of		% of		%		% of		%
	Revenue	Revenue	Revenue	Revenue	Change	Change	Revenue	Revenue	Change	Change

In thousands:
Communication Services	$105,638	12.9%	$109,981	13.9%	$(4,343)	(3.9)%	$105,500	13.1%	$4,481	4.2%
Conferencing Services	67,264	22.2%	33,180	20.6%	34,084	102.7%	n/a	n/a	33,180	n/a
Receivables Management	14,989	15.1%	(52)	(0.2)%	15,041	—	1,003	8.1%	(1,055)	(105.2)%

Total	$187,891	15.4%	$143,109	14.5%	$44,782	31.3%	$106,503	13.0%	$36,606	34.4%

*	Not comparable due to our acquisition of Worldwide in August 2004.
       Communication Services. For the six months ended June 30, 2005, operating income increased $7.9 million, or 15.1%, to $60.1 million, from $52.2 million for the comparable period in 2004. As a percentage of this segment’s revenue, operating income increased to 13.9% for the six months ended June 30, 2005, compared to 13.0% for the comparable period in 2004. Significant reasons for the improved operating income as a percentage of revenue were a reduction in SG&A expenses as a percentage of revenue and the additional operating income of approximately $4.0 million related to settlement of a contractual relationship and other non-recurring items.
       Operating income decreased $4.4 million, or 3.9%, to $105.6 million in 2004, from $110.0 million in 2003 and increased $4.5 million, or 4.2%, to $110.0 million in 2003, from $105.5 million in 2002. As a percentage of this segment’s revenue, operating income decreased to 12.9% in 2004 compared to 13.9% in 2003.
       Conferencing Services. For the six months ended June 30, 2005, operating income increased $9.7 million, or 27.5%, to $44.9 million from $35.2 million for the comparable period in 2004. The increase in operating income for the six months ended June 30, 2005 included $7.0 million from the acquisitions of ECI and Sprint’s conferencing assets. As a percentage of this segment’s revenue, operating income increased to 23.4% for the six months ended June 30, 2005, compared to 23.2% for the corresponding period in 2004.
       Operating income increased $34.1 million, or 102.7%, to $67.3 million in 2004, from $33.2 million in 2003. Operating income for 2003 represents a partial year only, as InterCall and ConferenceCall.com were acquired on May 9, 2003 and November 1, 2003, respectively. As a percentage of this segment’s revenue, operating income increased to 22.2% in 2004, compared to 20.6% in 2003.
       Receivables Management. Operating income for the six months ended June 30, 2005 increased sixtyfold, by $19.9 million, to $20.2 million, from $0.3 million for the comparable period in 2004. As a percentage of this segment’s revenue, operating income increased to 18.6% for the six months ended June 30, 2005, compared to 1.6% for the comparable period in 2004. The 2005 operating income includes Worldwide, acquired on August 1, 2004.
       Operating income increased by $15.0 million to $15.0 million in 2004, compared to an operating loss of $0.05 million in 2003. The 2004 operating income includes Worldwide since its acquisition on August 1, 2004. As a percentage of this segment’s revenue, operating income increased to 15.1% in 2004, compared to an operating loss representing 0.2% of the segment’s revenue in 2003. The 2002 operating income represented Attention’s operating income from the date of acquisition, August 1, 2002.
Other Income (Expense):
       Other income (expense) includes interest expense from short-term and long-term borrowings under credit facilities and portfolio notes payable, interest income from short-term investments and sub-lease rental income. Other expense for the six months ended June 30, 2005 was $5.0 million compared to $1.9 million for the six months ended June 30, 2004. The change in other expense for the six months ended June 30, 2005 is primarily due to interest expense on the debt incurred for the acquisitions of Worldwide on August 1, 2004, ECI on December 1, 2004, and Sprint’s conferencing assets on June 3, 2005, as well as interest expense on portfolio notes payable, together with rising interest rates.
       Other expense in 2004 was $6.4 million compared to $3.3 million in 2003. The change in other expense in 2004 is primarily due to interest expense on increased outstanding debt incurred for acquisitions and interest expense on portfolio notes payable.
       Other expense totaled $3.3 million in 2003 compared to other income of $2.1 million in 2002. The change is primarily due to interest expense of $4.8 million on the debt incurred for the acquisitions of InterCall and ConferenceCall.com. Interest expense in 2003 totaled $5.5 million compared to $2.4 million in 2002. Interest income was $0.7 million in 2003 compared to $2.8 million in 2002. The change in interest income is primarily due to lower average cash balances and lower average interest rates during 2003.
Minority Interest:
       Effective September 30, 2004, one of our portfolio receivable lenders, CFSC Capital Corp. XXXIV, exchanged its rights to share profits in certain portfolio receivables for an approximate 30% minority interest in one of our subsidiaries, Worldwide Asset Purchasing, which we refer to as WAP. We became a party to the CFSC Capital Corp. relationship as a result of the Worldwide acquisition. The minority interest in the earnings of WAP was $7.8 million for the six months ended June 30, 2005 and $2.6 million for the year ended December 31, 2004.
Net Income:
       Net income for the six months ended June 30, 2005 increased by $16.8 million, or 31.0%, to $71.0 million, compared to $54.2 million for the corresponding period in 2004. Net income includes a provision for income tax expense at an effective rate of approximately 36.8% for the six months ended June 30, 2005 and approximately 36.9% for the comparable period in 2004.
       Net income increased $25.3 million, or 28.8%, to $113.2 million in 2004. Net income increased $19.3 million, or 28.0%, to $87.9 million in 2003. Diluted earnings per share were $1.63 in 2004, compared to $1.28 in 2003 and $1.01 in 2002. Net income includes a provision for income tax expense at an effective rate of approximately 36.8% for 2004, 37.0% in 2003 and 36.6% in 2002.

Liquidity and Capital Resources
       The following table summarizes our cash flows by category for the periods presented (in thousands):

	For the Six Months Ended June 30,				For the Years Ended December 31,

	2005	2004	Change	% Change	2004	2003	Change	% Change

Net cash flows from operating activities	$136,072	$88,917	$47,155	53.0%	$222,475	$196,173	$26,302	13.4%
Net cash flows from investing activities	$(249,686)	$(30,807)	$(218,879)	710.5%	$(263,222)	$(475,461)	$212,239	(44.6)%
Net cash flows from financing activities	$116,843	$(52,013)	$168,856	—	$48,281	$166,765	$(118,484)	(71.0)%
       Our primary cash requirements include the funding of operating expenses, acquisitions, tax payments, capital expenditures, including the purchase of property and equipment, purchase of portfolio receivables, interest payments and the repayment of principal on debt. We believe that our cash flows from operations, together with existing cash and cash equivalents and available borrowings under our bank credit facility, will be adequate to meet our capital requirements for at least the next 12 months.
       Our primary source of liquidity has been cash flows from operations, supplemented by borrowings under our revolving bank credit facility and specialized credit facilities for the purchase of receivable portfolios.
       Net cash flows from operating activities increased $47.2 million, or 53.0%, to $136.1 million for the six months ended June 30, 2005, compared to net cash flows from operating activities of $88.9 million for the comparable period in 2004. The increase in net cash flows from operating activities is due primarily to an increase in net income and income taxes payable. Depreciation and amortization expense and the increase in minority interest, net of distributions, also contributed to the increase in operating cash flows. This increase in operating cash flows was partially offset by a decrease in accounts payable.
       Net cash flow from operating activities increased $26.3 million, or 13.4%, to $222.5 million for 2004, compared to net cash flows from operating activities of $196.2 million for 2003. The increase in net cash flows from operating activities is due primarily to an increase in net income, accounts payable and other liabilities. Non-cash depreciation and amortization expense also contributed to the increase in operating cash flows. This increase in operating cash flow was partially offset by an increase in accounts receivable and other assets.
       Days sales outstanding, a key performance indicator we utilize to monitor the accounts receivable average collection period and assess overall collection risk, was 48 days at June 30, 2005. At June 30, 2004, days sales outstanding was 50 days. Days sales outstanding was 50 days at December 31, 2004, and ranged from 48 to 50 days during 2004. At December 31, 2003, the days sales outstanding was 49 days and ranged from 48 to 52 days during 2003.
       Net cash flows used in investing activities increased $218.9 million, or 710.5%, to $249.7 million for the six months ended June 30, 2005, compared to net cash flows used in investing activities of $30.8 million for the comparable period in 2004. Cash invested for the acquisition of the assets of the conferencing business of Sprint was $207.9 million. Also, we invested $34.3 million in capital expenditures during the six months ended June 30, 2005 compared to $24.0 million for the comparable period in 2004. Investing activities during the six months ended June 30, 2005 included the purchase of receivable portfolios for $36.2 million and the application of cash proceeds to amortization of receivable portfolios of $31.7 million.
       Net cash flows used in investing activities decreased $212.3 million, or 44.6%, to $263.2 million for 2004, compared to net cash flows used in investing activities of $475.5 million for 2003. The decrease in cash flows used in investing activities was due to the higher acquisition costs incurred in

2003 for the acquisition of InterCall and ConferenceCall.com relative to the acquisition costs incurred in 2004 for the acquisitions of Worldwide and ECI. We invested $59.9 million in capital expenditures during 2004 compared to $46.3 million for 2003. Investing activities also included the purchase of receivable portfolios for $28.7 million and the application of cash proceeds to amortization of receivable portfolios of $19.7 million.
       Net cash flows from financing activities increased $168.8 million to $116.8 million for the six months ended June 30, 2005, compared to net cash flows used in financing activities of $52.0 million for the comparable period in 2004. During the six months ended June 30, 2005, net cash flows from financing activities was primarily provided by advances of $190.0 million on our revolving bank credit facility to finance the acquisition of the assets of the conferencing business of Sprint. During the six months ended June 30, 2005, we paid $80.0 million on the revolving bank credit facility and $29.6 million on portfolio notes payable. During the six months ended June 30, 2004, payments on long-term obligations were $54.5 million. Proceeds from issuance of portfolio notes payable in the six months ended June 30, 2005 were $31.9 million. Proceeds from our stock-based employee benefit programs for the six months ended June 30, 2005 were $4.6 million, compared to $2.5 million for the comparable period in 2004.
       Net cash flows from financing activities decreased $118.5 million, or 71.0%, to $48.3 million for 2004, compared to net cash flows from financing activities of $166.8 million for 2003. The primary source of financing in 2004 was $230.0 million in net borrowings under our revolving credit facility, which we used for the acquisitions of Worldwide and ECI. The primary source of financing in 2003 was the $200.0 million term loan that we used for the acquisition of InterCall. During 2004, net cash flows from financing activities was partially offset by repaying the outstanding balance on the term loan of $192.0 million and payments on portfolio notes payable (which we assumed in the Worldwide acquisition) of $28.5 million. Proceeds from issuance of portfolio notes payable were $25.3 million. Proceeds from our stock-based employee benefit programs were $14.6 million in 2004, compared to $8.9 million in 2003.
       We funded the acquisition of Worldwide with approximately $49.1 million of cash on hand and approximately $95.0 million of borrowings from our revolving credit facility. In addition, we assumed approximately $49.0 million of Worldwide liabilities. We funded the acquisition of ECI with approximately $13.2 million of cash on hand and approximately $40.0 million of borrowings from our revolving credit facility. We funded the acquisition of the assets of the conferencing business of Sprint with approximately $17.0 million of cash on hand and approximately $190.0 million of borrowings from our revolving credit facility.
       We have a $400 million revolving bank credit facility for general cash requirements. We also have two specialized credit facilities for the purchase of receivable portfolios.
       Bank Facility. On November 15, 2004, we amended and restated the two bank credit facilities we entered into during 2003. The effect of this amendment and restatement was to terminate the $200.0 million four-year term loan that had a $137.5 million unpaid balance and increase the borrowing capacity of the revolving credit facility from $250.0 million to $400.0 million. The maturity date of our bank revolving credit facility is November 15, 2009. The facility bears interest at a variable rate over a selected LIBOR based on our leverage. At June 30, 2005, $340.0 million was outstanding on the revolving bank credit facility. We began the year with $230.0 million outstanding on the revolving credit facility. To finance the acquisition of the assets of the conferencing business of Sprint, we borrowed an additional $190.0 million on the credit facility. The highest balance outstanding on the credit facility during the six months ended June 30, 2005 was $365.0 million. The $230.0 million balance outstanding on the revolving credit facility at December 31, 2004 was the highest period-end balance of the revolving credit facility during 2004. The average daily outstanding balance of the revolving credit facility during the six months ended June 30, 2005 was $240.8 million, and during 2004 was $57.8 million. The effective annual interest rate, inclusive of debt amortization costs, on the revolving credit facility for the six months ended

June 30, 2005 was 4.01% and for the year ended December 31, 2004 was 3.42%. The commitment fee on the unused revolving credit facility at June 30, 2005 and December 31, 2004 was 0.175%. The facility bears interest at a minimum of 75 basis points over the selected LIBOR and a maximum of 125 basis points over the selected LIBOR. All our obligations under the facility are unconditionally guaranteed by substantially all of our domestic subsidiaries. The facility contains various financial covenants, which include a consolidated leverage ratio of funded debt to adjusted EBITDA which may not exceed 2.5 to 1.0 and a consolidated fixed charge coverage ratio of adjusted EBITDA to the sum of consolidated interest expense, scheduled funded debt payments, scheduled payments on acquisition earn-out obligations and income taxes paid, which must exceed 1.2 to 1.0. Both ratios are measured on a rolling four-quarter basis. We were in compliance with the financial covenants at June 30, 2005.
       Cargill Facility. We maintain, through a majority-owned subsidiary, Worldwide Asset Purchasing, or WAP, a revolving financing facility with a third-party specialty lender, CFSC Capital Corp. XXXIV. The lender is also a minority interest holder in WAP. Pursuant to this arrangement, we borrow 80% to 85% of the purchase price of each portfolio financed under this facility from CFSC Capital Corp. XXXIV and we fund the remainder. Interest accrues on the debt at a variable rate of 2% over prime. The debt is non-recourse and is collateralized by all receivable portfolios within a loan series and with cash balances which were $12.0 million on June 30, 2005. Each loan series contains a group of portfolio asset pools that have an aggregate original principal amount of approximately $20 million. Payments are due monthly over two years from the date of origination. At June 30, 2005 and December 31, 2004, we had $30.8 million and $28.5 million, respectively, of non-recourse portfolio notes payable outstanding under this facility.
       Sallie Mae Facility. We maintain, through our wholly owned subsidiary, West Asset Management, Inc. (formerly Attention), which we refer to as WAM, a $20 million revolving financing facility with a third-party specialty lender. In connection with this facility, in December 2003, we capitalized a consolidated special purpose entity, or SPE, for the sole purpose of purchasing defaulted accounts receivable portfolios. We have agreed to finance under this facility the purchase of $60.0 million in receivable portfolios over the next two years as follows: $10.0 million by July 31, 2005, $25.0 million of cumulative purchases by July 31, 2006 and the balance by July 31, 2007. We acquired $10.5 million in receivable portfolio purchases under this agreement from August 1, 2004 through June 30, 2005. Pursuant to this credit facility, we will be required to fund a minimum of 20% ($9.9 million at June 30, 2005) of the purchases, and the third-party lender will finance the remainder of the purchases on a non-recourse basis. Interest accrues on the debt at a variable rate equal to the greater of (i) prime plus 2% or (ii) 50 basis points above the lender’s actual cost of funds. In certain circumstances, we may extend the three-year period to four years. These assets will be purchased by us, transferred to the SPE and sold to a non-consolidated qualified special purpose entity, or QSPE.
       We perform collection services on the receivable portfolio for a fee, recognized when cash is received. The SPE and the third-party lender are also entitled to a portion of the profits of the QSPE to the extent cash flows from collections are greater than amounts owed by the QSPE, after repayment of all servicing fees, loan expense and return of capital. On June 30, 2005 and December 31, 2004, the SPE had a note receivable from the QSPE for $3.3 million and $1.6 million, respectively. Also, on June 30, 2005 and December 31, 2004, $8.9 million and $2.6 million, respectively, of the $20.0 million revolving financing facility had been utilized.
Contractual Obligations
       As described in our consolidated financial statements, we have contractual obligations that may affect our financial condition. However, based on management’s assessment of the underlying provisions and circumstances of our material contractual obligations, there is no known trend, demand, commitment, event or uncertainty that is reasonably likely to occur which would have a material effect on our financial condition or results of operations.

       The following table summarizes our contractual obligations at December 31, 2004 (dollars in thousands):

		Less than	1 – 3	4 – 5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Revolving credit facility excluding interest	$230,000	$—	$—	$230,000	$—
Operating leases	92,149	21,430	32,197	17,845	20,677
Contractual minimums under telephony agreements	102,978	66,766	36,212	—	—
Purchase obligations*	23,484	23,484	—	—	—
Acquisition earn out Commitments**	20,169	8,919	11,250	—	—
Commitments under forward flow agreements***	32,175	32,175	—	—	—

Total contractual cash obligations	$500,955	$152,774	$79,659	$247,845	$20,677

*	Represents future obligations for capital and expense projects that are in progress or are committed.

**	Represents the minimum amounts payable. If the earnout conditions were fully satisfied an additional $28.5 million would be payable over the next 1-3 years.

***	Up to 85% of this obligation could be funded by non-recourse financing.
The table above excludes variable interest expense under our credit facility and amounts paid for taxes.
       The acquisition earn out commitments, noted above, represent commitments incurred for the acquisitions of Tel Mark Sales and Attention, which were completed in 2002. Under the Tel Mark Sales commitment there is a provision for a contingent earn-out with a maximum earn-out of $5.0 million per year based on revenue growth. In 2004, the final year of this contingent earn-out, an accrual of $3.67 million was recorded. In the Attention acquisition, additional consideration is payable over the three year period between 2005 and 2007, which will range from a minimum of $16.5 million to a maximum of $25.0 million, based on Attention satisfying certain earnings objectives during the years ending December 31, 2004 through 2006. During 2004, $5.0 million was paid under this commitment. At December 31, 2004, the remaining $16.5 million minimum payment was accrued in accrued expenses and other long term liabilities.
       The net change on the revolving credit facility from December 31, 2004 was $110.0 million, increasing our outstanding balance at June 30, 2005 to $340.0 million. In April 2005, we paid $8.9 million in satisfaction of our earn out commitments in connection with the Attention and Tel Mark acquisitions. These are the only material changes to our contractual obligations since December 31, 2004.
Capital Expenditures
       Our operations continue to require significant capital expenditures for technology, capacity expansion and upgrades. Capital expenditures were $34.3 million and $59.9 million for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively, and were funded through operations and use of our bank credit facility. Capital expenditures were $24.0 million and $46.3 million for the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. Capital expenditures for the year ended December 31, 2004 consisted primarily of equipment purchases, the cost of new call centers in Ohio and the Philippines as well as upgrades at existing facilities. We currently estimate our capital expenditures for the second half of 2005 to be approximately $30 million to $40 million, primarily for equipment and upgrades at existing facilities.

       Our bank credit facility, discussed above, includes covenants that allow us the flexibility to issue additional indebtedness that is pari passu with or subordinated to our debt under our existing credit facilities in an aggregate principal amount not to exceed $400.0 million, allow us to incur capital lease indebtedness in an aggregate principal amount not to exceed $25.0 million and allow us to incur accounts receivable securitization indebtedness in an aggregate principal amount not to exceed $100.0 million and non-recourse indebtedness in an aggregate principal amount not to exceed $150.0 million without requesting a waiver from the lender. We, or any of our affiliates, may be required to guarantee any existing or additional credit facilities.
Off-Balance Sheet Arrangements
       In 2003, we amended a synthetic lease agreement for two buildings (one in San Antonio, Texas and one in Omaha, Nebraska) from a development company. The development company is not a variable interest entity as defined by Financial Accounting Standards Board, or FASB, Interpretation No. 46R, “Consolidation of Variable Interest Entities (an interpretation of ARB No. 51),” or FIN 46R. The initial lease term expires in 2008. There are three renewal options of five years each, subject to mutual agreement of the parties. The lease facility bears interest at a variable rate over a selected LIBOR, which resulted in an annual effective interest rate of 3.84% for the six months ended June 30, 2005 and 2.80% at December 31, 2004. On December 13, 2004, the San Antonio building was sold and is therefore no longer subject to the terms of the synthetic lease agreement. We may, at any time, elect to exercise a purchase option of approximately $30.5 million for the Omaha building. If we elect not to purchase the building or renew the lease, the building would be returned to the lessee for remarketing. We have guaranteed a residual value of 85% to the lessor upon the sale of the building. At June 30, 2005 and December 31, 2004, the fair value of the guaranteed residual value for the Omaha building was approximately $1.0 million and $1.1 million, respectively, and is included in other long term assets and other long term liabilities.
       Sallie Mae Facility. We maintain, through our wholly owned subsidiary WAM, a $20.0 million revolving financing facility with a third-party specialty lender. In connection with this facility, in December 2003, we capitalized a consolidated SPE for the sole purpose of purchasing defaulted accounts receivable portfolios. For further information about this facility, see the discussion above under “— Liquidity and Capital Resources — Sallie Mae Facility.”
Inflation
       We do not believe that inflation has had a material effect on our results of operations. However, we cannot be certain that our business will not be affected by inflation in the future.
Critical Accounting Policies
       The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results and require significant or complex judgment on the part of management. We believe the following represent our critical accounting policies as contemplated by Securities and Exchange Commission Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.”
       Revenue Recognition. The Communication Services segment recognizes revenue for customer-initiated, agent-based services, including order processing, customer acquisition, customer retention and customer care in the month that calls are answered by an agent based on the number of calls and/or minutes processed on behalf of clients. For agent-based services that we initiate including order processing, customer acquisition, customer retention and customer care, revenue is recognized on an hourly basis or on a success rate basis in the month that we place calls to consumers on behalf of clients. Automated services revenue is recognized in the month that the calls are received or sent by automated voice response units and is billed based on call duration.
       The Conferencing Services segment recognizes revenue when services are provided and generally consists of per-minute charges. Revenues are reported net of any volume or special discounts.
       The Receivables Management segment recognizes revenue for contingent/third-party collection services and governmental collection services in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters. First party collection services on pre-charged off receivables are recognized on an hourly rate basis. We believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated; therefore, we utilize the effective interest method of accounting for our purchased receivables. We adopted American Institute of Certified Public Accountants Statement of Position 03-3, “Accounting for Loans or Certain Securities Acquired in a Transfer,” or SOP 03-3, on January 1, 2005. SOP 03-3 states that if the collection estimates established when acquiring a portfolio are subsequently lowered, an allowance for impairment and a corresponding expense are established in the current period for the amount required to maintain the original internal rate of return, or IRR, expectations. If collection estimates are raised, increases are first used to recover any previously recorded allowances and the remainder is recognized prospectively through an increase in the IRR. This updated IRR must be used for subsequent impairment testing. Portfolios acquired prior to December 31, 2004 will continue to be governed by Accounting Standards Executive Committee Practice Bulletin 6, as amended by SOP 03-3, which set the IRR at December 31, 2004 as the IRR to be used for impairment testing in the future. Because any reductions in expectations are recognized as an expense in the current period and any increases in expectations are recognized over the remaining life of the portfolio, SOP 03-3 increases the probability that we will incur impairments in the future, and these impairments could be material. During the six months ended June 30, 2005, no impairments were required. Periodically, the Receivables Management segment will sell all or a portion of a pool to third parties. Proceeds of these sales are also recognized in revenue under the effective interest method.
       The agreements to purchase receivables typically include customary representations and warranties from the sellers covering account status, which permit us to return non-conforming accounts to the seller. Purchases are pooled based on similar risk characteristics and the time period when the pools are purchased, typically quarterly. The receivables portfolios are purchased at a substantial discount from their face amounts and are initially recorded at our cost to acquire the portfolio. Returns are applied against the carrying value of the pool.
       Allowance for Doubtful Accounts and Notes Receivable. Our allowance for doubtful accounts and notes receivable reflects reserves for receivables to reduce receivables and notes receivable to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While management believes the processes effectively address our exposure to doubtful accounts, changes in the economy, industry or specific customer conditions may require adjustment to the allowance for doubtful accounts recorded.
       Goodwill and Other Intangible Assets. As a result of acquisitions made from 2002 through June 30, 2005, our recorded goodwill as of June 30, 2005 was $707.8 million and the recorded value of other intangible assets as of June 30, 2005 was $154.6 million. Two matters arise with respect to these assets that require significant management estimates and judgment: 1) the valuation in connection with the initial purchase price allocation and 2) the ongoing evaluation of goodwill and other intangible assets for impairment. In connection with these acquisitions, third-party valuations were performed to assist management in the determination of the purchase price allocation between goodwill and other intangible assets. The purchase price allocation process requires estimates and judgments as to certain expectations and business strategies. If the actual results differ from the assumptions and judgments made, the amounts recorded in the consolidated financial statements could result in a possible impairment of the intangible assets and goodwill or require acceleration in amortization expense. In addition, SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested annually using a two-step process. The first step is to identify a potential impairment. The second step measures the amount of the impairment loss, if any. Any changes in key assumptions about the businesses and their prospects, or changes in market conditions or other externalities, could result in an impairment charge and that charge could have a material effect on our financial condition and results of operations.
       Stock Options. Our employees are periodically granted stock options by the Compensation Committee of the Board of Directors. As allowed under GAAP, until January 1, 2006, we do not record any compensation expense on the income statement with respect to options granted to employees. Alternatively, under GAAP, we could have recorded a compensation expense based on the fair value of employee stock options. Had we recorded a fair value-based compensation expense for stock options, diluted earnings per share would have been $0.17, $0.20 and $0.07 less than what we reported for 2004, 2003 and 2002, respectively.
       Income Taxes. We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” We recognize current tax liabilities and assets based on an estimate of taxes payable or refundable in the current year for each of the jurisdictions in which we transact business. As part of the determination of our current tax liability, we exercise considerable judgment in evaluating positions we have taken in our tax returns. We have established reserves for probable tax exposures. These reserves, included in current tax liabilities, represent our estimate of amounts expected to be paid, which we adjust over time as more information becomes available. We also recognize deferred tax assets and liabilities for the estimated future tax effects attributable to temporary differences (e.g., book depreciation versus tax depreciation, etc.). The calculation of current and deferred tax assets and liabilities requires management to apply significant judgment related to the application of complex tax laws, changes in tax laws or related interpretations, uncertainties related to the outcomes of tax audits and changes in our operations or other facts and circumstances. Further, we must continually monitor changes in these factors. Changes in these factors may result in changes to management estimates and could require us to adjust our tax assets and liabilities and record additional income tax expense or benefits.
Recent Accounting Pronouncements
       In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment”, or SFAS 123R, which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R will become effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005. Therefore, the required effective date for West is January 1, 2006. Our preliminary estimate of the annual net income effect in 2006 of adopting SFAS 123R in January 2006 using the modified prospective application transition method is approximately $10 million.

BUSINESS
Overview
       We provide business process outsourcing services in three segments:

•	communication services, including dedicated agent, shared agent, automated and business-to-business services;

•	conferencing services, including reservationless, operator-assisted, web and video conferencing; and

•	receivables management, including contingent/third-party, government, first-party and commercial collections, and the purchase of portfolios of receivables for collection.
       Each of these services builds upon our core competencies of managing technology, telephony and human capital. Many of the nation’s leading enterprises trust us to manage their customer contacts and communications. These enterprises choose us based on our service quality and our ability to efficiently and cost-effectively process high volume, complex voice transactions.
       Our Communication Services segment provides our clients with a broad portfolio of voice services through the following offerings: dedicated agent, shared agent, business services and automated services. These services provide clients with a comprehensive portfolio of services driven by both customer initiated (inbound) and West-initiated (outbound) transactions. These transactions are primarily consumer applications. We also support business-to-business applications. Our Communication Services segment operates a network of customer contact centers and automated voice and data processing centers throughout the United States and in Canada, India, Jamaica and the Philippines. Our home agent service is performed by agents throughout the United States.
       Our Conferencing Services segment provides our clients with an integrated, global suite of audio, web and video conferencing options, including automated audio solutions, such as reservationless conferencing, to highly complex, operator-assisted, event-driven and multimedia services. This segment offers four primary services: reservationless, operator-assisted, web conferencing and video conferencing. Our Conferencing Services segment operates out of facilities in the United States, the United Kingdom, Canada, Singapore, Australia, Hong Kong, Japan and New Zealand.
       Our Receivables Management segment assists our clients in collecting and managing their receivables. This segment offers debt purchasing, contingent/third-party collections, governmental collections, first-party collections and commercial collections. Our Receivables Management segment operates out of facilities in the United States, Jamaica and Mexico.
Competitive Strengths
       We believe that we have a number of competitive strengths, including:
Reputation for Outstanding Service Quality
       We believe that our reputation is one of our strongest competitive advantages and that the quality of our services is a primary factor in our success in retaining our clients. For example, our top ten clients have been using our services for an average of approximately eight years, and Frost & Sullivan honored us with their “2005 Audio Conferencing Service of the Year Award.”
The Scale of Our Business
       We believe that the overall scale of our business allows us to provide unique combinations of services to our clients. Our scale and capacity allow us to quickly take on large projects as demanded by the market and our clients.

       Examples of the scale of our business and the resulting benefits we have derived from this scale, include the following:

•	as of June 30, 2005, we had approximately 16,800 workstations and approximately 21,500 total agents;

•	in 2004, we processed approximately 18.5 billion minutes of voice transactions across all three of our business segments; and

•	we recently recruited, trained and deployed over 750 agents in approximately three months to assist a client in facilitating a major change in its service offerings to its customers; we believe that we are one of only a few companies with the scale and experience to accommodate this type of client request.
Our Technology Platform
       We have made significant investments in our technology platform and currently employ more than 1,100 professionals to develop, modify and maintain our operating systems and technology infrastructure and to design client-specific programs. We are able to allocate our resources efficiently, respond to new client programs rapidly and design cost-effective combinations of services that are tailored to each client’s unique needs. Our systems are capable of handling large call volumes and our redundant network architecture increases reliability.
       Examples of our technology include the following:

•	our centralized, 24 hours a day, seven days a week Network Operations Center;

•	our voice, data and Internet protocol, or IP, network;

•	our proprietary scheduling and staffing system, known as Spectrum®; and

•	our approximately 132,000 port proprietary IVR platform.
Our Ability to Deploy Assets and Resources Across Business Segments and Services
       All of our business segments benefit from using shared assets and resources. This ability to share support functions and infrastructure and amortize investments across our segments improves our profitability. We are also able to achieve cost savings through economies of scale and increased purchasing power. Our ability to share our technology and systems infrastructure across multiple platforms has contributed to the reduction of our capital expenditures as a percentage of revenue from 11.0% in 1997 to 4.9% in 2004.
       Examples of this shared use of assets and resources include:

•	processing conferencing transactions on our IVR platform at a reduced capital cost;

•	redeploying consumer outbound services contact centers for use in receivables management and inbound transactions, each of which produces higher margins;

•	sharing research and development for new technologies, such as voice-over-internet-protocol, or VoIP, across all three of our business segments; and

•	sharing administrative costs, such as finance, accounting, human resources and facilities management, across all of our segments.
Experienced and Proven Management Team
       Our financial performance is a result of our management team’s long-term success in developing and executing our business strategies. Our management team has produced steady, profitable growth through strong and weak economic climates, redeployed under-utilized assets and resources and integrated multiple accretive acquisitions. Our CEO and COO have each been an employee of West for more than ten years, and our operating managers have an average tenure of eight years with West. Our experienced management team helps us understand our clients’ outsourcing needs and expectations.
Growth Strategy
       We intend to grow our business by pursuing organic growth, identifying new opportunities and uses for our technology and infrastructure and pursuing strategic acquisitions. In pursuing these strategies, we intend to seek new opportunities to build upon our core competencies of managing technology, telephony and human capital.
Pursue Organic Growth
       Focus on Large and Growing Markets. We intend to focus our resources on markets that we believe will offer profitable growth for the foreseeable future. Our ability to reallocate capital and resources in response to changing market dynamics has been a key factor in achieving profitable growth. Market size, growth and competitive dynamics are primary factors in our decision to enter new markets.
       Sell Additional Services to Existing Clients. We believe that we have significant opportunities to sell additional services to our existing clients. Our ability to cross-sell and offer integrated services is critical to retaining and expanding our client relationships. Integration of our services strengthens our client relationships, while increasing the effectiveness of our agents and infrastructure. For the six months ended June 30, 2005, we derived approximately 44% of our revenues from clients that use more than one of our services (whether within the same segment or from among our segments) to meet their overall outsourcing needs.
       Expand Our Client Base. The markets in which our three business segments operate are large and provide attractive opportunities to expand our client base. In our Communication Services and Receivables Management segments, we intend to pursue growth-oriented client opportunities and clients with large volume programs. In our Conferencing Services segment, we strive to increase our brand awareness, expand our international presence and gain market share.
Identify New Opportunities and Uses for Our Technology and Infrastructure
       Identifying new opportunities and uses for our technology and infrastructure allows us to grow and diversify our revenue. Many of our advances in technology and new uses for our infrastructure have been achieved in close partnership with our clients. We will seek to identify similar opportunities and uses in the future.
Pursue Strategic Acquisitions
       Strategic acquisitions have been an important driver of our growth. They facilitated our entry into the conferencing and receivables management markets. We intend to continue to acquire businesses to expand our presence within our existing segments. We also intend to acquire businesses that provide opportunities to enter new large and growing markets that allow us to build upon our core competencies. Through strategic acquisitions, we also intend to enhance our existing service offerings and expand our client base. Since 2002, we have completed eight strategic acquisitions involving aggregate consideration of approximately $1 billion.
Businesses
Communication Services
       Customer Relationship Management Service Industry. Our Communication Services segment operates in the customer relationship management, or CRM, service industry. We participate principally in that portion of the CRM service industry that relates to consumer-oriented voice transactions.
       The CRM service industry is large and growing. According to a report published by IDC in March 2005, the market for outsourced U.S. customer interaction services, which is the primary market in which our Communication Services segment operates, represented revenues of approximately $20.4 billion in 2004, and is projected to grow through 2009 at a compound annual growth rate of 13.7%.
       Companies have traditionally relied on in-house personnel and infrastructure to perform sales, direct marketing and customer service functions. However, there is an industry trend toward outsourcing these activities for a number of reasons, including because outsourcing allows companies to:

•	focus on their core competencies;

•	achieve lower overall costs due to economies of scale, and allows them to acquire new technology on a variable cost basis;

•	obtain services on demand on a large scale;

•	gain access to technology without the accompanying capital expenditure or maintenance costs; and

•	free up capital by incurring variable costs on a fee basis.
       Service Offering. This segment consists of four primary service offerings:

•	Dedicated Agent Services provide clients with customized services processed by agents who are knowledgeable about a single client and its products and services. Examples of dedicated agent services include traditional customer care and sales. We generally are paid for these services on a per agent hour basis.

•	Shared Agent Services combine multiple contact centers and a virtual pool of agents to handle large volumes of transactions for multiple clients. Our shared agents are trained on our proprietary call handling system, and multiple client-specific applications that are generally less complicated than dedicated agent applications. These agents are highly efficient because they are shared across many different client programs. Examples of these services include order processing, lead generation and credit card application processing. We generally are paid for these services on a per minute basis.

•	Automated Services utilize a proprietary platform of approximately 132,000 IVR ports. The IVR ports, which are equivalent to phone lines, allow for the processing of telephone calls without the involvement of a live agent. These services are highly customized and frequently combined with other service offerings. Examples of these services include front-end customer service applications, prepaid calling card services, credit card activation, automated product information requests, answers to frequently asked questions, utility power outage reporting, call routing and call transfer services. We generally are paid for these services on a per minute basis.

•	Business-to-Business Services provide dedicated marketing services for clients that target small and medium-sized businesses. These services address help clients that cannot cost-effectively serve a diverse and small customer base in-house with the appropriate level of attention. Examples of these services include sales, sales support, order management and technical support. We generally are paid for these services on a per agent hour basis or a commission basis.
       We offer our agent-based services through our network of customer contact centers and through our proprietary home agent service, a call handling model that uses independent contractors working out of their homes or other remote offices. Our home agent service also offers a number of other advantages, including:

•	a higher quality of service resulting from our ability to attract a more highly educated contractor base;

•	a highly efficient labor model;

•	lower variable labor costs;

•	significantly lower capital requirements; and

•	a midpoint price option between domestic agent service and offshore solutions.
       Call Management Systems. We specialize in processing large and recurring transaction volumes. We work closely with our clients to accurately project future transaction volumes. We use the following practices to manage our transaction volumes efficiently:

•	Historical Trend Analyses. We track weekly, daily and hourly trends for individual client programs. We believe that the key to a cost-efficient CRM program begins with the effective planning of future volumes to determine the optimal number of sites, employees, workstations and IVR ports that need to be deployed each hour. We have years of data that we use to determine the transaction patterns of different applications such as order capture, lead generation and customer service.

•	Forecasting Call Volumes and Establishing Production Plans. We forecast volumes for inbound calls to agents for each one-half hour increment for each day. We then use historical data regarding average handle time, average wait time, average speed of answer and service level targets to determine the actual number of transactions that may be processed by a workstation or voice response port during a specific one-half hour increment. This process enables us to effectively determine the number of workstations and IVR ports needed for a given client program.

•	Staffing and Scheduling Plans. Based upon the total number of workstations required to be staffed, we create a detailed staffing schedule. These schedules are typically forecasted six to eight weeks in advance to assist the personnel and training departments in hiring and training the desired number of personnel. Agents are given regular work schedules that are designed to coincide with anticipated transaction patterns and trends. We have developed a proprietary scheduling system, known as Spectrum®, that efficiently identifies variances between staff scheduled and staff needed. The system accommodates real-time adjustments for personnel schedules as volume projections fluctuate. Agent personnel directly interact with the system through kiosks located in our contact centers or the Internet to schedule additional hours or excused time.
       Sales and Marketing. We target growth-oriented clients with large volume programs and selectively pursue those clients with whom and services with which we have the greatest opportunity for success. We maintain approximately 50 sales and marketing personnel dedicated to our Communication Services segment. Their goal is to both maximize our current client relationships and to expand our existing client base. To accomplish these goals, we attempt to sell additional services to existing clients and to develop new long-term client relationships. We formulate detailed annual sales and marketing plans for our Communication Services segment. We generally pay commissions to sales professionals on both new sales and incremental revenues generated from new and existing clients.
       Competition. In the Communication Services segment, our competitors range from very small firms catering to specialized programs and short-term projects to large, publicly traded companies. Many clients retain multiple communication services providers, which exposes us to continuous competition in order to remain a preferred vendor. We also compete with the in-house operations of many of our existing clients and potential clients. The principal competitive factors in our Communication Services segment include:

•	quality of service;

•	range of service offerings;

•	flexibility and speed of implementing customized solutions to meet clients’ needs;

•	capacity;

•	industry-specific experience;

•	technological expertise; and

•	price.
       We discuss the risks associated with the competition in our Communication Services segment under “Risk Factors — Risks Related to Our Business — We may not be able to compete successfully in our highly competitive industries.”
       Quality Assurance. We believe we differentiate the quality of our services through our ability to understand our clients’ needs and expectations and our ability to meet or exceed them. We continuously monitor, test and evaluate the performance of all call handling programs to ensure that we meet or exceed both our own and our clients’ quality standards. We encourage our clients to participate in all aspects of the quality assessment.
       We have direct contact with our clients’ customers. Given the importance of this role, we believe that our ability to provide premium quality service is critical. We and our clients monitor and evaluate the performance of agents to confirm that our clients’ programs are properly implemented using client-approved scripts and that the agents meet our clients’ customer service standards. We and our clients regularly measure the quality of our services by reviewing variables that include:

•	average handle time;

•	volume;

•	average speed of answer;

•	sales per hour;

•	rate of abandonment;

•	quota attainment; and

•	order conversion percentages.
       We provide clients with real-time reports on the status of ongoing campaigns and transmit summary data and captured information to clients.
       We maintain quality assurance functions throughout our various agent-based and automated service offering organizations. These quality assurance groups are responsible for the overall quality of the services being provided. We use statistical summaries of the performance appraisal information for our training and operations departments to provide feedback and to identify agents who may need additional training.
Conferencing Services
       Conferencing Industry. The conferencing services market consists of audio, web and video conferencing services that are marketed to businesses and individuals worldwide. Web services include data conferencing, collaboration, web-casting, and the delivery of commercial, online training and education applications.

       We entered the conferencing services market through our acquisition of InterCall in May 2003 and expanded our presence in this market with the acquisitions of ConferenceCall.com in November 2003, ECI in December 2004 and the assets of the conferencing business of Sprint in June 2005. We were attracted to the conferencing services business because it gives us the ability to use our existing technology and assets to manage additional transactions for a large and growing market. According to a report published by Frost & Sullivan in April 2005, we were the third largest provider of audio conferencing services in the United States in 2004, with 16.8% in market share (on a pro forma basis to include our requisition of the assets of the conferencing business of Sprint), behind AT&T and MCI, which had market shares of 22.7% and 20.3%, respectively, during that same period.
       According to a report published by Wainhouse Research in October 2004, the worldwide market for conferencing services represented revenues of approximately $3.5 billion in 2004, and is projected to grow through 2008 at a compound annual growth rate of 5.4%.
       Over the last several years, the market for conferencing services has experienced significant increased demand and pricing degradation. From a demand perspective, efforts by businesses, private organizations and state governments to reduce costs have led to business travel reductions, resulting in increased demand for conferencing services. From a pricing perspective, increased competition and financial instability among some of the larger audio conferencing providers have led providers, including us, to reduce prices. In addition, as long distance telephone rates have fallen, competition between carriers and service providers has caused additional reductions in conferencing prices.
       Services. This segment consists of four primary services:

•	Reservationless Services are on-demand automated conferencing services that allow clients to initiate an audio conference 24 hours a day, seven days a week, without the need to make a reservation or rely on an operator. We are generally paid for these services on a per participant minute basis.

•	Operator-Assisted Services are available for complex audio conferences and large events. Operator-assisted services are tailored to a client’s needs and provide a wide range of scalable features and enhancements, including the ability to record, broadcast, schedule and administer meetings. We are generally paid for these services on a per participant minute basis.

•	Web Conferencing Services allow clients to make presentations and share applications and documents over the Internet. These services are offered through our proprietary product, Mshow®, as well as through the resale of WebEx and Microsoft products. Web conferencing services are customized to each client’s individual needs and offer the ability to reach a wide audience. We are generally paid for these services on a per participant minute or per seat license basis.

•	Video Conferencing Services allow clients to experience real time video presentations and conferences. These services are offered through our proprietary product, InView®. Video conferencing services can be used for a wide variety of events, including training seminars, sales presentations, product launches and financial reporting calls. We are generally paid for these services on a per participant minute basis.
       Sales and Marketing. We maintain a sales force of approximately 350 personnel that is focused exclusively on understanding our clients’ needs and delivering conferencing solutions. Our Conferencing Services segment manages sales and marketing through five dedicated channels:

•	National Accounts: Our national accounts meeting consultants sell our services to Fortune 500 companies.

•	Direct Sales: Our direct sales meeting consultants sell our services to accounts other than Fortune 500 companies.

•	International Sales: Our international meeting consultants sell our services internationally.

•	Internet: We sell our conferencing services on the Internet through our subsidiary, ConferenceCall.com. ConferenceCall.com acquires clients using Internet-based search engines to identify potential purchasers of conferencing services through placement of paid advertisements on search pages of major Internet search engine sites. The strength of ConferenceCall.com’s marketing program lies in its ability to automatically monitor ad placement on all of the major search engines and ensure optimal positioning on each of these search sites.

•	Wholesale Sales: We have relationships with traditional resellers, local exchange carriers, inter-exchange carriers and systems integrators to sell our conferencing services.
In connection with the acquisition of the assets of the conferencing business of Sprint, we entered into a sales and marketing agreement whereby we are the exclusive provider of conferencing services for Sprint and its customers. Under this agreement, we have agreed to jointly market and sell conferencing services with Sprint.
       We train our meeting consultants to assist clients in cultivating strong meeting leadership skills and in techniques to increase participation in geographically dispersed meetings. We believe this service-intensive effort differentiates our conferencing services business from that of our competitors.
       Competition. The conferencing services market is highly competitive. Our competitors in this industry range from large, long distance carriers, such as AT&T, MCI and Global Crossing, to independent providers, such as Premier Global Services, Inc. and Genesys Conferencing.
       The principal competitive factors in the conferencing services industry include:

•	range of service offerings;

•	global offerings;

•	price; and

•	quality of service.
       We believe that we have been able to increase our market share in recent years due to our large, geographically dispersed sales force and through strategic acquisitions. We are able to focus on meeting specific conferencing services needs, which we believe enhances our competitive advantage.
       We discuss the risks associated with the competition in the conferencing services industry under “Risk Factors — Risks Related to Our Business — We may not be able to compete successfully in our highly competitive industries.”
Receivables Management
       Receivables Management Industry. Although debt collection companies have existed since the emergence of consumer credit, the sale of distressed debt to recovery specialists arose in the 1980s. As the distressed debt market developed in the 1980s, regular buyers of debt emerged and banks began selling not only distressed commercial and industrial loans, but also charged-off debt.
       We entered the receivables management market through our acquisition of Attention in August 2002 and expanded our presence in this market with our acquisition of Worldwide in August 2004. We were attracted to the receivables management business because of our ability to use our existing infrastructure to address the needs of a large and growing market and to sell these services to our existing clients.

       According to a report published by Kaulkin Ginsberg in April 2005, the market for accounts receivables management in the United States represented revenues of approximately $15.0 billion in 2004 and consisted of approximately 6,500 companies, 95% of which generated revenues of less than $8 million.
       Services. The Receivables Management segment consists of the following services:

•	Debt Purchasing involves the purchase of portfolios of receivables from credit originators. We use proprietary analytical tools to identify and evaluate portfolios of receivables and develop custom recovery strategies for each portfolio. We have established relationships with Cargill Financial Services Corp. and SLM Corporation, or Sallie Mae, to evaluate and finance the purchase of receivables. We have also entered into forward-flow contracts that commit a third party to sell to us regularly, and commit us to purchase regularly, charged-off receivable portfolios for a fixed percentage of the face amount.

•	Contingent/ Third-Party Collections involve collecting charged-off debt. We are focused on specific industries, such as healthcare, credit card, telecommunications and automobile financing. Our recovery strategy is determined by the age of receivables and the extent of previous collection efforts. We generally are paid for these services based on a percentage of the amounts that we recover.

•	Government Collections involve collecting student loans on behalf of the United States Department of Education. We also offer a student loan default prevention program used at approximately 133 campus locations. We generally are paid for these services based on a percentage of the amounts that we recover.

•	First-Party Collections involve assisting our clients in collecting pre-charged-off consumer debt. These services involve a highly structured process with a pre-approved script and generally require a customer-service oriented agent. We generally are paid for these services on a per agent basis.

•	Commercial Collections involve collecting commercial debt and provide a full suite of business services designed to maximize return on receivables. We generally are paid for these services based on a percentage of the amounts that we recover.
       Competition. The receivables management industry is highly competitive and fragmented. We compete with a large number of providers, including large national companies as well as regional and local firms. Many clients retain multiple receivables management providers, which exposes us to continuous competition in order to remain a preferred vendor. We believe that the primary competitive factor in obtaining and retaining clients is the percentage of the receivables that are collected and returned to the client.
       Debt purchasing is subject to additional competitive factors, including bidding competition in the purchase of receivable portfolios. We discuss the risks associated with the competition in the receivables management industry under “Risk Factors — Risks Related to Our Business — We may not be able to compete successfully in our highly competitive industries.”
       Financing of Portfolio Purchases. We work with two portfolio lenders, Cargill Financial Services Corp. and Sallie Mae, to finance the purchase of portfolios. The lender advances 80% to 85% of the purchase price of each portfolio and we fund the remaining 15% to 20%. The debt from the lender accrues interest at a variable rate, with the lender also sharing in the profits of the portfolio after collection expenses and principal and interest have been repaid. The debt from the lender is non-recourse to us and is collateralized by all receivable portfolios within a loan series. We discuss these facilities under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Our Clients
       Our clients operate in a wide range of industries, including telecommunications, banking, retail, financial services, technology and health care. We derive a significant portion of our revenue from relatively few clients. During the six months ended June 30, 2005, our 100 largest clients represented approximately 63% of our revenues. One client, Cingular Wireless LLC, or Cingular, accounted for 12% of our total revenue in the six months ended June 30, 2005. We discuss the risks associated with the concentration of our client base under “Risk Factors — Risks Related to Our Business — A large portion of our revenues are generated from a limited number of clients, and the loss of one or more key clients would result in the loss of net revenues.”
Our Personnel and Training
       At June 30, 2005, we had approximately 25,900 total employees, of which approximately:

•	22,300 were employed in the Communication Services segment;

•	2,000 were employed in the Conferencing Services segment; and

•	1,600 were employed in the Receivables Management segment.
       Of these employees, approximately 4,400 were employed in management, staff and administrative positions.
       We believe that the quality of our employees is a key component of our success. As a large-scale service provider, we continually refine our approach to recruiting, training and managing our employees. We have established procedures for the efficient weekly hiring, scheduling and training of hundreds of qualified personnel. These procedures enable us to provide flexible scheduling and staffing solutions to meet client needs.
       We offer extensive classroom and on-the-job training programs for personnel, including instruction regarding call-processing procedures, direct sales techniques, customer service guidelines, telephone etiquette and proper use of voice inflections. Operators receive professional training lasting from four to 35 days, depending on the client program and the services being provided. In addition to training designed to enhance job performance, employees are also informed about our organizational structure, standard operating procedures and business philosophies.
       We consider our relations with our employees to be good. None of our employees is represented by a labor union.
Our Technology and Systems Development
       Our software and hardware systems, as well as our network infrastructure, are designed to offer high-quality and integrated solutions. We have made significant investments in reliable hardware systems and integrate commercially available software when appropriate. Because our technology is client focused, we often rely on proprietary software systems developed in-house to customize our services. Our ability to share our technology and systems infrastructure across multiple platforms has also contributed to the reduction of our capital expenditures as a percentage of revenues from 11.0% in 1997 to 4.9% in 2004.
Our Facilities and Service Reliability
       We recognize the importance of providing uninterrupted service for our clients. We have invested significant resources to develop, install and maintain facilities and systems that are designed to be highly reliable. Our facilities and systems are designed to maximize system in-service time and minimize the possibility of a telecommunications outage, a commercial power loss or an equipment failure.

Our Network Operations Center
       Our Network Operations Center, based in Omaha, Nebraska, operates 24 hours a day, seven days a week and uses both internal and external systems to effectively operate our remote agent-based and automated sites. We interface directly with long distance carriers and have the ability to immediately allocate call volumes. The Network Operations Center monitors the status of all elements of our network on a minute-by-minute basis. When unexpected events such as weather-related situations or high volume calling occur, we can immediately react and, whenever possible, redirect transactions to an unaffected site to satisfy the business needs of our clients. The Network Operations Center allows us to identify the optimal solution from a range of service alternatives, including automated, domestic, offshore, home agent offerings or a combination of those services.
Our Proprietary Rights and Licenses
       We rely on a combination of copyright, patent, trademark and trade secret laws, as well as on confidentiality procedures and non-compete agreements, to establish and protect our proprietary rights. We have registered nine patents, including two that we obtained as part of our acquisition of InterCall, and one that we obtained as part of our acquisition of the assets of the conferencing business of Sprint. We have 61 pending patent applications pertaining to technology relating to intelligent upselling, transaction processing, call center and agent management, data collection, reporting and verification, conferencing and credit card processing.
Our Foreign Operations
       At June 30, 2005, our total revenue and assets outside the United States were less than 10% of our consolidated revenue and assets.
       Our Communication Services segment operates facilities in Victoria, British Columbia; Makati City, Philippines; and Kingston and Montego Bay, Jamaica. Our Communication Services segment also contracts for workstation capacity in Mumbai, India. Currently, these contracts are denominated in U.S. dollars. These call centers receive or initiate calls only from or to customers in North America. Under the Mumbai arrangement, we do not own the assets or employ any personnel directly.
       Our Conferencing Services segment has international sales offices in Canada, Australia, Hong Kong, Ireland, the United Kingdom, Singapore, Germany, Japan and France. Our Conferencing Services segment operates facilities in the United States, the United Kingdom, Canada, Singapore, Australia, Hong Kong and New Zealand.
       Our Receivables Management segment operates internationally in Jamaica and Mexico.
Government Regulation
       Teleservices sales practices are regulated at both the federal and state level. The Telephone Consumer Protection Act, or the TCPA, enacted in 1991, authorized and directed the FCC to enact rules to regulate the telemarketing industry. In December 1992, the FCC enacted rules that place restrictions on the methods and timing of telemarketing sales calls.
       On July 3, 2003, the FCC issued a Report and Order setting forth amended rules and regulations implementing the TCPA. The rules, with a few exceptions, became effective August 25, 2003. These rules included:

•	restrictions on calls made by automatic dialing and announcing devices;

•	limitations on the use of predictive dialers for outbound calls;

•	institution of a national “do-not-call” registry in conjunction with the FTC;

•	guidelines on maintaining an internal “do-not-call” list and honoring “do-not-call” requests; and

•	requirements for transmitting caller identification information.
       The “do-not-call” restrictions took effect October 1, 2003. The caller identification requirements became effective January 29, 2004. The FCC also included rules further restricting facsimile advertisements. However, Congress passed, and the President signed, the Junk Fax Prevention Act of 2005, which became effective July 9, 2005 and essentially requires the FCC, within 270 days of the date of the Act, to return the restrictions on facsimile advertisements to how they were written prior to the 2003 amendments, with some added requirements for providing the recipient a method to opt out of further unsolicited fax advertisements.
       The Federal Telemarketing Consumer Fraud and Abuse Act of 1994 authorizes the FTC to issue regulations designed to prevent deceptive and abusive telemarketing acts and practices. The FTC issued its Telemarketing Sales Rule, or the TSR, which went into effect in January 1996. The TSR applies to most direct teleservices telemarketing calls and certain operator teleservices telemarketing calls and generally prohibits a variety of deceptive, unfair or abusive practices in telemarketing sales.
       The FTC amended the TSR in January 2003. The majority of the amendments became effective March 31, 2003. The changes that were adopted that continue to have the potential to materially adversely affect us, our clients and/or our industry include:

•	subjecting a portion of our inbound calls to additional disclosure requirements from which these calls were previously exempt;

•	prohibiting the disclosure or receipt, for consideration, of unencrypted consumer account numbers for use in telemarketing;

•	application of the TSR to charitable solicitations;

•	additional disclosure statements relating to certain products and services;

•	additional authorization requirements for payment methods that do not have consumer protections comparable to those available under the Electronic Funds Transfer Act or the Truth in Lending Act, or for telemarketing transactions involving pre-acquired account information and fee-to-pay conversion offers;

•	institution of a national “do-not-call” registry;

•	limitations on the use of predictive dialers for outbound calls; and

•	additional disclosure requirements relating to marketing additional products and services to our clients’ customers, especially to the extent involving negative option features.
Since the “do-not-call” restrictions became effective, the FTC has raised the fees for the National Do-Not-Call Registry twice. The most recent increase in fees will become effective September 1, 2005.
       In addition to the federal legislation and regulations, there are numerous state statutes and regulations governing telemarketing activities that do or may apply to us. For example, some states also place restrictions on the methods and timing of telemarketing calls and require that certain mandatory disclosures be made during the course of a telemarketing call. Some states also require that telemarketers register in the state before conducting telemarketing business in the state. Many of these statutes have an exemption for publicly-traded companies.
       Our employees who are involved in certain types of sales activity, such as activity regarding insurance or mortgage loans, are required to be licensed by various state commissions or regulatory bodies and to comply with regulations enacted by those entities.

       The industries that we serve are also subject to varying degrees of government regulation, including laws and regulations relating to contracting with the government and data security. We are subject to some of the laws and regulations associated with government contracting as a result of our contracts with our clients and also as a result of contracting directly with the United States government and its agencies. With respect to marketing scripts, we rely on our clients and their advisors to develop the scripts to be used by us in making consumer solicitations on behalf of our clients. We generally require our clients to indemnify us against claims and expenses arising with respect to the scripts provided by our clients.
       We specifically train our marketing representatives to handle calls in an approved manner and believe we are in compliance in all material respects with all federal and state telemarketing regulations.
       The accounts receivable management and collection business is regulated both at the federal and state level. The federal Fair Debt Collection Practices Act, or the FDCPA, regulates any person who regularly collects or attempts to collect, directly or indirectly, consumer debts owed or asserted to be owed to another person. The FDCPA establishes specific guidelines and procedures that debt collectors must follow in communicating with consumer debtors, including the time, place and manner of these communications. Further, it prohibits harassment or abuse by debt collectors, including the threat of violence or criminal prosecution, obscene language or repeated telephone calls made with the intent to abuse or harass. The FDCPA also places restrictions on communications with individuals other than consumer debtors in connection with the collection of any consumer debt and sets forth specific procedures to be followed when communicating with third parties for purposes of obtaining location information about the consumer debtor. Additionally, the FDCPA contains various notice and disclosure requirements and prohibits unfair or misleading representations by debt collectors. The accounts receivable management and collection business is also subject to the Fair Credit Reporting Act, or the FCRA, that regulates the consumer credit reporting industry and that may impose liability on furnishers of data to credit reporting agencies, such as debt collectors, to the extent that the adverse credit information reported on a consumer to a credit reporting agency is false or inaccurate. The FTC has the authority to investigate consumer complaints against debt collectors and to recommend enforcement actions and seek monetary penalties. The accounts receivable management and collection business is also subject to state regulation. Some states require that debt collectors be licensed or registered, hold a certificate of authority and/or be bonded. Failure to comply may subject the debt collector to penalties and/or fines. In addition, state licensing authorities, as well as state consumer protection agencies, in many cases, have the authority to investigate debtor complaints against debt collectors and to recommend enforcement actions and seek monetary penalties against debt collectors for violations of state or federal laws.
       The Receivables Management and Communication Services segments provide services to healthcare clients that, as providers of healthcare services are considered “covered entities” under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. As covered entities, our clients must comply with standards for privacy, transaction and code sets, and data security. Under HIPAA, we are a “business associate,” which requires that we protect the security and privacy of “protected health information” provided to us by our clients for the collection of payments for healthcare services. We have implemented HIPAA compliance training and awareness programs for our healthcare service employees. We also have undertaken an ongoing process to test data security at all relevant levels. In addition, we have reviewed physical security at all healthcare operation centers and have implemented systems to control access to all work areas.
       Several of the industries served by each of our three segments are also subject to varying degrees of government regulation. Although compliance with these regulations is generally the responsibility of the clients, we could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with these regulations. We discuss the risks associated with governmental regulation under “Risk Factors — Risks Related to Our Business — We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.”
Properties
       Our corporate headquarters is located in Omaha, Nebraska. Our owned headquarters facility encompasses approximately 134,000 square feet of office space. We also own one administrative facility in Omaha, Nebraska totaling 14,500 square feet, which is used for administrative activities. Through a synthetic lease agreement, we lease one location in Omaha, Nebraska encompassing approximately 147,000 square feet.
       In our Communication Services segment, we own seven contact centers located in San Antonio, Texas, El Paso, Texas, Carbondale, Illinois and Pensacola, Florida, totaling approximately 226,000 square feet. The contact center located in Carbondale, Illinois is no longer in service and we are exploring divesting this property.
       In our Communication Services segment, we lease or contract for the use of contact centers and automated voice and data processing centers totaling approximately 1,200,000 square feet in 15 states and four foreign countries: Mumbai, India; Saanichton, Victoria, British Columbia, Canada; Mandaluyong City and Makati City, Philippines; and Montego Bay and Kingston, Jamaica.
       In our Conferencing Services segment, we own two operator-assisted conferencing centers totaling approximately 42,000 square feet in two U.S. locations and lease three others totaling approximately 79,000 square feet. Our Conferencing Services segment leases three operator-assisted conferencing centers in the United Kingdom, Australia and Singapore totaling approximately 16,000 square feet, as well as approximately 160,000 square feet of office space for sales and administrative offices, in 19 states and seven foreign countries. Our Conferencing Services segment also owns two facilities in West Point, Georgia and Valley, Alabama totaling approximately 75,000 square feet used for administrative activities.
       In our Receivables Management segment, we lease 17 contact centers totaling approximately 332,000 square feet in the United States and a contact center totaling approximately 4,000 square feet in Jalisco, Mexico. In our Receivables Management segment, we also lease approximately 40,000 square feet of office space for administrative activities.
Legal Proceedings
       From time to time, we are subject to lawsuits and claims which arise out of our operations in the normal course of our business. West and certain of our subsidiaries are defendants in various litigation matters in the ordinary course of business, some of which involve claims for damages that are substantial in amount. We believe, except for the items discussed below for which we are currently unable to predict the outcome, the disposition of claims currently pending will not have a material adverse effect on our financial position, results of operations or cash flows.
       Sanford v. West Corporation et al., No. GIC 805541, was filed February 13, 2003 in the San Diego County, California Superior Court. The original complaint alleged violations of the California Consumer Legal Remedies Act, Cal. Civ. Code §§ 1750 et seq., unlawful, fraudulent and unfair business practices in violation of Cal. Bus. & Prof. Code §§ 17200 et seq., untrue or misleading advertising in violation of Cal. Bus. & Prof. Code §§ 17500 et seq., and common law claims for conversion, unjust enrichment, fraud and deceit, and negligent misrepresentation, and sought monetary damages, including punitive damages, as well as restitution, injunctive relief and attorneys fees and costs. The complaint was brought on behalf of a purported class of persons in California who were sent a Memberworks, Inc., or Memberworks, membership kit in the mail, were charged for a Memberworks membership program, and were allegedly either customers of what the complaint contended was a joint venture between Memberworks and us or one of our subsidiaries, West Telemarketing Corporation, which we refer to as WTC, or our or WTC’s wholesale customers.

We and WTC filed a demurrer in the trial court on July 7, 2004. The Court sustained the demurrer as to all causes of action in plaintiff’s complaint, with leave to amend. We and WTC received an amended complaint and filed a renewed demurrer. On January 24, 2005, the Court entered an order sustaining our demurrer with respect to five of the seven causes of action, including all causes of action that allow punitive damages. On February 14, 2005, we and WTC filed a motion for judgment on the pleadings seeking a judgment as to the remaining claims. A hearing on that motion was held on April 22, 2005. On April 26, 2005, the Court granted judgment on the pleadings to West without leave to amend. The Court also denied a motion to intervene filed on behalf of Lisa Blankenship and Vicky Berryman. The plaintiff has appealed the judgment and the order denying intervention. The matter is now before the Fourth Appellate District Court of Appeals.
       The plaintiff in the litigation matter described above had previously filed a complaint in the United States District Court for the Southern District of California, No. 02-cv-0601-H, against us, WTC and Memberworks alleging, among other things, claims under 39 U.S.C. § 3009. The federal court dismissed the federal claims against us and WTC and declined to exercise supplemental jurisdiction over the remaining state law claims. The plaintiff proceeded to arbitrate her claims with Memberworks and refiled her claims as to us and WTC in the Superior Court of San Diego County, California. The plaintiff in the state action has contended in her pleadings that the order of dismissal in federal court was not a final order and that the federal case is still pending. The District Court on December 30, 2004 confirmed the arbitration award in the arbitration between the plaintiff and Memberworks. The plaintiff filed a Notice of Appeal on January 28, 2005. Preston Smith and Rita Smith have also filed motions to intervene in the appeal. We and WTC have joined in a motion filed by Memberworks to dismiss the appeal. We and WTC are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with the claims in the state and federal actions described above.
       Brandy L. Ritt, et al. v. Billy Blanks Enterprises, et al. was filed in January 2001 in the Court of Common Pleas in Cuyahoga County, Ohio, against two of our clients. The suit, a purported class action, was amended for the third time in July 2001 and we were added as a defendant at that time. The suit, which seeks statutory, compensatory and punitive damages as well as injunctive and other relief, alleges violations of various provisions of Ohio’s consumer protection laws, negligent misrepresentation, fraud, breach of contract, unjust enrichment and civil conspiracy in connection with the marketing of certain membership programs offered by our clients. On February 6, 2002, the Court denied the plaintiffs’ motion for class certification. On July 21, 2003, the Ohio Court of Appeals reversed and remanded the case to the trial court for further proceedings. The plaintiffs have filed a Fourth Amended Complaint naming WTC as an additional defendant and a renewed motion for class certification. One of the defendants, NCP Marketing Group, filed for bankruptcy and, on July 12, 2004, removed the case to federal court. Plaintiffs have filed a motion to remand the case back to state court. One of the defendants moved to transfer the case from the United States District Court for the Northern District of Ohio to the federal Bankruptcy Court in Nevada. On October 29, 2004, the district court referred the case to the Bankruptcy Court for the Northern District of Ohio. On February 22, 2005, the Bankruptcy Court for the Northern District of Ohio referred the case to the Bankruptcy Court for the District of Nevada. A hearing was held on August 1, 2005 in Nevada on plaintiffs’ motion to remand or for mandatory abstention. At the hearing, the Bankruptcy Court indicated that it would grant the motion on the grounds of permissive abstention and equitable remand. As a result, the parties anticipate that the case will be transferred back to the state court in Cuyahoga County, Ohio. At the hearing, the Bankruptcy Court also tentatively approved a settlement between the named plaintiffs and NCP and two other defendants, Shape The Future International LLP and Integrity Global Marketing LLC. It is uncertain when the motion for class certification will be ruled on and when the case will be tried. We and WTC are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with this claim.

MANAGEMENT
Executive Officers and Directors
       Set forth below is information concerning our executive officers and directors as of the date of this prospectus supplement:

Name	Age	Position

Gary L. West	59	Chairman of the Board and Director
Mary E. West	59	Vice Chair of the Board, Secretary and Director
Thomas B. Barker	50	Chief Executive Officer and Director
Nancee R. Berger	45	President and Chief Operating Officer
J. Scott Etzler	52	President — InterCall, Inc.
Jon R. Hanson	38	Executive Vice President — Chief Administrative Officer
Mark V. Lavin	47	President — West Telemarketing, LP
Michael E. Mazour	45	President — West Business Services, LP
Paul M. Mendlik	51	Chief Financial Officer and Treasurer, Executive Vice President — Finance
James F. Richards	52	President — West Asset Management, Inc.
Steven M. Stangl	47	President — Communication Services
Todd B. Strubbe	42	President — West Direct, Inc. and West Interactive Corporation
Michael M. Sturgeon	44	Executive Vice President — Sales and Marketing
Greg T. Sloma	54	Director
William E. Fisher	59	Director
George H. Krauss	63	Director
       Gary L. West co-founded WATS Marketing of America, or WATS, in 1978 and remained with that company until 1985. Mr. West joined us in July 1987 and has served as Chairman of our Board of Directors since that time. Mr. West and Mary E. West are husband and wife.
       Mary E. West co-founded WATS and remained with that company until 1985. In January 1986, she founded West. Mrs. West has served as Vice Chair of our Board of Directors since 1987. Mrs. West and Mr. West are wife and husband.
       Thomas B. Barker joined us in 1991 as Executive Vice President of West Interactive Corporation. Mr. Barker was promoted to President and Chief Operating Officer of West in March 1995. Mr. Barker was promoted to President and Chief Executive Officer in September 1998 and served as our President until January 2004. He was appointed to our Board of Directors in 1997.
       Nancee R. Berger joined West Interactive Corporation in 1989 as Manager of Client Services. Ms. Berger was promoted to Vice President of West Interactive Corporation in May 1994. She was promoted to Executive Vice President of West Interactive Corporation in March 1995, and to President of West Interactive Corporation in October 1996. She was promoted to our Chief Operating Officer in September 1998 and to our President and Chief Operating Officer in January 2004.
       J. Scott Etzler joined InterCall in June 1998 as President and Chief Operating Officer and was Chief Executive Officer from March 1999 until we acquired InterCall in May 2003. Mr. Etzler has served as President of InterCall since the acquisition in May 2003.
       Jon R. (Skip) Hanson joined us in 1991 as a Business Analyst. In October 1999, he was promoted to Executive Vice President — Chief Administrative Officer of West.
       Mark V. Lavin joined us in 1996 as Executive Vice President — West Telemarketing Corporation and was promoted to President of West Telemarketing Corporation in September 1998.

From 1991 until 1996, he served in several key management roles within hotel industry organizations, including Vice President of Carlson Hospitality Worldwide Reservation Center and General Manager of the Hyatt Reservation Center.
       Michael E. Mazour joined West Telemarketing Corporation in 1987 as Director — Data Processing Operations. Mr. Mazour was promoted to Vice President, Information Services of West Telemarketing Corporation Outbound in 1990, to Senior Vice President, Client Operations in 1995, to Executive Vice President in 1997 and to President of West Telemarketing Corporation Outbound in January 2004. He was named President of West Business Services, LP in November 2004.
       Paul M. Mendlik joined us in 2002 as Executive Vice President, Chief Financial Officer & Treasurer of West. Prior to joining us, he was a partner in the accounting firm of Deloitte & Touche LLP from 1984 to 2002.
       James F. Richards serves as President of West Asset Management, Inc. Previously, Mr. Richards co-founded and served as President of Attention LLC, which we acquired in August 2002. Mr. Richards has over 30 years of teleservices industry experience.
       Steve M. Stangl joined West Interactive Corporation in 1993 as Controller. In 1998, Mr. Stangl was promoted to President of West Interactive Corporation. In January 2004, Mr. Stangl was promoted to our President, Communication Services.
       Todd B. Strubbe joined West Direct, Inc. in July 2001 as President and was appointed President of West Interactive Corporation in January 2004. Prior to joining us, Mr. Strubbe served as President and Chief Operating Officer of CompuBank, N.A., an online bank, from 2000 to July 2001. From 1995 to 2000, Mr. Strubbe served as Managing Director, Systems Architecture and Product Development and Vice President of Corporate Planning and Development for First Data Corporation, a global provider of electronic commerce and payment services. Prior to joining First Data, Mr. Strubbe was with McKinsey & Company, a global consulting firm.
       Michael M. Sturgeon joined us in 1991 as a National Account Manager, West Interactive Corporation. In September 1994, Mr. Sturgeon was promoted to Vice President of Sales and Marketing. In March 1997, Mr. Sturgeon was promoted to our Executive Vice President, Sales and Marketing.
       Greg T. Sloma was appointed to our Board of Directors in 1997. In August 2004, Mr. Sloma became President and Chief Financial Officer of SpeedNet Services, Inc., a broadband wireless Internet Service Provider. Previously, he was Executive Vice President and Chief Financial Officer of SpeedNet Services, Inc., a provider of broadband fixed wireless Internet services, since January 2004. From July 2001 to January 2004, Mr. Sloma was Vice Chairman and Director of Mergers & Acquisitions of Data Transmission Network Corporation, or DTN, an Omaha-based provider of electronic information and communication services. Prior to holding this position, Mr. Sloma served as DTN’s President and Chief Executive Officer. He was an employee of DTN since April 1993, holding the positions of President & Chief Operating Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer. Prior to joining DTN, Mr. Sloma was a partner at Deloitte & Touche LLP specializing in tax consulting.
       William E. Fisher was appointed to our Board of Directors in 1997. He is the Chairman of the Board of SJE Holdings, a regional coffee chain. Previously, he was President of Global Software Services, with CSG Systems, Inc., a provider of billing and customer care solutions, from September 2001 until his retirement in September 2004. Prior to the position with Global Software Services, he was the founder, Chairman of the Board and Chief Executive Officer of Transaction Systems Architects, Inc., or TSAI, from its inception in 1993 until he retired from the company in May 2001. TSAI is an Omaha-based company that develops, markets and supports a broad line of software products and services primarily focused on facilitating electronic payments.

       George H. Krauss was appointed to the Board of Directors in 2001. He is Of Counsel to Kutak Rock LLP, a law firm, and a consultant to America First Companies, an investment company located in Omaha, Nebraska. Mr. Krauss was a partner of Kutak Rock from 1975 to 1997 and became Of Counsel in 1997. Mr. Krauss is a director of Gateway, Inc., a provider of personal computers and related products, MFA Mortgage Investments, Inc., a company primarily engaged in the business of investing, on a leveraged basis, in mortgage-backed securities, and America First Mortgage Investments, Inc., a company primarily engaged in investing in mortgage-backed securities. He is also a director of a number of closely held companies and investment firms.
RELATED PARTY TRANSACTIONS
       We lease a building located at 9910 Maple Street, Omaha, Nebraska that is owned by 99-Maple Partnership, a partnership owned and controlled by Gary L. West, the Chairman of our Board of Directors, and Mary E. West, the Vice Chair of our Board of Directors and our Secretary. The building has 43,000 square feet of leasable space, sits on approximately 4.4 acres and houses a contact center and several administrative support departments. The lease commenced on April 1, 1988 and was renewed most recently on December 10, 2003, for a term of ten years. The rent payable under the lease is $89,635 per month between September 1, 2003 and August 31, 2004, $55,542 per month between September 1, 2004 and August 31, 2009 and $60,917 per month between September 1, 2009 and August 31, 2014. In addition to payment of rent, we are obligated to pay all taxes, insurance and maintenance pertaining to the building. We believe that the amount of rent that we pay and the other terms of this lease are comparable to the amount of rent and terms that we would obtain in an arms’-length transaction.

PRINCIPAL AND SELLING STOCKHOLDERS
       The following table summarizes the beneficial ownership of our common stock as of September 16, 2005 for:

•	each selling stockholder;

•	each person whom we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	our chief executive officer and each of our four other most highly compensated executive officers; and

•	all directors and executive officers as a group.

	Shares Beneficially Owned		Shares Being Sold in	Shares Beneficially Owned
	prior to the Offering		the Offering	after the Offering
Name and Address
of Beneficial Owners(1)	Number	Percentage(2)	Number	Number	Percentage(2)

Gary L. West(3)(4)	45,462,363	65.4%	8,700,000	36,762,363	52.9%
Mary E. West(3)(5)	45,462,363	65.4%	8,700,000	36,762,363	52.9%
Thomas B. Barker(6)	1,172,508	1.7%	—	1,172,508	1.7%
Greg T. Sloma(7)	32,850	*	—	32,850	*
William E. Fisher(8)	19,500	*	—	19,500	*
George H. Krauss(9)	23,000	*	—	23,000	*
Nancee R. Berger(10)	723,384	1.0%	—	723,384	1.0%
J. Scott Etzler(11)	12,443	*	—	12,443	*
Paul M. Mendlik(12)	139,447	*	—	139,447	*
Todd B. Strubbe(13)	128,502	*	—	128,502	*
All directors and executive officers as a group (16 persons)(14)	47,864,260	68.9%	8,700,000	39,164,260	56.4%

*	Less than 1%

(1)	The address of each of our executive officers and directors is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

(2)	Based on 69,470,287 shares of common stock outstanding as of September 16, 2005.

(3)	Gary L. West and Mary E. West are husband and wife. Shares held by Mr. and Mrs. West are held in joint tenancy with right of survivorship. Voting power of these shares is shared between them.

(4)	Gary L. West is the Chairman of our Board of Directors.

(5)	Mary E. West is the Vice Chair of our Board of Directors and our Secretary.

(6)	Includes 1,053,441 shares subject to options that are exercisable within 60 days of September 16, 2005.

(7)	Includes 450 shares held by Mr. Sloma’s daughter and 1,400 shares held by Mr. Sloma’s son. Also includes 31,000 shares subject to options that are exercisable within 60 days of September 16, 2005.

(8)	Includes 19,000 shares subject to options that are exercisable within 60 days of September 16, 2005.

(9)	Includes 23,000 shares subject to options that are exercisable within 60 days of September 16, 2005.

(10)	Includes 697,062 shares subject to options that are exercisable within 60 days of September 16, 2005.

(11)	Includes 11,500 shares subject to options that are exercisable within 60 days of September 16, 2005.

(12)	Includes 69,000 shares subject to options that are exercisable within 60 days of September 16, 2005.

(13)	Includes 50,000 shares subject to options that are exercisable within 60 days of September 16, 2005.

(14)	Includes 2,101,291 shares subject to options that are exercisable within 60 days of September 16, 2005.
       Except as otherwise noted, each person named in the table above has sole voting and investment power with respect to the shares. Beneficial ownership and percentages are calculated in accordance with SEC rules. Beneficial ownership includes shares subject to options that are currently exercisable or exercisable within 60 days following September 16, 2005.

DESCRIPTION OF CAPITAL STOCK
General
       Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of September 16, 2005, there were 69,470,287 shares of common stock outstanding held of record by 60 persons, and no shares of preferred stock were outstanding. We are not issuing any shares of our stock in this offering.
Common Stock
       Holders of common stock are entitled to one vote per share in all matters voted on by our stockholders, and do not have cumulative voting rights. Subject to preferences that any preferred stock may have, holders of common stock are entitled to receive ratably any dividends that our board may declare out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference of any outstanding preferred stock. All of our outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock which we issue in the future.
Preferred Stock
       Our Board of Directors has the authority, without any vote by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series with whatever rights, preferences and other terms as our board may determine. These other terms include the number of shares, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights. Although we cannot predict how any issuance of preferred stock might affect the holders of our common stock, the terms of any new preferred stock may:

•	restrict common stock dividends if preferred stock dividends have not been paid;

•	dilute the voting power and equity interest of holders of common stock; or

•	prevent current holders of common stock from participating in the distribution of our assets upon liquidation, or reduce the amount they receive.
       In addition, the issuance of preferred stock may have the effect of discouraging a change in control by, for example, granting holders of preferred stock approval rights over any amendment to our restated certificate of incorporation or any reorganization, consolidation, merger or other similar transaction involving our company. As a result, the issuance of preferred stock may discourage bids for the common stock at a premium over its market price, and could have a material adverse effect on the market value of our common stock. Our Board of Directors does not presently intend to issue any shares of preferred stock.
Limitations on Directors’ Liability
       Our restated certificate of incorporation and by-laws limit the liability of directors to the maximum extent permitted by Delaware law, including providing for the mandatory advancement of expenses if certain conditions are met. Our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	breach of the directors’ duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	the unlawful payment of a dividend or an unlawful stock purchase or redemption; or

•	any transaction from which the director derives an improper personal benefit.
       This provision of our restated certificate of incorporation has no effect on the availability of equitable remedies such as injunction or rescission.
       These provisions will not limit liability under state or federal securities laws. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.
Restated Certificate of Incorporation and By-law Provisions Affecting Change in Control
       Our restated certificate of incorporation and by-laws include provisions which are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions also may have the effect of delaying, deterring or preventing a future takeover or change in control unless the takeover or change in control is approved by our Board of Directors. These provisions may also make the removal of the directors and management more difficult. Our restated certificate of incorporation provides that our Board of Directors is divided into three classes serving staggered three-year terms. Our by-laws include restrictions on who may call a special meeting of stockholders. The by-laws also contain an advance notice procedure with regard to the nomination of candidates for election as director and to place matters on the agenda for consideration at stockholder meetings.
Section 203 of the Delaware General Corporation Law
       Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an interested stockholder. An interested stockholder is a person who, together with any affiliates or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless:

•	the business combination is approved by the corporation’s board of directors prior to the date the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
       For this purpose, business combinations include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or greater of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholders’ proportionate share ownership in the corporation.
Transfer Agent and Registrar
       The transfer agent and registrar of our common stock is Computershare Limited.

SHARES ELIGIBLE FOR FUTURE SALE
       As of September 16, 2005, we had 69,470,287 shares of common stock outstanding, including 45,462,363 shares of common stock held by Gary L. West and Mary E. West. 8,700,000 shares of common stock are being offered by Gary L. West and Mary E. West pursuant to this offering. Approximately 37,158,589 shares of common stock, including the remaining 36,762,363 shares of common stock outstanding held by Gary L. West and Mary E. West following this offering, will be restricted as defined in Rule 144 under the Securities Act of 1933 (which, as amended, and together with the rules and regulations thereunder, we refer to as the Securities Act). These shares are eligible for sale in accordance with Rule 144 under the Securities Act.
       Our common stock outstanding as of September 16, 2005 does not include the following:

•	6,390,367 shares of common stock issuable upon the exercise of outstanding stock options;

•	330,644 shares of common stock reserved for issuance under our Restated 1996 Stock Incentive Plan;

•	1,880,693 shares of common stock reserved for issuance under our 2002 Employee Stock Purchase Plan; and

•	996,610 shares of common stock reserved for issuance under our Deferred Compensation Plan.
       All of the shares of common stock sold in this offering will be freely tradable without restriction or the requirement of further registration under the Securities Act unless they are acquired by our “affiliates,” as that term is defined in Rule 144 of the Securities Act.
Rule 144
       In general, under Rule 144 as currently in effect, any person who has beneficially owned securities for at least one year, including persons who may be deemed an affiliate of the registrant, is entitled to sell within any three-month period a number of securities that does not exceed the greater of:

•	1% of the then outstanding securities or

•	the average weekly trading volume in our securities during the four calendar weeks preceding the sale.
Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and to the availability of our current public information. In addition, any person who:

•	is not deemed our affiliate,

•	has not been our affiliate for at least three months prior to the sale and

•	has beneficially owned his or her securities for at least two years is entitled to sell these securities under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.
       While no predictions can be made of any effect that open market sales of securities or the availability of securities for sale will have on the market price prevailing from time to time, sales of substantial amounts of our securities in the public market, or the perception that these sales will occur, could adversely affect market prices and trading activities in our common stock.

Lock-Up Agreements
       The selling stockholders have agreed to a 150-day lock-up, subject to limited exceptions. We and our directors (other than Gary and Mary West, who are subject to the 150-day lock-up as selling stockholders) and certain of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, have agreed to a 90-day lock-up, subject to limited exceptions, including dispositions by our Chief Financial Officer and Chief Operating Officer after December 1, 2005 pursuant to any plan established prior to the date of this prospectus supplement in accordance with Rule 10b5-1(c) of the Exchange Act. Goldman, Sachs & Co., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.
Registration Rights
       On November 25, 1996, we entered into a registration rights agreement with the selling stockholders and certain other stockholders. Under the registration rights agreement, we have granted the selling stockholders rights to register shares of our common stock owned by them for sale under the Securities Act. The selling stockholders have the right to demand that we register all or part of their common stock, provided, among other things, that the registration relates to shares having a value of at least $10,000,000. We are obligated to effect up to four registrations for Gary and Mary West in response to these demand registration rights. However, we are not required to effect any demand registration until a period of 180 days has elapsed from the effective date of the most recent previous demand registration. We must pay all expenses in connection with a demand registration (other than underwriting discounts and commissions, transfer taxes, SEC filing fees and a portion of the fees and expenses of counsel for the selling stockholders). In connection with the offering contemplated by this prospectus supplement, on August 29, 2005, the selling stockholders exercised their first registration demand right under the registration rights agreement.
       In addition to demand registration rights, the registration rights agreement provides that the selling stockholders have “piggyback” registration rights whenever we propose to register our common stock under the Securities Act. We must pay all expenses in connection with a piggyback registration (other than underwriting discounts and commissions, transfer taxes, SEC filing fees and a portion of the fees and expenses of counsel for the selling stockholders).
       The registration rights agreement also contains reciprocal indemnity and contribution provisions.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS
       The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership (including any entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State of the United States or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
       This discussion does not consider:

•	U.S. federal gift tax consequences, or U.S. state or local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences for partnerships or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•	the tax consequences for the shareholders or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.
       The following discussion is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences with respect to their particular circumstances.
Dividends
       As previously discussed, we do not anticipate paying dividends on our common stock in the foreseeable future. See “Dividend Policy.” If we pay dividends on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and first reduce the non-U.S. holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

       We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Under applicable U.S. Treasury regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.
       Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in generally the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.
       In order to claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, the non-U.S. holder must provide a properly executed IRS Form W-8BEN, for treaty benefits, or W-8ECI, for effectively connected income (or such successor forms as the IRS designates), respectively, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty and their ability to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States.
       A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the IRS.
Gain on Disposition of Common Stock
       A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain (which may be offset by U.S. source losses from other dispositions) derived from the disposition; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date of such disposition and the period that the non-U.S. holder held our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is “regularly traded on an established securities market” within the meaning of

Section 897(c)(3) of the Code, however, such common stock will be treated as United States real property interests only if a non-U.S. holder owned actually or constructively more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned actually or constructively more than 5 percent of our common stock during the period described above or our common stock is not “regularly traded on an established securities market,” then a non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates.

Federal Estate Tax
       Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.
Information Reporting and Backup Withholding Tax
       We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident.
       Backup withholding will generally not apply to payments on common stock made to a non-U.S. holder if the holder has provided the required certification that it is not a U.S. person (by furnishing an IRS Form W-8BEN or other applicable form). However, the gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations may be reduced by backup withholding at the applicable rate (currently 28%) in lieu of the 30% withholding described above.
       The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be reduced by backup withholding unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.
       Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.
       Each prospective non-U.S. holder of our common stock should consult that holder’s own tax advisor with respect to their particular circumstances.

UNDERWRITING
       We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Robert W. Baird & Co. Incorporated
William Blair & Company, L.L.C.
Credit Suisse First Boston LLC
Banc of America Securities LLC

Total	8,700,000

       The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
       If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,300,000 shares from the selling stockholders to cover these sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
       The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,300,000 additional shares.
Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$
       Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the initial price to public. Any of these securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $           per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.
       The selling stockholders have agreed to a 150-day lock-up, subject to limited exceptions. We and our directors (other than Gary and Mary West, who are subject to the 150-day lock-up as selling stockholders) and certain of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, have agreed to a 90-day lock-up, subject to limited exceptions, including dispositions by our Chief Financial Officer and Chief Operating Officer after December 1, 2005 pursuant to any plan established prior to the date of this prospectus supplement in accordance with Rule 10b5-1(c) of the Exchange Act. Goldman, Sachs & Co., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. These agreements do not apply to any existing employee benefit plans.
       Our common stock is quoted on the Nasdaq National Market under the symbol “WSTC”.

       In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
       Purchases to cover a short position and stabilizing transactions may the effect of preventing or retarding a decline in the market price of West Corporation’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.
       Each underwriter has represented, warranted and agreed that:

(a) it has not made or will not make an offer of the shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services Markets Act 2000 (as amended), which we refer to as the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by West Corporation of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21(1) of the FSMA does not apply to us; and

(c) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
       In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which we refer to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that

Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
       For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
       The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
       This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which the offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.
       The shares have not been and will not be registered under Securities and Exchange Law of Japan and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
       A prospectus in electronic format may be made available on the website maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.
       We and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $          .
       We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
       Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, private banking and lending services for West Corporation, our Board of Directors or the selling stockholders, for which they have received or will receive customary fees and expenses. The selling stockholders intend to use a portion of the net proceeds from this offering to repay certain indebtedness owed to Goldman, Sachs & Co. in connection with a margin account. An affiliate of Banc of America Securities LLC is co-documentation agent and a lender under our revolving credit facility.
LEGAL MATTERS
       The validity of the shares of common stock being offered in this prospectus supplement will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois. Certain matters will be passed on for the underwriters by Latham & Watkins LLP, Chicago, Illinois.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
West Corporation
Omaha, Nebraska
       We have audited the accompanying consolidated balance sheets of West Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
       We conducted our audits in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
       We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 18, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Omaha, Nebraska
February 18, 2005

WEST CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2004	2003	2002

	(Amounts in thousands except
	per share amounts)
REVENUE	$1,217,383	$988,341	$820,665
COST OF SERVICES	541,979	440,260	399,276
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	487,513	404,972	314,886

OPERATING INCOME	187,891	143,109	106,503
OTHER INCOME (EXPENSE):
Interest Income	895	721	2,828
Interest Expense	(9,381)	(5,503)	(2,419)
Other, net	2,118	1,493	1,736

Other income (expense)	(6,368)	(3,289)	2,145
INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTEREST	181,523	139,820	108,648
INCOME TAX EXPENSE	65,762	51,779	39,706
INCOME BEFORE MINORITY INTEREST	115,761	88,041	68,942
MINORITY INTEREST IN NET INCOME OF CONSOLIDATED SUBSIDIARY	2,590	165	300

NET INCOME	$113,171	$87,876	$68,642

EARNINGS PER COMMON SHARE:
Basic	$1.67	$1.32	$1.04

Diluted	$1.63	$1.28	$1.01

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic common shares	67,643	66,495	65,823
Dilutive impact of potential common shares from stock options	1,826	2,122	2,306

Diluted common shares	69,469	68,617	68,129

The accompanying Notes are an integral part of these Financial Statements.

WEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	(Amounts in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,572	$25,563
Accounts and notes receivable, net	195,598	153,428
Portfolio receivables, current portion	26,646	—
Other current assets	27,244	23,423

Total current assets	282,060	202,414
PROPERTY AND EQUIPMENT:
Property and equipment	552,073	508,300
Accumulated depreciation and amortization	(328,963)	(273,650)

Property and equipment, net	223,110	234,650

PORTFOLIO RECEIVABLES, NET OF CURRENT PORTION	56,897	—
GOODWILL	573,885	452,848
INTANGIBLES, net	99,028	97,564
NOTES RECEIVABLE AND OTHER ASSETS	36,226	28,387

TOTAL ASSETS	$1,271,206	$1,015,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$39,420	$19,691
Accrued expenses	101,191	79,430
Current maturities of portfolio notes payable	20,144	—
Current maturities of long-term obligations	—	22,500

Total current liabilities	160,755	121,621
PORTFOLIO NOTES PAYABLE , less current maturities	8,354	—
LONG-TERM OBLIGATIONS, less current maturities	230,000	169,500
DEFERRED INCOME TAXES	42,733	42,626
OTHER LONG TERM LIABILITIES	27,769	25,878
MINORITY INTEREST	12,140	—
COMMITMENTS AND CONTINGENCIES (Notes 5, 8 and 12)
STOCKHOLDERS’ EQUITY
Preferred stock $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 200,000 shares authorized, 68,452 shares issued and 68,380 outstanding and 67,327 shares issued and 67,255 outstanding	685	673
Additional paid-in capital	244,747	223,806
Retained earnings	549,416	436,245
Accumulated other comprehensive income (loss)	(193)	1,031
Treasury stock at cost (72 shares)	(2,697)	(2,697)
Unearned restricted stock (157 and 188 shares)	(2,503)	(2,820)

Total stockholders’ equity	789,455	656,238

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,271,206	$1,015,863

The accompanying Notes are an integral part of these Financial Statements.

WEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2004	2003	2002

	(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$113,171	$87,876	$68,642
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	81,317	74,882	58,133
Amortization	18,868	11,584	3,650
Provision for bad debts	5,706	9,979	24,487
Other	48	815	385
Deferred income tax expense (benefit)	6,177	(2,492)	6,502
Minority interest in earnings, net of distributions of $1,184, $0 and $0	1,406	165	300
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(32,190)	(4,358)	(10,513)
Other assets	(8,710)	4,775	(10,469)
Accounts payable	13,513	(8,525)	(13,326)
Accrued expenses and other liabilities	23,169	21,472	(6,573)

Net cash flows from operating activities	222,475	196,173	121,218

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions, net of cash acquired of $11,256, $16,878 and $5,010	(193,885)	(424,553)	(80,382)
Purchase of property and equipment	(59,886)	(46,252)	(43,911)
Proceeds from disposal of property and equipment	1,998	513	897
Purchase of portfolio receivables, net	(28,683)	—	—
Collections applied to principal of portfolio receivables	19,713	—	—
Issuance of notes receivable	(5,200)	—	—
Proceeds from payments of notes receivable	2,721	3,531	711
Purchase of licensing agreement	—	(8,700)	—

Net cash flows from investing activities	(263,222)	(475,461)	(122,685)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	200,000	—
Net change in revolving credit facility	230,000	32,000	—
Payments of long-term obligations	(192,000)	(69,647)	(20,499)
Payments of portfolio notes payable	(28,534)	—	—
Proceeds from issuance of portfolio notes payable	25,316	—	—
Debt issuance costs	(1,068)	(4,506)	—
Proceeds from stock options exercised	14,567	8,918	8,373

Net cash flows from financing activities	48,281	166,765	(12,126)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(525)	159	—
NET CHANGE IN CASH AND CASH EQUIVALENTS	7,009	(112,364)	(13,593)
CASH AND CASH EQUIVALENTS, Beginning of period	25,563	137,927	151,520

CASH AND CASH EQUIVALENTS, End of period	$32,572	$25,563	$137,927

The accompanying Notes are an integral part of these Financial Statements.

WEST CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

		Additional			Unearned		Total
	Common	Paid-in	Retained	Treasury	Restricted	Comprehensive	Stockholders’
	Stock	Capital	Earnings	Stock	Stock	Income (Loss)	Equity

	(Amounts in thousands )
BALANCE, January 1, 2002	$654	$191,821	$279,727	$(4,043)	$—	$—	$468,159
Net income			68,642				68,642
Stock options exercised including related tax benefits (877 shares)	8	12,514					12,522
Issuance of restricted stock (80 shares)				1,346	(1,346)		—
Amortization of restricted stock					269		269

BALANCE, December 31, 2002	662	204,335	348,369	(2,697)	(1,077)	—	549,592
Comprehensive income:
Net income			87,876				87,876
Foreign currency translation adjustment, net of tax of $618						1,031	1,031

Total comprehensive income							88,907
Stock options exercised including related tax benefits (830 shares) and ESPP shares granted (28 shares)	9	13,153					13,162
Issuance of common and restricted stock (240 shares)	2	6,590			(2,418)		4,174
Amortization of restricted stock		(272)			675		403

BALANCE, December 31, 2003	673	223,806	436,245	(2,697)	(2,820)	1,031	656,238
Comprehensive income:
Net income			113,171				113,171
Foreign currency translation adjustment, net of tax of ($411)						(1,224)	(1,224)

Total comprehensive income							111,947
Stock options exercised including related tax benefits (1,086 shares)	11	20,777					20,788
Issuance of common and restricted stock (40 shares)	1	999			(1,000)		—
Amortization of restricted stock		(835)			1,317		482

BALANCE, December 31, 2004	$685	$244,747	$549,416	$(2,697)	$(2,503)	$(193)	$789,455

The accompanying Notes are an integral part of these Financial Statements.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

1.	Summary of Significant Accounting Policies
       Business Description — West Corporation provides business process outsourcing services focused on helping our clients communicate more effectively with their customers. We help our clients maximize the value of their customer relationships and derive greater value from each transaction that we process. Some of the nation’s leading enterprises trust us to manage their most important customer contacts and communication transactions. Companies in highly competitive industries choose us for our ability to efficiently and cost effectively deliver large and complex services and our ability to provide a broad portfolio of voice transaction services. We deliver our services through three segments; Communication Services, Conferencing Services and Receivables Management. Each segment leverages our core competencies of managing technology, telephony and human capital.
       Our communication services include both agent and automated services. Our agent services provide clients with a comprehensive portfolio of services driven by both customer-initiated (inbound) and West-initiated (outbound) transactions. We offer our clients large volume transaction processing capabilities, including order processing, customer acquisition, customer retention and customer care. Our agent communication services are primarily consumer applications but we also support business-to-business applications. Our automated services operate over 137,000 Interactive Voice Response ports, which provide large-volume, automated voice response services to clients. Examples of our automated services include automated credit card activation, prepaid calling card services, automated product information requests, answers to frequently asked questions, utility power outage reporting, and call routing and call transfer services. Our Communication Services segment operates a network of customer contact centers and automated voice and data processing centers throughout the United States and in Canada, India, Jamaica and the Philippines. Our home agent service utilizes agents throughout the United States.
       Our conferencing services include an integrated suite of audio, video and web conferencing services. These worldwide services range from basic automated solutions to highly complex, operator-assisted and event driven solutions. Our video conferencing services provide basic video conferencing with the additional ability to visually share documents and presentations. Our web conferencing services provide web conferencing and interactive web-casting services. Our Conferencing Services segment operates facilities in the United States, the United Kingdom, Canada, Singapore, Australia, Hong Kong, Japan and New Zealand.
       Our receivables management operations include first party collections, contingent/third-party collections, governmental collections, commercial collections and purchasing and collecting charged-off consumer and commercial debt. Charged-off debt consists of defaulted obligations of individuals and companies to credit originators, such as credit card issuers, consumer finance companies, and other holders of debt. The Receivables Management segment also provides contingent/third party collections, first party collection efforts on pre-charged-off receivables and collection services for the U.S. Department of Education and other governmental agencies. Our Receivables Management segment operates facilities in the United States, Jamaica and Mexico.
       Basis of Consolidation — The consolidated financial statements include our accounts and the accounts of our wholly owned and majority owned subsidiaries. All intercompany transactions and balances have been eliminated in the consolidated financial statements.
       Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
       Revenue recognition — The Communication Services segment recognizes revenue for customer-initiated, agent-based services, including order processing, customer acquisition, customer retention and customer care in the month that calls are processed by an agent, based on the number of calls and/or time processed on behalf of clients. For agent-based services that are initiated by us including order processing, customer acquisition, customer retention and customer care, revenue is recognized on an hourly basis or on a success rate basis in the month that we place calls to consumers on behalf of our clients. Automated services revenue is recognized in the month that the calls are received or sent by automated voice response units and is billed based on call duration or per call.
       The Conferencing Services segment recognizes revenue when services are provided and generally consists of per-minute charges. Revenues are reported net of any volume or special discounts.
       The Receivables Management segment recognizes revenue for contingent/third party collection services and governmental collection services in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters. First party collection services on pre-charged off receivables are recognized on an hourly rate basis. We believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated and therefore, we utilize the effective interest method of accounting for our purchased receivables as set forth in Accounting Standards Executive Committee Practice Bulletin 6 (“PB6”). Selection of this revenue recognition policy, versus the cash recovery method, is based on our historical results and our knowledge of the industry. In accordance with this revenue recognition policy, each pool of receivables is recorded at historical cost and statistically modeled to determine its projected cash flows based on historical cash collections for pools with similar characteristics. The relevant factors in computing the cash flow are the timing, which typically averages from 50 to 60 months, and amount of cash to be received. An internal rate of return (“IRR”) is established for each pool of receivables based on the projected cash flows and applied to the balance of the pool. The resulting revenue recognized is based on the IRR applied to the remaining balance of each pool of accounts. The effective interest method is used to allocate cash collections between revenue and amortization of the portfolios (principal reduction). Revenue is recognized over the period of the purchased receivables anticipated cash flow using the resulting yield. In the event that cash collected would be inadequate to amortize the carrying value, an impairment charge would be taken. In the event that cash collected would result in an excess amortization of the carrying value, the IRR would be adjusted. Periodically the Receivables Management segment will sell all or a portion of a pool to third parties. Proceeds of these sales are also recognized in revenue under the effective interest method.
       The agreements to purchase receivables typically include customary representations and warranties from the sellers covering account status, which permit us to return non-conforming accounts to the seller. Purchases are pooled based on similar risk characteristics and the time period when the pools are purchased, typically quarterly. The receivables portfolios are purchased at a substantial discount from their face amounts and are initially recorded at our cost to acquire the portfolio. Returns are applied against the carrying value of the pool.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
       Cost of Services — Cost of services includes labor, sales commissions, telephone and other expenses directly related to service activities.
       Selling, General and Administrative Expenses — Selling, general and administrative expenses consist of expenses that support the ongoing operation of our business. These expenses include costs related to division management, facilities costs, equipment depreciation and maintenance, amortization of finite lived intangible assets, sales and marketing activities, client support services, bad debt expense and corporate management costs.
       Other income (expense) — Other income (expense) includes interest income from short-term investments, interest expense from short-term and long-term obligations and rental income.
       Cash and Cash Equivalents — We consider short-term investments with original maturities of three months or less at acquisition to be cash equivalents. Included in the December 31, 2004, and 2003 cash balances are restricted cash of $11,287 and $1,602, respectively, included in trust accounts. This restricted cash represents cash collected on behalf of our clients that has not yet been remitted to them. A corresponding liability is recorded in accounts payable.
       Financial Instruments — Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the net values at which they are recorded are considered to be reasonable estimates of their fair values. The carrying values of notes receivable, notes payable and long-term obligations are deemed to be reasonable estimates of their fair values. Interest rates that are currently available to us for the reissuance of notes with similar terms and remaining maturities are used to estimate fair values of the notes receivable, notes payable and long-term obligations.
       Accounts and Notes Receivable — Short-term accounts and notes receivable from customers are presented net of an allowance for doubtful accounts of $10,022 in 2004 and $9,131 in 2003.
       Property and Equipment — Property and equipment are recorded at cost. Depreciation expense is based on the estimated useful lives of the assets or remaining lease terms and is calculated on the straight-line method. Our owned buildings have estimated useful lives ranging from 20 to 39 years and the majority of the other assets have estimated useful lives of three to five years. We review property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair value. An asset “held-for-sale” is reported at the lower of the carrying amount or fair value less cost to sell.
       Goodwill and other Intangible Assets — Goodwill and other intangible assets with indefinite lives are not amortized, but are tested for impairment on an annual basis. We have determined that presently goodwill and other intangible assets with indefinite lives are not impaired and therefore no write-off is necessary. Finite lived intangible assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.
       Notes Receivable and Other Assets — At December 31, 2004 and 2003, long-term notes receivable from customers of $5,406 and $4,737, respectively, are presented net of an allowance for doubtful accounts of $0 and $2,077, respectively. Other assets primarily includes assets held in non-

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
qualified deferred compensation plans and the unamortized balance of a licensing agreement and debt acquisition costs.
       Income Taxes — We file a consolidated United States income tax return. We use an asset and liability approach for the financial reporting of income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes arise from temporary differences between financial and tax reporting. Income tax expense has been provided on the portion of foreign source income that we have determined will be repatriated to the United States.
       Earnings Per Common Share — Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares result from the assumed exercise of outstanding stock options, by application of the treasury stock method, that have a dilutive effect on earnings per share. At December 31, 2004, 2003 and 2002, respectively, 0; 1,387,765; and 869,526 stock options were outstanding with an exercise price exceeding the average market value of common stock that were therefore excluded from the computation of shares contingently issuable upon exercise of the options.
       Comprehensive Income — Results of operations for foreign subsidiaries are translated using the average exchange rates during the period. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates. Currency translation adjustment is our only component of other comprehensive income.
       Stock Based Compensation — We account for our stock-based compensation plans under the provisions of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, which utilizes the intrinsic value method. As a result of the exercise price being equal to the market price at the date of grant, we did not recognize compensation expense for the years ended December 31, 2004, 2003 and 2002. For purposes of the following disclosures, the estimated fair value of the options is amortized over the options’ vesting period. Had our stock option and stock purchase plan been accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation; 2004, 2003 and 2002 net income and earnings per share would have been reduced to the following amounts:

	Year Ended December 31,

	2004	2003	2002

Net Income:
As reported	$113,171	$87,876	$68,642
Pro forma	$101,603	$74,227	$64,300
Earnings per common share:
Basic as reported	$1.67	$1.32	$1.04
Diluted as reported	$1.63	$1.28	$1.01
Pro forma basic	$1.50	$1.12	$0.98
Pro forma diluted	$1.46	$1.08	$0.94
       The weighted average fair value per share of options granted in 2004, 2003, and 2002 was $8.32, $16.57 and $18.19, respectively. The fair value for options granted under the above described

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
plans was estimated at the date of grant using the Black Scholes pricing model with the following weighted average assumptions:

	2004	2003	2002

Risk-free interest rate	2.5%	2.2%	2.2%
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	32.5%	105.0%	120.0%
Expected life (years)	4.7	4.4	4.4
       Minority Interest — Effective September 30, 2004, one of our portfolio receivable lenders, CFSC Capital Corp. XXXIV, exchanged its rights to share profits in certain portfolio receivables for a 30% minority interest in one of our subsidiaries, Worldwide Asset Purchasing, LLC. We became a party to the CFSC Capital Corp. relationship as a result of the Worldwide acquisition. As a result of this exchange our $10,734 loan participation obligation to CFSC Capital Corp. XXXIV, which had previously been included as a liability, to lender was converted to minority interest.
       On April 1, 2003, we acquired all of the remaining outstanding capital stock of our 87.75% owned subsidiary, West Direct, Inc. (“West Direct”) that we did not already own. As a result, we now own 100% of West Direct. Each share of common stock of West Direct (other than those already held by us) was automatically converted into the right to receive 1.9625 shares of our Common Stock. Holders of outstanding and unexercised options exercisable for shares of common stock of West Direct received options of equivalent value exercisable for 97,143 shares of our Common Stock pursuant to our Restated 1996 Stock Incentive Plan. We accounted for this transaction as a purchase of minority interest. The fair market value of the shares of West Direct common stock was based on the results of an appraisal performed by an independent investment banking firm. The value of the shares of our Common Stock was the average of the highest and lowest prices on the Nasdaq National Market during the day preceding the effective date of the Merger. As a result of this purchase, the minority interest of $1,096 was eliminated, restricted stock of $2,418 was recognized and an additional $3,129 of goodwill was recorded, as the previously recorded minority interest was less than the fair market value of the shares of West Direct common stock received.
       Restricted Stock — Restricted stock totaled 157,116 and 187,640 shares at December 31, 2004 and 2003, respectively. At December 31, 2004, there were 81,558 restricted shares related to compensation agreements with two senior executive officers. These shares carry voting rights; however, sale or transfer of the shares is restricted until the shares vest. The fair value of these restricted shares on the respective grant dates were $25.04 and $16.825 per share or $2,346. These restricted shares vest through July, 2008 and will be recognized as compensation expense over that time period. During 2004, 2003 and 2002, $482, $403 and $269 was recognized as compensation expense, respectively.
       As a result of the West Direct minority interest transaction, discussed above, each share of common stock of West Direct (other than those held by us) was automatically converted into the right to receive 1.9625 shares of our Common Stock. The four minority stockholders of West Direct, who are each our executive officers or executive officers of West Direct, received an aggregate of 240,411 shares of our Common Stock in the transaction, of which 139,340 shares were subject to vesting. At December 31, 2004, there were 75,558 shares subject to vesting.
       Preferred Stock — Our Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to ten million shares of preferred stock from time to time in one or more series with such designations, rights, preferences and limitations as the

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
Board of Directors may determine, including the consideration received therefore. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of common stock.
       Recent Accounting Pronouncements — In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is effective for all interim periods beginning after June 15, 2005 and thus, will be effective for West beginning with the third quarter of 2005. Early adoption is encouraged and retroactive application of the provisions of SFAS 123R to the beginning of the year that includes the effective date is permitted, but not required. Based on the unvested outstanding options at December 31, 2004, we estimate the effect on 2005 net income of adopting SFAS 123R in July will be approximately $5,000.
       In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3, “Accounting for Certain Loans of Debt Securities Acquired in a Transfer”. This Statement of Position (“SOP”) addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt if those differences are attributable, at least in part, to credit quality. Increases in expected cash flows should be recognized prospectively through adjustment of the IRR while decreases in expected cash flows should be recognized as an impairment. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004 and should be applied prospectively to loans acquired on or before December 15, 2004 as it applies to decreases in expected cash flows. Our preliminary evaluation of the effects of this SOP indicate the impact on our results of operations will not be material.
       Reclassifications — Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.

2.	Acquisitions

Worldwide
       On August 1, 2004, we acquired 100% of the equity interests of Worldwide for cash of $133,443, net of cash received of $10,639, assumed debt and other liabilities. The acquisition was funded with a combination of cash on hand and borrowings under our existing bank credit facility. Worldwide is a leading purchaser and collector of delinquent accounts receivable portfolios from consumer credit originators. Its primary areas of operations include, purchasing and collecting charged-off consumer debt, governmental collections and contingent/ third-party collections. The results of operations of Worldwide have been consolidated with our operating results since the acquisition date, August 1, 2004.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
       The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at August 1, 2004. We are in the process of finalizing the third-party valuation of certain intangible assets. Thus, the allocation of the purchase price is subject to refinement.

August 1, 2004

(Amounts in
thousands)
Current assets	$22,306
Portfolio receivables	74,573
Property and equipment	3,345
Other assets	111
Intangible assets	16,100
Goodwill	76,658

Total assets acquired	193,093

Current liabilities	6,237
Portfolio notes payable	31,769
Other liabilities	1,135
Liability to lender from loan participation feature	9,870

Total liabilities assumed	49,011

Net assets acquired	$144,082

ECI
       On December 1, 2004, we acquired 100% of the equity interests in ECI Conference Call Services LLC (“ECI”) for cash of $53,207, net of cash received of $617, assumed debt and other liabilities. The acquisition was funded with a combination of cash on hand and borrowings under our existing bank credit facility. ECI is a provider of conferencing services, particularly operator-assisted calls. ECI was acquired from an investment group. ECI is being integrated into our conferencing segment, but will maintain its separate brand and market presence. The results of operations of ECI have been consolidated with our operating results since the acquisition date, December 1, 2004.

InterCall
       During 2003, we acquired 100% of the equity interests in ITC Holding Company, Inc., the parent company of InterCall, Inc. (“InterCall”) for cash of $388,261, net of cash received of $13,904, assumed debt and other liabilities which was paid with proceeds from bank facilities and cash from operations. The results of operations of InterCall have been consolidated with our operating results since the acquisition date, May 9, 2003.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
       The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at May 9, 2003. During 2004, we finalized the third-party valuation of certain intangible assets.

May 9, 2003

(Amounts in
thousands)
Current assets	$58,085
Property and equipment	51,617
Intangible assets	61,450
Goodwill	297,213
Non-current assets	1,330

Total assets acquired	469,695

Current liabilities	47,663
Deferred income taxes	19,867

Total liabilities assumed	67,530

Net assets acquired	$402,165

ConferenceCall.com
       On November 1, 2003, we acquired Scherer Communications, Inc. (d/b/a ConferenceCall.com) for $35,661 net of cash received of $2,974. ConferenceCall.com, a privately held corporation headquartered in Dallas, Texas is a provider of conferencing solutions to companies of all sizes. ConferenceCall.com was integrated into our Conferencing Services segment, but will maintain its separate brand and market presence. The results of operations of ConferenceCall.com have been consolidated with our operating results since the acquisition date, November 1, 2003.
       Assuming the acquisitions referred to above occurred as of the beginning of the periods presented, our unaudited pro forma results of operations for the years ended December 31, 2004 and 2003 would have been:

	2004	2003

Revenue	$1,321,678	$1,197,726
Net Income	$118,458	$101,651
Earnings per common share-basic	$1.75	$1.53
Earnings per common share-diluted	$1.71	$1.48
       The pro forma results above are not necessarily indicative of the operating results that would have actually occurred if the acquisitions had been in effect on the dates indicated, nor are they necessarily indicative of future results of the combined companies.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

3.	Goodwill and Other Intangible Assets
       The following table presents the activity in goodwill by reporting segment for the years ended December 31, 2004 and 2003:

	Communication	Conferencing	Receivables
	Services	Services	Management	Combined

	(Dollars in thousands except per share amounts)
Balance at January 1, 2003	$70,821	$—	$43,325	$114,146
Acquisitions	—	326,489	—	326,489
Purchase price allocation finalization	—	—	6,914	6,914
Tel Mark Sales, Inc. earn out adjustment	2,170	—	—	2,170
Minority interest purchase	3,129	—	—	3,129

Balance at December 31, 2003	76,120	326,489	50,239	452,848
Acquisitions	—	37,229	76,658	113,887
Purchase price allocation finalization	—	3,481	—	3,481
Tel Mark Sales, Inc. earn out adjustment	3,669	—	—	3,669

Balance at December 31, 2004	$79,789	$367,199	$126,897	$573,885

       We have allocated the excess of the Worldwide acquisition cost over the fair value of the assets acquired, liabilities assumed and other finite-lived intangible assets to goodwill based on an independent third-party preliminary appraisal. The process of obtaining a third-party appraisal involves numerous time consuming steps for information gathering, analysis, verification and review. We do not expect to finalize the Worldwide purchase price allocation and appraisal until the second quarter of 2005. Goodwill recognized in this transaction is currently estimated at $76,658 and is deductible for tax purposes.
       We allocated the excess of the ECI acquisition cost over the fair value of the assets acquired, liabilities assumed and other finite-lived intangible assets to goodwill based on preliminary estimates. We are in the process of obtaining a third-party appraisal. We do not expect to finalize the ECI appraisal until the second quarter of 2005. Goodwill recognized in this transaction is currently estimated at $37,229 and is deductible for tax purposes.
       We allocated the excess of the InterCall acquisition cost over the fair value of the assets acquired, including trade names and other intangible assets, and liabilities assumed to goodwill, based on an independent third-party appraisal. Goodwill recognized in this transaction is $297,214 and is not deductible for tax purposes.
       We allocated the excess of the ConferenceCall.com acquisition cost over the fair value of the assets acquired, including, trade names and other finite lived intangible assets, and liabilities

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
assumed to goodwill based on an independent third-party appraisal. Goodwill recognized in this transaction is $32,758 and is not deductible for tax purposes.
       Two acquisitions made in 2002, Tel Mark Sales and Attention included earn out provisions. Under the Tel Mark Sales commitment there is a provision for a three-year revenue based contingent earn-out with a maximum earn-out of $5,000 per year. Based on the revenue growth achieved by this entity in 2004, the final year of the earn out, an accrual of $3,669 was recorded. In the Attention acquisition additional consideration is payable over the four year period between 2004 and 2008, which will range from a minimum of $21,500 to a maximum of $30,000, based on Attention satisfying certain earnings objectives during the years ending December 31, 2003 thru 2006. During 2004, $5,000 was paid under this commitment. At December 31, 2004, the remaining $16,500 minimum payment was accrued in accrued expenses and other long term liabilities.

Factors Contributing to the Recognition of Goodwill
       Factors that contributed to the Worldwide purchase price resulting in goodwill included synergies with other parts of our business, such as, Worldwide’s experience with purchased receivable portfolios, the relationship Worldwide has with sellers of portfolios, the relationship Worldwide has with experienced portfolio lenders, Worldwide’s historical cash flow, Worldwide’s executive experience (not tied to non-competition agreements) and the value of the workforce in place.
       Factors that contributed to the ECI purchase price resulting in goodwill included: synergies with other parts of our business and strengthening our position in managing operator assisted calls.
       Factors that contributed to a purchase price resulting in goodwill for the InterCall acquisition included technological synergies with other business units, InterCall’s cash flow and operating margins exceeding our current operations, InterCall’s international presence, their distributed sales force and the affect the acquisition had on diversifying our revenue base.
       Factors that contributed to a purchase price resulting in goodwill for the ConferenceCall.com acquisition included technological synergies with other business units; ConferenceCall.com’s cash flow and operating margins exceeding our current operations; process and system synergies and further diversification of our revenue base.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

Other Intangible Assets
       Below is a summary of the major intangible assets and weighted average amortization periods for each identifiable intangible asset:

	As of December 31, 2004			Weighted
				Average
	Acquired	Accumulated	Net Intangible	Amortization
Intangible assets	Cost	Amortization	Assets	Period

Customer lists	$77,181	$(22,243)	$54,938	6.4
Trade names	29,243	—	29,243	Indefinite
Patents	14,753	(4,050)	10,703	17.0
Trade names	1,511	(1,468)	43	2.8
Other intangible assets	5,705	(1,604)	4,101	5.4

Total	$128,393	$(29,365)	$99,028

	As of December 31, 2003			Weighted
				Average
	Acquired	Accumulated	Net Intangible	Amortization
Intangible assets	Cost	Amortization	Assets	Period

Customer lists	$67,197	$(9,415)	$57,782	5.6
Trade names	24,110	—	24,110	Indefinite
Patents	14,850	(3,182)	11,668	17.0
Trade names	1,466	(957)	509	2.6
Other intangible assets	4,676	(1,181)	3,495	5.1

Total	$112,299	$(14,735)	$97,564

       Amortization expense for finite lived intangible assets was $14,630, $9,865 and $3,381 for the years ended December 31, 2004, 2003 and 2002 respectively. Estimated amortization expense for the intangible assets acquired in all acquisitions for the next five years is as follows:

2005	$17,331
2006	$14,826
2007	$13,590
2008	$6,919
2009	$3,602
       The amount of other finite-lived intangible assets recognized in the Worldwide acquisition is currently estimated to be $16,100 and is comprised of $14,000 for customer lists, $1,500 for covenants not to compete and $600 for an attorney network relationship. These finite lived intangible assets are being amortized over five to ten years based on the estimated lives of the intangible assets. Amortization expense for the Worldwide finite lived intangible assets was $914 for the five months ended December 31, 2004.
       The amount of other finite and indefinite lived intangible assets recognized in the ECI acquisition are currently estimated to be $10,231 and is comprised of $4,354 for customer lists, $544 for covenants not to compete and $5,333 for trade name. The customer lists and covenants not to

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
compete are being amortized over five years. The trade name intangible asset was preliminarily determined to have an indefinite life. Amortization expense for the ECI finite lived intangible assets was $251 for the month of December, 2004.
       The amount of other finite and indefinite lived intangible assets recognized in the InterCall acquisition were $61,450 and is comprised of $41,540 for customer lists and $19,910 for trade names. The customer relationships intangible asset is being amortized over five years. The trade names intangible asset was determined to have an indefinite life. Amortization expense for the InterCall finite lived intangible assets was $7,987 and $5,860 for 2004 and 2003, respectively.
       The amount of other finite and indefinite lived intangible assets recognized in the ConferenceCall.com acquisition were $7,215 and is comprised of $4,000 for trade names, $2,600 for customer lists, $435 for non-competition agreements and $180 for software. The trade names intangible asset was determined to have an indefinite life. The finite lived intangible assets are being amortized over one and one-half to five years based on the estimated remaining useful lives of the intangible assets. Amortization expense for the ConferenceCall.com finite lived intangible assets was $1,870 and $360 for 2004 and 2003, respectively.
       The intangible asset trade names for InterCall, ConferenceCall.com and ECI were determined to have an indefinite life based on management’s current intentions. We periodically review the underlying factors relative to these intangible assets. If factors were to change, which would indicate the need to assign a definite life to these assets, we will do so and commence amortization.
       Below is a summary of other intangible assets, at acquired cost, by reporting segment as of December 31, 2004 and 2003:

	Communication	Conferencing	Receivables
	Services	Services	Management	Combined

	(Dollars in thousands except per share amounts)
As of December 31, 2004
Customer lists	$5,677	$48,494	$23,010	$77,181
Trade names	831	29,288	635	30,754
Patents	14,753	—	—	14,753
Other intangible assets	1,996	1,159	2,550	5,705

Total	$23,257	$78,941	$26,195	$128,393

As of December 31, 2003
Customer lists	$5,677	$52,510	$9,010	$67,197
Trade names	831	24,110	635	25,576
Patents	14,753	97	—	14,850
Other intangible assets	1,996	2,230	450	4,676

Total	$23,257	$78,947	$10,095	$112,299

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

4.	Portfolio Receivables
       Changes in purchased receivable portfolios since the acquisition of Worldwide on August 1, 2004 through December 31, 2004, were as follows:

Amount in thousands
Beginning balance	$—
Amounts acquired through Worldwide acquisition	74,573
Investment in purchased receivables, net of returned accounts	28,683
Collections applied to principal of portfolio receivable	(19,713)

Balance at December 31, 2004	83,543
Less: current portion	26,646

Portfolio receivables, net of current portion	$56,897

5.	Property and Equipment
       Property and equipment, at cost consisted of the following:

	December 31,

	2004	2003

Land and improvements	$7,400	$7,580
Buildings	58,947	58,314
Telephone and computer equipment	358,697	309,984
Office furniture and equipment	57,652	65,492
Leasehold improvements	64,501	61,634
Construction in progress	4,876	5,296

	$552,073	$508,300

       We lease certain land, buildings and equipment under operating leases which expire at varying dates through July 2024. Rent expense on operating leases was $21,234, $17,175 and $10,983 for the years ended December 31, 2004, 2003 and 2002, respectively, exclusive of related-party lease expense. We lease certain office space owned by a partnership whose partners are our majority stockholders. The lease was renewed on December 10, 2003 and expires in 2014. Related party lease expense was $939, $1,035 and $976 for the years ended December 31, 2004, 2003 and 2002, respectively. On all real estate leases, we pay real estate taxes, insurance and maintenance associated with the leased sites. Certain of the leases offer extension options ranging from month to month to five years.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
       Future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

	Non-Related	Related-Party	Total
	Party Operating	Operating	Operating
	Leases	Lease	Leases

Year Ending December 31,
2005	$18,688	$667	$19,355
2006	18,081	667	18,748
2007	12,782	667	13,449
2008	10,372	667	11,039
2009	6,139	667	6,806
2010 and thereafter	17,244	3,433	20,677

Total minimum obligations	$83,306	$6,768	$90,074

       We entered into an amended lease for two buildings from a development company in 2003. The development company is not a variable interest entity as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities (an interpretation of ARB No. 51) (“FIN 46R”). The initial lease term expires in 2008. There are three renewal options of five years each subject to mutual agreement of the parties. The lease facility bears interest at a variable rate over a selected LIBOR, which resulted in an annual effective interest rate of 2.80%, 2.42% and 2.83% for 2004, 2003 and 2002, respectively. The aggregate lease expense on these leases with the development company and under the prior arrangement for the three years ended December 31, 2004, 2003 and 2002 were $1,130, $973 and $278, respectively. On December 13, 2004, the San Antonio building was sold and is therefore no longer subject to the terms of the synthetic lease agreement. Based on our variable-rate obligation at December 31, 2004, each 50 basis point rate increase would increase annual interest expense by approximately $153. We may, at any time, elect to exercise a purchase option of approximately $30,535 for the Omaha building. If we elect not to purchase the building or renew the lease, the building would be returned to the lessee for remarketing. We have guaranteed a residual value of 85% to the lessor upon the sale of the building. At December 31, 2004 and 2003, the fair value of the guaranteed residual value for the Omaha building was approximately $1,149 and $1,368, respectively and is included in other long term assets and other long term liabilities.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

6.	Accrued Expenses
       Accrued expenses consisted of the following as of:

	December 31,	December 31,
	2004	2003

Accrued wages	$40,789	$23,926
Accrued employee benefit costs	10,101	8,107
Accrued phone	9,734	11,352
Acquisition earnout commitments	8,919	7,170
Accrued other taxes (non-income related)	6,132	8,077
Customer deposits	3,359	4,927
Deferred revenue	3,917	2,102
Federal income tax payable	3,294	—
Other current liabilities	14,946	13,769

	$101,191	$79,430

7.	Portfolio Notes Payable
       Our portfolio notes payable consisted of:

December 31,
2004

Non-recourse portfolio notes payable, monthly payments bearing a variable interest at prime plus 2%, due in various installments over 20 months from date of origination, secured by receivable portfolio asset pools	$28,498
Less current maturities	20,144

Portfolio notes payable, due in 2006	$8,354

       As of September 30, 2004, through a majority-owned subsidiary, Worldwide Asset Purchasing, LLC (“WAP”), we amended WAP’s revolving financing facility with a third party specialty lender, CFSC Capital Corp. XXXIV. The lender is also a minority interest holder in WAP. Pursuant to this arrangement, we can borrow from CFSC Capital Corp. XXXIV 80% to 85% of the purchase price of each portfolio purchase made and we will fund the remainder. Interest accrues on the debt at a variable rate of 2% over prime. The debt is non-recourse and is collateralized by all receivable portfolios within a loan series. Each loan series contains a group of portfolio asset pools that have an aggregate original principal amount of approximately $20,000. Payments are due monthly over two years from the date of origination. At December 31, 2004, we had $28,498 of non-recourse portfolio notes payable outstanding under this facility.

8.	Long-Term Obligations and Credit Arrangements
       On November 15, 2004, we amended and restated the two bank credit facilities we entered into during 2003. The effect of this amendment and restatement was to terminate the $200,000 four-year term loan, that had a $137,500 unpaid balance and increase the borrowing capacity of the revolving credit facility from $250,000 to $400,000. This amendment and restatement was treated as a modification as our borrowing capacity was increased. The new maturity date of the credit facility is

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
November 15, 2009. The facility bears interest at a variable rate over a selected LIBOR based on our leverage. At December 31, 2004, $230,000 was outstanding on the revolving credit facility, which was the highest period end balance. The average daily outstanding balance of the revolving credit facility during 2004, was $57,822. The effective annual interest rate, inclusive of debt amortization costs, on the revolving credit facility for 2004 and 2003 was 3.42% and 2.87%, respectively. The commitment fee on the unused revolving credit facility at December 31, 2004, was 0.175%. The amended and restated facility bears interest at a minimum of 75 basis points over the selected LIBOR and a maximum of 125 basis points over the selected LIBOR. All our obligations under the facility are unconditionally guaranteed by substantially all of our domestic subsidiaries. The facility contains various financial covenants, which include a consolidated leverage ratio of funded debt to adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) which may not exceed 2.5 to 1.0 and a consolidated fixed charge coverage ratio of adjusted EBITDA to the sum of consolidated interest expense, scheduled funded debt payments, scheduled payments on acquisition earn-out obligations and income taxes paid, which must exceed 1.2 to 1.0. Both ratios are measured on a rolling four-quarter basis. We were in compliance with the financial covenants at December 31, 2004.
       There were no current maturities under this credit facility at December 31, 2004. There were $22,500 of current maturities under the term loan outstanding as of December 31, 2003, which were repaid in 2004.

9.	Income Taxes
       Components of income tax expense were as follows:

	Year Ended December 31,

	2004	2003	2002

Current income tax expense:
Federal	$51,486	$49,868	$30,477
State	2,819	2,337	2,727
Foreign	5,280	2,066	—

	59,585	54,271	33,204

Deferred income tax expense (benefit):
Federal	5,895	(2,326)	6,069
State	282	(166)	433

	6,177	(2,492)	6,502

	$65,762	$51,779	$39,706

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
       A reconciliation of income tax expense computed at statutory tax rates compared to effective income tax rates was as follows:

	Year Ended
	December 31,

	2004	2003	2002

Statutory rate	35.0%	35.0%	35.0%
State income tax effect	1.0%	1.1%	1.6%
Other	0.8%	0.9%	0.0%

	36.8%	37.0%	36.6%

       Significant temporary differences between reported financial and taxable earnings that give rise to deferred tax assets and liabilities were as follows:

	December 31,

	2004	2003

Deferred tax assets:
Allowance for doubtful accounts	$3,217	$4,045
Benefit plans	1,643	642
Accrued expenses	1,419	1,304

Total deferred tax assets	6,279	5,991

Deferred tax liabilities:
Depreciation and amortization	$38,775	$43,706
Prepaid expenses	3,048	—
Cost Recovery	3,458	—
Foreign currency translation	213	618

Total deferred tax liabilities	45,494	44,324

Net deferred tax liability	$39,215	$38,333

       The deferred tax assets at December 31, 2004 and 2003 were included in other current assets. Deferred tax liabilities at December 31, 2004 and 2003 were included in other accrued liabilities.
       In 2004, 2003, and 2002, income tax benefits attributable to employee stock option transactions of $6,221, $4,244 and $4,149, respectively were allocated to shareholders’ equity.
       In preparing our tax returns, we are required to interpret complex tax laws and regulations. On an ongoing basis, we are subject to examinations by federal and state tax authorities that may give rise to different interpretations of these complex laws and regulations. Due to the nature of the examination process, it generally takes years before these examinations are completed and matters are resolved. At year-end, we believe the aggregate amount of any additional tax liabilities that may result from these examinations, if any, will not have a material adverse effect on our financial condition, results of operations or cash flows.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

10.	Off-Balance Sheet Arrangements
       In addition to the synthetic lease agreement discussed in Note 5, we, through our wholly-owned subsidiary Attention, LLC, established a $20,000 revolving financing facility with a third-party specialty lender and capitalized a consolidated special purpose entity (“SPE”) for the sole purpose of purchasing defaulted accounts receivable portfolios. These assets will be purchased by Attention, transferred to the SPE and sold to a non-consolidated qualified special purpose entity (“QSPE”).
       We will perform collection services on the receivable portfolios for a fee, recognized when cash is received. The SPE and the third party lender will also be entitled to a portion of the profits of the QSPE to the extent cash flows from collections are greater than amounts owed by the QSPE, after repayment of all servicing fees, loan expense and return of capital. At December 31, 2004, the SPE had a note receivable from the QSPE for $1,578. Also, at December 31, 2004, $2,648 of the $20,000 revolving financing facility had been utilized.
       During 2004 we amended this financing facility. We agreed to finance under the amended facility the purchase of $60,000 in receivable portfolios over the next three years as follows: $10,000 by July 31, 2005, $25,000 of cumulative purchases by July 31, 2006 and the balance by July 31, 2007. Pursuant to this facility, we will be required to finance a minimum of $12,000 of the purchases and the third party lender will finance the remainder of the purchases on a non-recourse basis. In certain circumstances, we may extend the three year period to four years. The QSPE will be funded through an interest bearing note issued to the third party specialty lender for 80% of each purchase and a 20% contribution from us for each purchase. The note to the third party lender is collateralized by the assets of the QSPE. In addition, we have pledged our interest in the QSPE to the third party lender to the extent cash flows generated by the portfolios cannot repay amounts owed for interest and principle due to the third party lender.

11.	Employee Benefits and Incentive Plans
       We have a 401(k) plan, which covers substantially all employees twenty-one years of age or older who will also complete a minimum of 1,000 hours of service in each calendar year. Under the plan, we match 50% of employees’ contributions up to 14% of their gross salary if the employee satisfies the 1,000 hours of service requirement during the calendar year. Our matching contributions vest 25% per year beginning after the second service anniversary date. The matching contributions are 100% vested after the employee has attained five years of service. Total employer contributions under the plan were $2,484, $2,741 and $1,634 for the years ended December 31, 2004, 2003 and 2002, respectively. The 401(k) plans of Tel Mark Sales, Inc., Attention, LLC and InterCall, Inc. were merged into our 401(k) plan in 2003. The Dakotah Direct II, LLC 401(k) plan was merged into our plan during 2002.
       We maintain a grantor trust under the West Corporation Executive Retirement Savings Plan (“Trust”). The principal of the Trust, and any earnings thereon shall be held separate and apart from our other funds and shall be used exclusively for the uses and purposes of plan participants and general creditors. Participation in the Trust is voluntary and is restricted to highly compensated individuals as defined by the Internal Revenue Service. We will match 50% of employee contributions, limited to the same maximums as those of the 401(k) plan. Our total contributions under the plan were $644, $599 and $428 for the years ended December 31, 2004, 2003 and 2002.
       Effective January 2003, we established our Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Pursuant to the terms of the Deferred Compensation Plan, eligible

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
management, non-employee directors or highly compensated employees may elect to defer a portion of their compensation and have such deferred compensation invested in the same investments made available to participants of the 401(k) plan or notionally in our Common Stock (“Common Shares”). We match 50% of any amounts notionally invested in Common Shares, where matched amounts are subject to a five-year vesting schedule with 20% vesting each year. The Deferred Compensation Plan and any earnings thereon shall be held separate and apart from our other funds and shall be used exclusively for the uses and purposes of plan participants and general creditors. Our total contributions under the plan were $655 and $478 for the years ended December 31, 2004 and 2003.
       In June 2002, we amended our 1996 Stock Incentive Plan (the “Plan”), which authorizes the grant to our employees, consultants and non-employee directors of options to purchase Common Shares, as well as other incentive awards based on the Common Shares. Awards covering a maximum of 12,499,500 Common Shares may be granted under the Plan. The expiration date of the Plan, after which no awards may be granted, is September 24, 2006. However, the administration of the Plan shall continue in effect until all matters relating to the payment of options previously granted have been settled.
       The following table presents the activity of the stock options for each of the fiscal years ended December 31, 2004, 2003 and 2002 and the stock options outstanding at the end of the respective fiscal years:

	Stock Option	Weighted Average
	Shares	Exercise Price

Outstanding at January 1, 2002	5,198,240	$11.4626
Granted	338,000	23.1665
Canceled	(279,165)	9.9765
Exercised	(876,619)	9.7803

Outstanding at December 31, 2002	4,380,456	12.7981
Granted	2,797,973	19.9348
Canceled	(119,331)	15.7876
Exercised	(830,116)	9.9879

Outstanding at December 31, 2003	6,228,982	16.3210
Granted	1,764,001	25.6800
Canceled	(135,141)	22.7600
Exercised	(1,085,984)	13.4200

Outstanding at December 31, 2004	6,771,858	$19.1000

Shares available for future grants at December 31, 2004	947,408

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
       The following table summarizes information about our employee stock options outstanding at December 31, 2004:

		Weighted
		Average	Weighted	Stock	Weighted
	Stock Option	Remaining	Average	Option	Average
	Shares	Contractual	Exercise	Shares	Exercise
Range of Exercise Prices	Outstanding	Life in Years	Price	Exercisable	Price

$ 8.00 - $ 9.68	4,000	4.4	$8.00	4,000	$8.00
$ 9.69 - 12.648	1,840,998	4.7	$9.73	1,747,898	$9.74
$12.6481 - 15.81	135,075	8.1	$14.15	60,189	$14.17
$15.82 - 18.972	1,614,873	8.1	$17.68	297,072	$17.96
$18.973 - 22.134	136,630	6.5	$20.86	97,910	$20.88
$22.135 - 25.296	1,870,131	8.8	$24.33	217,788	$23.86
$25.2961 - 28.458	677,333	7.8	$26.39	260,311	$26.38
$28.459 - 31.62	492,818	9.4	$29.75	31,019	$31.62

$ 8.00 - $31.62	6,771,858	7.4	$19.10	2,716,187	$14.11

       During May 1997, we and our stockholders adopted the 1997 Employee Stock Purchase Plan (the “1997 Stock Purchase Plan”). The 1997 Stock Purchase Plan provides employees an opportunity to purchase Common Shares through annual offerings. Each employee participating in any offering is granted an option to purchase as many full Common Shares as the participating employee may elect so long as the purchase price for such Common Shares does not exceed 10% of the compensation received by such employee from us during the annual offering period or 1,000 Common Shares. The purchase price is to be paid through payroll deductions. The purchase price for each Common Share is equal to 100% of the fair market value of the Common Share on the date of the grant, determined by the average of the high and low NASDAQ National Market quoted market price. On the last day of the offering period, the option to purchase Common Shares becomes exercisable. If at the end of the offering, the fair market value of the Common Shares is less than 100% of the fair market value at the date of grant, then the options will not be deemed exercised and the payroll deductions made with respect to the options will be applied to the next offering unless the employee elects to have the payroll deductions withdrawn from the 1997 Stock Purchase Plan. The maximum number of Common Shares available for sale under the 1997 Stock Purchase Plan was 1,965,532 Common Shares. In accordance with its terms, the 1997 Stock Purchase Plan expired on June 30, 2002.
       During June 2002, we adopted the 2002 Employee Stock Purchase Plan (The “2002 Stock Purchase Plan”). The terms of the 2002 Stock Purchase Plan are substantially the same as the terms of the 1997 Stock Purchase Plan described above. The purchase price for each Common Share is equal to 100% of the fair market value of the Common Share on the date of the grant, determined by the average of the high and low NASDAQ National Market quoted market price ($26.51 at July 1, 2004). No shares were issued under the plan in 2004. On June 30, 2003, 28,170 shares were issued under the plan. After this distribution the maximum number of Common Shares available for sale under the 2002 Stock Purchase Plan was 1,937,362 Common Shares.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

12.	Commitments and Contingencies
       From time to time, we are subject to lawsuits and claims which arise out of our operations in the normal course of our business. West Corporation and certain of our subsidiaries are defendants in various litigation matters in the ordinary course of business, some of which involve claims for damages that are substantial in amount. We believe, except for the items discussed below for which we are currently unable to predict the outcome, the disposition of claims currently pending will not have a material adverse effect on our financial position, results of operations or cash flows.
       Sanford v. West Corporation et al., No. GIC 805541, was filed February 13, 2003 in the San Diego County, California Superior Court. The original complaint alleged violations of the California Consumer Legal Remedies Act, Cal. Civ. Code §§ 1750 et seq., unlawful, fraudulent and unfair business practices in violation of Cal. Bus. & Prof. Code §§ 17200 et seq., untrue or misleading advertising in violation of Cal. Bus. & Prof. Code §§ 17500 et seq., and common law claims for conversion, unjust enrichment, fraud and deceit, and negligent misrepresentation, and sought monetary damages, including punitive damages, as well as restitution, injunctive relief and attorneys fees and costs. The complaint was brought on behalf of a purported class of persons in California who were sent a Memberworks, Inc. (“MWI”) membership kit in the mail, were charged for an MWI membership program, and were allegedly either customers of what the complaint contended was a joint venture between MWI and West Corporation (“West”) or West Telemarketing Corporation (“WTC”) or wholesale customers of West or WTC. WTC and West filed a demurrer in the trial court on July 7, 2004. The court sustained the demurrer as to all causes of action in plaintiff’s complaint, with leave to amend. WTC and West received an amended complaint and filed a renewed demurrer. The Court on January 24, 2005 entered an order sustaining West and WTC’s demurrer with respect to five of the seven causes of action including all causes of action that allow punitive damages.
       Plaintiffs had previously filed a complaint in the United States District Court for the Southern District of California against WTC and West and MemberWorks Incorporated alleging, among other things, claims under 39 U.S.C. § 3009. The federal court dismissed the federal claims against WTC and West and declined to exercise supplemental jurisdiction over the remaining state law claims. Plaintiff proceeded to arbitrate her claims with MemberWorks Incorporated and refiled her claims as to WTC and West in the Superior Court of San Diego County, California. Plaintiff in the state action has contended in her pleadings that the order of dismissal in federal court was not a final order and that the federal case is still pending. The District Court on December 30, 2004 affirmed the arbitration award between plaintiff and Memberworks Incorporated. Plaintiff filed a Notice of Appeal on January 28, 2005. WTC and West are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with these claims.
       Brandy L. Ritt, et al. v. Billy Blanks Enterprises, et al. was filed in January 2001 in the Court of Common Pleas in Cuyahoga County, Ohio, against two of West’s clients. The suit, a purported class action, was amended for the third time in July 2001 and West Corporation was added as a defendant at that time. The suit, which seeks statutory, compensatory, and punitive damages as well as injunctive and other relief, alleges violations of various provisions of Ohio’s consumer protection laws, negligent misrepresentation, fraud, breach of contract, unjust enrichment and civil conspiracy in connection with the marketing of certain membership programs offered by West’s clients. On February 6, 2002, the court denied the plaintiffs’ motion for class certification. On July 21, 2003, the Ohio Court of Appeals reversed and remanded the case to the trial court for further proceedings. The plaintiffs have filed a Fourth Amended Complaint naming West Telemarketing Corporation as an additional defendant and a renewed motion for class certification. One of the defendants, NCP

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)
Marketing Group, filed bankruptcy and on July 12, 2004 removed the case to federal court. Plaintiffs have filed a motion to remand the case back to state court. All defendants opposed that motion. In addition, one of the defendants moved to transfer the case from the United States District Court for the Northern District of Ohio to the Bankruptcy Court in Nevada. Plaintiffs objected to the transfer. On October 29, 2004, the district court referred the case to the Bankruptcy Court for the Northern District of Ohio. It is uncertain when the case will be tried. West Corporation and West Telemarketing Corporation are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with this claim.

13.	Business Segments
       We operate in three segments, Communication Services, Conferencing Services and Receivables Management. These segments are consistent with our management of the business and operating focus. Previously, the financial results of Attention were included in the Communication Services segment. With the acquisition of Worldwide, the financial results of Attention are included with Worldwide in the Receivables Management segment. Prior period segment disclosures have been reclassified to reflect this change.
       Communication Services is composed of agent-based (dedicated agent services, shared agent services, and business services), and automated services. Conferencing Services is composed of audio, video and web conferencing services. Receivables Management is composed of contingent/ third party collection services, governmental collection services, first party collection services, commercial collections and purchasing and collecting of charged-off consumer debt. The following year-to-date results for 2004 include Worldwide and ECI from the dates of acquisition, August 1, 2004 and December 1, 2004, respectively. The following year-to-date results for 2003 include InterCall and ConferenceCall.com from their dates of acquisition, May 9, 2003 and November 1, 2003, respectively.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

	For the Year Ended December 31,

	2004	2003	2002

Revenue:
Communication Services	$817,718	$794,043	$808,276
Conferencing Services	302,469	160,796	n/a
Receivables Management	99,411	34,134	12,389
Intersegment eliminations	(2,215)	(632)	—

Total	$1,217,383	$988,341	$820,665

Operating Income:
Communication Services	$105,638	$109,981	$105,500
Conferencing Services	67,264	33,180	n/a
Receivables Management	14,989	(52)	1,003

Total	$187,891	$143,109	$106,503

Depreciation and Amortization (Included in Operating Income):
Communication Services	$64,426	$65,210	$60,411
Conferencing Services	29,593	18,576	n/a
Receivables Management	6,166	2,680	1,372

Total	$100,185	$86,466	$61,783

Capital Expenditures:
Communication Services	$41,871	$31,007	$45,690
Conferencing Services	13,440	5,710	n/a
Receivables Management	2,396	1,157	174
Corporate	2,179	8,378	14,185

Total	$59,886	$46,252	$60,049

	As of	As of	As of
	December 31,	December 31,	December 31,
	2004	2003	2002

Assets:
Communication Services	$370,527	$380,821	$441,588
Conferencing Services	549,540	501,826	n/a
Receivables Management	271,977	69,903	67,180
Corporate	79,162	63,313	162,054

Total	$1,271,206	$1,015,863	$670,822

       There are no material revenues, or assets outside the United States.
       For the years ended December 31, 2004, 2003 and 2002, our largest 100 clients represented 69%, 77% and 89% of total revenue. We had one customer, AT&T, who accounted for 9% of total revenue for the year ended December 31, 2004 and 15% and 19% of total revenue for the years ended December 31, 2003 and 2002, respectively.

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

14.	Concentration of Credit Risk
       Our accounts receivable subject us to the potential for credit risk with our customers. At December 31, 2004, three customers accounted for $38,792 or 18.9% of gross accounts receivable, compared to $56,231, or 34.8% of gross receivables at December 31, 2003. We perform ongoing credit evaluations of our customers’ financial condition. We maintain an allowance for doubtful accounts for potential credit losses based upon historical trends, specific collection problems, historical write-offs, account aging and other analysis of all accounts and notes receivable. As of February 7, 2005, $30,968 of the $38,792 of the December 31, 2004 gross accounts receivable, noted above had been collected.

15.	Supplemental Cash Flow Information
       The following table summarizes supplemental information about our cash flows for the years ended December 31, 2004, 2003 and 2002:

	Years Ended December 31,

	2004	2003	2002

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$8,680	$4,744	$2,286
Cash paid during the period for income taxes	$48,778	$42,749	$29,709
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Acquisition of property through assumption of long-term obligations	$—	$—	$16,138
Future obligation related to acquisitions	$3,669	$2,170	$24,252
Acquisition of minority interest in subsidiary	$—	$3,129	$—
Restricted stock issued in the purchase of minority interest in a subsidiary	$—	$2,418	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Issuance of restricted stock	$1,000	$—	$1,346

WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in Thousands Except Per Share Amounts)

16.	Quarterly Results of Operations (Unaudited)
       The following is the summary of the unaudited quarterly results of operations for the two years ended December 31, 2004 and 2003.

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004

Revenue	$289,368	$283,684	$307,613	$336,718
Cost of services	125,934	123,550	137,858	154,637

Gross Profit	163,434	160,134	169,755	182,081

Net income	$27,427	$26,755	$28,511	$30,478

Earnings per common share:
Basic	$0.41	$0.40	$0.42	$0.45
Diluted	$0.40	$0.39	$0.41	$0.43

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2003	2003	2003	2003

Revenue	$216,186	$237,559	$263,551	$271,045
Cost of services	103,262	106,224	112,804	117,970

Gross Profit	112,924	131,335	150,747	153,075

Net income	$20,095	$20,861	$24,368	$22,552

Earnings per common share:
Basic	$0.30	$0.31	$0.37	$0.34
Diluted	$0.30	$0.30	$0.35	$0.33

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
       Our management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of management, including our principal executive officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.
       Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein.
February 17, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
West Corporation
Omaha, Nebraska
       We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that West Corporation and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
       We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
       A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
       Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
       In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
       We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2004 of the Company and our report dated February 18, 2005 expressed an unqualified opinion on those consolidated financial statements.
/s/ Deloitte & Touche LLP
Omaha, Nebraska
February 18, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
West Corporation
Omaha, Nebraska
       We have reviewed the accompanying condensed consolidated balance sheet of West Corporation and subsidiaries (the “Corporation”) as of June 30, 2005, and the related condensed consolidated statements of income and cash flows for the six-month periods ended June 30, 2005 and 2004. These interim financial statements are the responsibility of the Corporation’s management.
       We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
       Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
       We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of West Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated February 18, 2005, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2004, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.
/s/ Deloitte & Touche LLP
Omaha, Nebraska
July 29, 2005

WEST CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30,

	2005	2004

REVENUE	$729,345	$573,052
COST OF SERVICES	331,234	249,484
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	272,927	235,831

OPERATING INCOME	125,184	87,737
OTHER INCOME (EXPENSE):
Interest income	749	286
Interest expense	(6,144)	(3,067)
Other, net	355	872

Other income (expense)	(5,040)	(1,909)

INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTEREST	120,144	85,828
INCOME TAX EXPENSE	41,312	31,646
INCOME BEFORE MINORITY INTEREST	78,832	54,182
MINORITY INTEREST IN NET INCOME OF CONSOLIDATED SUBSIDIARY	7,834	—

NET INCOME	$70,998	$54,182

EARNINGS PER COMMON SHARE:
Basic	$1.04	$0.80

Diluted	$1.00	$0.79

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic common shares	68,513	67,356
Dilutive impact of potential common shares from stock options	2,445	1,654

Diluted common shares	70,958	69,010

The accompanying notes are an integral part of these financial statements.

WEST CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,
	2005	2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,271	$21,939
Trust cash	10,371	10,633
Accounts receivable, net of allowance of $10,329 and $10,022	204,551	195,598
Portfolio receivables, current portion	27,421	26,646
Other current assets	26,894	27,244

Total current assets	294,508	282,060
PROPERTY AND EQUIPMENT:
Property and equipment	590,471	552,073
Accumulated depreciation and amortization	(361,896)	(328,963)

Total property and equipment, net	228,575	223,110
PORTFOLIO RECEIVABLES, NET OF CURRENT PORTION	60,632	56,897
GOODWILL	707,778	573,885
INTANGIBLE ASSETS, net of accumulated amortization of $38,741 and $29,365	154,557	99,028
NOTES RECEIVABLE AND OTHER ASSETS	39,661	36,226

TOTAL ASSETS	$1,485,711	$1,271,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$26,016	$39,420
Accrued expenses	111,616	97,897
Current maturities of portfolio notes payable	20,108	20,144
Income tax payable	35,293	3,294

Total current liabilities	193,033	160,755
PORTFOLIO NOTES PAYABLE, less current maturities	10,664	8,354
LONG TERM OBLIGATIONS	340,000	230,000
DEFERRED INCOME TAXES	38,244	42,733
OTHER LONG TERM LIABILITIES	19,851	27,769
MINORITY INTEREST	15,548	12,140
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS’ EQUITY
Preferred stock $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 200,000 shares authorized, 68,782 shares issued and 68,710 outstanding and 68,452 shares issued and 68,380 outstanding	688	685
Additional paid-in capital	252,209	244,747
Retained earnings	620,414	549,416
Accumulated other comprehensive loss	(455)	(193)
Treasury stock at cost (72 shares)	(2,697)	(2,697)
Unearned restricted stock (117 and 157 shares)	(1,788)	(2,503)

Total stockholders’ equity	868,371	789,455

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,485,711	$1,271,206

The accompanying notes are an integral part of these financial statements.

WEST CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$70,998	$54,182
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	52,937	48,747
Deferred income tax benefit	(1,145)	(2,450)
Minority interest in earnings, net of distributions of $4,516 and $0	3,408	—
Other	431	36
Changes in operating assets and liabilities
Accounts receivable	(9,205)	(8,175)
Other assets	(5,005)	(10,247)
Accounts payable	(13,404)	(6,976)
Other liabilities, accrued expenses and income tax payable	37,057	13,800

Net cash flows from operating activities	136,072	88,917

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition costs	(208,156)	(7,235)
Purchases of property and equipment	(34,328)	(23,996)
Purchases of portfolio receivables, net	(36,223)	—
Collections applied to principal of portfolio receivable	31,713	—
Proceeds from payments of notes receivable	252	816
Issuance of notes receivable	(3,450)	—
Other	506	(392)

Net cash flows from investing activities	(249,686)	(30,807)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term obligations	—	(54,500)
Proceeds from issuance of portfolio notes payable	31,923	—
Repayments of portfolio notes payable	(29,649)	—
Net change in revolving bank credit facility	110,000	—
Proceeds from stock options exercised	4,569	2,487

Net cash flows from financing activities	116,843	(52,013)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	103	41
NET CHANGE IN CASH AND CASH EQUIVALENTS	3,332	6,138
CASH AND CASH EQUIVALENTS, Beginning of period	21,939	21,898

CASH AND CASH EQUIVALENTS, End of period	$25,271	$28,036

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$5,685	$3,066

Cash paid during the period for income taxes	$7,535	$31,142

The accompanying notes are an integral part of these financial statements.

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of Consolidation and Presentation
       Business Description — West Corporation provides business process outsourcing services focused on helping our clients communicate more effectively with their customers. We help our clients efficiently maximize the value of their customer relationships and derive greater value from each transaction that we process. Some of the nation’s leading enterprises trust us to manage their most important customer contacts and communication transactions. Companies in highly competitive industries choose us for our ability to efficiently and cost effectively deliver large and complex services and our ability to provide a broad portfolio of voice transaction services. We deliver our services through three segments: Communication Services, Conferencing Services and Receivables Management. Each segment leverages our core competencies of managing technology, telephony and human capital.
       Our communication services include both agent and automated services. Our agent services provide clients with a comprehensive portfolio of services driven by both customer-initiated (inbound) and West-initiated (outbound) transactions. We offer our clients large volume transaction processing capabilities, including order processing, customer acquisition, customer retention and customer care. Our agent communication services are primarily consumer applications but we also support business-to-business applications. Our automated services operate over 132,000 Interactive Voice Response ports, which provide large-volume, automated voice response services to clients. Examples of our automated services include automated credit card activation, prepaid calling card services, automated product information requests, answers to frequently asked questions, utility power outage reporting and call routing and call transfer services. Our Communication Services segment operates a network of customer contact centers and automated voice and data processing centers throughout the United States and in Canada, India, Jamaica and the Philippines. Our home agent service utilizes agents throughout the United States.
       Our conferencing services include an integrated suite of audio, video and web conferencing services. These worldwide services range from basic automated solutions to highly complex, operator-assisted and event- driven solutions. Our video conferencing services provide basic video conferencing with the additional ability to visually share documents and presentations. Our web conferencing services provide web conferencing and interactive web-casting services. Our Conferencing Services segment operates facilities in the United States, the United Kingdom, Canada, Singapore, Australia, Hong Kong, Japan and New Zealand.
       Our receivables management operations include first party collections, contingent/ third-party collections, governmental collections, commercial collections and purchasing and collecting charged-off consumer and commercial debt. Charged-off debt consists of defaulted obligations of individuals and companies to credit originators, such as credit card issuers, consumer finance companies, and other holders of debt. The Receivables Management segment also provides contingent/third party collections, first party collection efforts on pre-charged-off receivables and collection services for the U.S. Department of Education and other governmental agencies. Our Receivables Management segment operates facilities in the United States, Jamaica and Mexico.
       The unaudited condensed consolidated financial statements include the accounts of West and our wholly owned and majority owned subsidiaries and reflect all adjustments (all of which are normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results, and cash flows for the interim periods. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in this prospectus supplement and our

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
Annual Report on Form 10-K for the year ended December 31, 2004. All intercompany balances and transactions have been eliminated. Our results for the six months ended June 30, 2005 are not necessarily indicative of what our results will be for other interim periods or for the full fiscal year. Certain amounts in prior fiscal periods have been reclassified for comparative purposes.
       Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
       Revenue recognition — The Communication Services segment recognizes revenue for customer-initiated, agent-based services, including order processing, customer acquisition, customer retention and customer care, in the month that calls are processed by an agent, based on the number of calls and/or time processed on behalf of clients. For agent-based services that are initiated by us, including order processing, customer acquisition, customer retention and customer care, revenue is recognized on an hourly basis or on a success rate basis in the month that we place calls to consumers on behalf of our clients. Automated services revenue is recognized in the month that the calls are received or sent by automated voice response units and is billed based on call duration or per call.
       The Conferencing Services segment recognizes revenue when services are provided and generally consists of per-minute charges. Revenues are reported net of any volume or special discounts.
       The Receivables Management segment recognizes revenue for contingent/third party collection services and governmental collection services in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters. First party collection services on pre-charged off receivables are recognized on an hourly rate basis. We believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated; therefore, we utilize the effective interest method of accounting for our purchased receivables. We adopted American Institute of Certified Public Accountants Statement of Position 03-3, “Accounting for Loans or Certain Securities Acquired in a Transfer,” (SOP 03-3) on January 1, 2005. SOP 03-3 states that if the collection estimates established when acquiring a portfolio are subsequently lowered, an allowance for impairment and a corresponding expense is established in the current period for the amount required to maintain the original internal rate of return, or “IRR”, expectations. If collection estimates are raised, increases are first used to recover any previously recorded allowances and the remainder is recognized prospectively through an increase in the IRR. This updated IRR must be used for subsequent impairment testing. Portfolios acquired prior to December 31, 2004 will continue to be governed by Accounting Standards Executive Committee Practice Bulletin 6, as amended by SOP 03-3, which set the IRR at December 31, 2004 as the IRR to be used for impairment testing in the future. Because any reductions in expectations are recognized as an expense in the current period and any increases in expectations are recognized over the remaining life of the portfolio, SOP 03-3 increases the probability that we will incur impairments in the future, and these impairments could be material. During the six months ended June 30, 2005, no impairments were required. Periodically the Receivables Management segment will sell all or a portion of a pool to third parties. Proceeds of these sales are also recognized in revenue under the effective interest method.

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
       The agreements to purchase receivables typically include customary representations and warranties from the sellers covering account status, which permit us to return non-conforming accounts to the seller. Purchases are pooled based on similar risk characteristics and the time period when the pools are purchased, typically quarterly. The receivables portfolios are purchased at a substantial discount from their face amounts and are initially recorded at our cost to acquire the portfolio. Returns are applied against the carrying value of the pool.
       Cash and Cash Equivalents — We consider short-term investments with original maturities of three months or less at acquisition to be cash equivalents. Due to the continued growth in trust cash, we have separately classified trust cash on our balance sheet which was included in cash and cash equivalents at December 31, 2004.
       Trust Cash — Trust cash represents cash collected on behalf of our Receivables Management clients that has not yet been remitted to them. A corresponding liability is recorded in accounts payable until settlement with the respective clients.
       Recent Accounting Pronouncements — In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. On April 14, 2005 the Securities and Exchange Commission (“SEC”) announced the adoption of a rule that defers the effective date of SFAS 123R. The SEC rule provides that SFAS 123R is now effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005. Therefore, the required effective date for West is January 1, 2006. Our preliminary estimate of the net income effect of adopting SFAS 123R in January 2006, using the modified prospective application transition method, is approximately $10.0 million.
       Stock Based Compensation — We account for our stock-based compensation plans under the provisions of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, which utilizes the intrinsic value method. As a result of the exercise price being equal to the market price at the date of grant, we did not recognize compensation expense for the six months ended June 30, 2005 or 2004.
       For purposes of the following disclosures, the estimated fair value of the options is amortized over the options’ vesting period. Had our stock option and stock purchase plan been accounted for under SFAS No. 123, Accounting for Stock-Based Compensation; net income and earnings per share for the six months ended June 30, 2005 and 2004 would have been reduced to the following pro forma amounts:

	Six Months
	Ended June 30,

	2005	2004

Net Income (in thousands):
As reported	$70,998	$54,182
Stock based compensation expense, net of tax	7,290	5,803

Proforma	$63,708	$48,379

Earnings per common share:
Basic as reported	$1.04	$0.80
Diluted as reported	$1.00	$0.79
Proforma basic	$0.93	$0.72
Proforma diluted	$0.90	$0.70

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
       The weighted average fair value per share of options granted in the six months ended June 30, 2005 and 2004 was $9.96 and $8.25, respectively. The fair value for options granted under the above described plans was estimated at the date of grant using the Black Scholes pricing model with the following weighted average assumptions:

	2005	2004

Risk-free interest rate	3.4%	2.0%
Dividend yield	0.0%	0.0%
Expected volatility	25.3%	38.0%
Expected life (years)	5.2	4.5

2.	Acquisitions
Sprint Conferencing Assets
       On, May 9, 2005, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Sprint Communications Company L.P. (“SCC”), a wholly owned subsidiary of Sprint Corporation (“Sprint”), and Sprint. The Asset Purchase Agreement provided for the acquisition of Sprint’s conferencing-related assets for a purchase price of $207 million in cash (the “Acquisition”), subject to the terms and conditions described in such agreement. We funded the acquisition with cash on hand and our existing bank credit facility. The closing date of the purchase was June 3, 2005.
       The conferencing services assets acquired from Sprint provides audio, video and web-based conferencing products and services. Premise-based equipment was included in the purchase of the assets. In connection with the closing of the Acquisition, West and Sprint entered into, among other arrangements, (i) a strategic alliance to jointly market and sell conferencing services and (ii) a telecommunications agreement through which we will purchase telecommunications services from Sprint. We will also make additional future payments to Sprint based on customer revenues. These payments will affect future operations. The results of operations of the Sprint conferencing assets have been consolidated with our operating results since the acquisition date, June 3, 2005.
       The following table summarizes the estimated fair values of the assets acquired at June 3, 2005. We are in the process of obtaining a third-party valuation of certain intangible assets. Thus, the allocation of the purchase price is subject to refinement.

(Amounts in thousands)
June 3, 2005

Property and equipment	$13,823
Intangible assets — customer lists (5 year amortization period)	67,926
Goodwill	126,148

Total assets acquired	$207,897

       Factors that contributed to a purchase price resulting in goodwill for the purchase of Sprint’s conferencing assets included process and system synergies within our Conferencing Services Segment as well as favorable long distance pricing from Sprint and operating margins exceeding our current operations.

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
ECI
       On December 1, 2004, we acquired 100% of the equity interests of ECI Conference Call Services, LLC (“ECI”) for cash of $53.2 million, net of cash received of $0.6 million assumed debt and other liabilities. We funded the acquisition with a combination of cash on hand and borrowings under our existing bank, credit facility. ECI is a provider of conferencing services, particularly operator-assisted calls. ECI is being integrated into our conferencing segment, but will maintain its separate brand and market presence. The results of operations of ECI have been consolidated with our operating results since the acquisition date, December 1, 2004.
       During the six months ended June 30, 2005, we completed the purchase price allocation for the ECI acquisition in connection with the completion of the third-party valuation of certain intangible assets without any material adjustment of the previously reported purchase price allocation.
Worldwide
       On August 1, 2004, we acquired 100% of the equity interests of Worldwide Asset Management and related entities (collectively “Worldwide”) for cash of $133.4 million, net of cash received of $10.6 million, assumed debt and other liabilities. We funded the acquisition with a combination of cash on hand and borrowings under our existing bank credit facility. Worldwide is a leading purchaser and collector of delinquent accounts receivable portfolios from consumer credit originators. Its primary areas of operations include purchasing and collecting charged-off consumer debt, governmental collections and contingent/ third-party collections. The results of operations of Worldwide have been consolidated with our operating results since the acquisition date, August 1, 2004.
       The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at August 1, 2004. During the six months ended June 30, 2005, we completed the purchase price allocation for the Worldwide acquisition in connection with the completion of the third-party valuation of certain intangible assets without any material adjustment of the previously reported purchase price allocation.

(Amounts in thousands)
August 1, 2004

Current assets	$22,306
Portfolio receivables	74,573
Property and equipment	3,345
Other assets	111
Intangible assets	15,640
Goodwill	77,113

Total assets acquired	193,088

Current liabilities	6,237
Portfolio notes payable	31,769
Other liabilities	1,130
Liability to lender from loan participation feature	9,870

Total liabilities assumed	49,006

Net assets acquired	$144,082

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
Proforma
       Assuming the acquisitions referred to above occurred as of the beginning of the periods presented, our unaudited pro forma results of operations for the six months ended June 30, 2005 and 2004 would have been (in thousands, except per share amounts):

	Six Months Ended

	June 30,	June 30,
	2005	2004

Revenue	$776,248	$712,616
Net Income	$90,518	$65,586
Earnings per common share-basic	$1.32	$0.97
Earnings per common share-diluted	$1.28	$0.95
       The pro forma results above are not necessarily indicative of the operating results that would have actually occurred if the acquisitions had been in effect on the date indicated, nor are they necessarily indicative of future results of the combined companies.

3.	Goodwill and Other Intangible Assets
       The following table presents the activity in goodwill by reporting segment for the six months ended June 30, 2005, in thousands:

	Communication	Conferencing	Receivables
	Services	Services	Management	Consolidated

Balance at December 31, 2004	$79,789	$367,199	$126,897	$573,885
Purchase price allocation adjustments	—	3,876	469	4,345
Attention earn out adjustment	—	—	3,400	3,400
Sprint conferencing acquisition	—	126,148	—	126,148

Balance at June 30, 2005	$79,789	$497,223	$130,766	$707,778

       We allocated the excess of the Sprint conferencing asset purchase cost over the fair value of the assets acquired and other finite-lived intangible assets to goodwill based on preliminary estimates. We are in the process of obtaining a third-party appraisal. The process of obtaining a third-party appraisal involves numerous time consuming steps for information gathering, verification and review. We do not expect to finalize the Sprint appraisal until the fourth quarter of 2005 or the first quarter of 2006. Goodwill recognized in this transaction is currently estimated at $126.1 million and is deductible for tax purposes.
       During the six months ended June 30, 2005, we accrued an additional $3.4 million in goodwill, based upon current and projected results of operations, for an earn out obligation of the Attention acquisition that now appears probable to be realized in 2005.

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
Other Intangible Assets
       Below is a summary of the major intangible assets and weighted average amortization periods for each identifiable intangible asset in thousands:

	As of June 30, 2005			Weighted
				Average
	Acquired	Accumulated	Net Intangible	Amortization
Intangible Assets	Cost	Amortization	Assets	Period

Customer lists	$146,650	$(30,548)	$116,102	5.8
Trade names	23,910	—	23,910	Indefinite
Patents	14,753	(4,484)	10,269	17.0
Trade names	1,751	(1,499)	252	3.1
Other intangible assets	6,234	(2,210)	4,024	6.6

Total	$193,298	$(38,741)	$154,557

	As of December 31, 2004			Weighted
				Average
	Acquired	Accumulated	Net Intangible	Amortization
Intangible Assets	Cost	Amortization	Assets	Period

Customer lists	$77,181	$(22,243)	$54,938	6.4
Trade names	29,243	—	29,243	Indefinite
Patents	14,753	(4,050)	10,703	17.0
Trade names	1,511	(1,468)	43	2.8
Other intangible assets	5,705	(1,604)	4,101	5.4

Total	$128,393	$(29,365)	$99,028

       Amortization expense for finite lived intangible assets was $9.4 million and $6.6 million for the six months ended June 30, 2005 and 2004, respectively. Estimated amortization expense for the intangible assets acquired in all acquisitions for 2005 and the next five years is as follows:

2005	$23.6 million
2006	$28.3 million
2007	$28.3 million
2008	$21.6 million
2009	$18.3 million
2010	$8.6 million

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

4.	Portfolio Receivables
       Changes in purchased receivable portfolios for the six months ended June 30, 2005 were as follows:

Amount in thousands

Balance at December 31, 2004	$83,543
Cash purchases	6,004
Non recourse borrowing purchases	31,944
Recoveries	(78,160)
Proceeds from portfolio sales, net of putbacks	(10,435)
Revenue recognized	56,323
Purchase putbacks	(1,166)

88,053
Less current portion	27,421

Portfolio receivables, net of current portion	$60,632

5.	Accrued Expenses
       Accrued expenses (in thousands) consisted of the following as of:

	June 30,	December 31,
	2005	2004

Accrued wages	$37,578	$40,789
Accrued employee benefit costs	16,361	12,014
Accrued phone	13,776	9,734
Acquisition earnout commitments	8,900	8,919
Accrued other taxes (non-income related)	8,183	6,132
Customer deposits	3,795	3,359
Deferred revenue	5,406	3,917
Other current liabilities	17,617	13,033

	$111,616	$97,897

6.	Earnings Per Share
       Basic earnings per share is calculated on the basis of weighted average outstanding common shares. Diluted earnings per share is computed on the basis of weighted average outstanding common shares plus equivalent shares assuming exercise of all outstanding stock options. At June 30, 2005 and 2004, there were 0 and 588,927 options outstanding, respectively, with exercise prices exceeding the market value of our common stock that were anti-dilutive and therefore excluded from the computation of shares contingently issuable upon exercise of the options.

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

7.	Stock Based Compensation
       The following table presents the activity of the stock options for the six months ended June 30, 2005:

	Stock Option	Weighted Average
	Shares	Exercise Price

Outstanding at December 31, 2004	6,771,858	$19.10
Granted	507,289	33.59
Canceled	(22,168)	27.21
Exercised	(272,520)	16.77

Outstanding at June 30, 2005	6,984,459	$20.21

Options available for future grants at June 30, 2005	469,645

       The following table summarizes information about our employee and director stock options outstanding at June 30, 2005:

		Weighted
		Average	Weighted		Weighted
	Stock Option	Remaining	Average		Average
Range of Exercise	Shares	Contractual	Exercise	Stock Option Shares	Exercise
Prices	Outstanding	Life in Years	Price	Exercisable	Price

$8.00 - $11.4135	1,758,130	3.44	$9.72	1,758,130	$9.72
$11.4136 - $15.218	113,052	7.53	$14.11	56,193	$14.17
$15.2181 - $19.0225	1,534,487	7.65	$17.71	658,928	$17.82
$19.0226 - $22.827	171,074	6.34	$21.23	114,638	$21.20
$22.8271 - $26.6315	2,001,393	8.26	$24.81	557,975	$24.51
$26.6316 - $30.436	850,787	8.33	$28.18	168,615	$27.03
$30.4361 - $34.2405	525,536	9.30	$33.24	42,757	$31.62
$34.2406 - $35.91	30,000	9.95	$35.91	-	$0.00

$8.00 - $35.91	6,984,459	7.15	$20.28	3,357,236	$15.38

8.	Off — Balance Sheet Arrangements
       We maintain a lease for a building from a development company that is not a variable interest entity as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities (an interpretation of ARB No. 51) (“FIN 46R”). The initial lease term expires in 2008. There are three renewal options of five years each subject to mutual agreement of the parties. The lease facility bears interest at a variable rate over a selected LIBOR, which resulted in an annual effective interest rate of 3.84% for the six months ended June 30, 2005. We may, at any time, elect to exercise a purchase option of approximately $30.5 million for the building. If we elect not to purchase the building or renew the lease, the building would be returned to the lessee for remarketing. We have guaranteed a residual value of 85% to the lessor upon the

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
sale of the building. At June 30, 2005, the fair value of the guaranteed residual value for the building was approximately $1.0 million and is included in other long term assets and other long term liabilities.
       We maintain a $20.0 million revolving financing facility (Sallie Mae Facility) with a third-party specialty lender and capitalized a consolidated special purpose entity (“SPE”) for the sole purpose of purchasing defaulted accounts receivable portfolios. These assets are purchased by us, transferred to the SPE and sold to a non-consolidated qualified special purpose entity (“QSPE”). We agreed to finance under the facility the purchase of $60.0 million in receivable portfolios over the next three years as follows: $10.0 million by July 31, 2005, $25.0 million of cumulative purchases by July 31, 2006 and the balance by July 31, 2007. Since August 1, 2004, we have financed $10.5 million in receivable portfolio purchases under this agreement through June 30, 2005. Pursuant to this credit facility, we are required to fund a minimum of 20% ($9.9 million at June 30, 2005) of the purchases and the third party lender will finance the remainder of the purchases on a non-recourse basis. In certain circumstances, we may extend the three year period to four years. Interest accrues on the debt at a variable rate equal to the greater of (i) prime plus 2% or (ii) 50 basis points above the lender’s actual cost of funds. These assets will be purchased by us, transferred to the SPE and sold to the non-consolidated QSPE.
       We will perform collection services on the receivable portfolios for a fee, recognized when cash is received. The SPE and the third party lender will also be entitled to a portion of the profits of the QSPE to the extent cash flows from collections are greater than amounts owed by the QSPE, after repayment of all servicing fees, loan expense and return of capital. At June 30, 2005 and December 31, 2004, the SPE had a note receivable from the QSPE for $3.3 million and $1.6 million, respectively. Also, at June 30, 2005, $8.9 million of the $20.0 million revolving financing facility had been utilized.

9.	Comprehensive Income
       Results of operations for foreign subsidiaries are translated using the average exchange rates during the period. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates. Currency translation adjustment is our only component of other comprehensive income.

	Six Months
	Ended June 30,

	2005	2004

	(Amounts in
	thousands)
Net Income	$70,998	$54,182
Currency translation adjustment, net of tax	(262)	(243)

Total comprehensive income	$70,736	$53,939

10.	Business Segments
       We operate in three segments: Communication Services, Conferencing Services and Receivables Management. These segments are consistent with our management of the business and operating focus. Prior to the third quarter of 2004, the financial results of Attention LLC were included in the Communication Services segment. With the acquisition of Worldwide, the financial

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
results of Attention LLC are included with Worldwide in the Receivables Management segment. Prior period segment disclosures have been reclassified to reflect this change.
       Communication services is composed of agent-based (dedicated agent services, shared agent services, and business services) and automated services. Conferencing services is composed of audio, video and web conferencing services. Receivables management is composed of contingent/ third party collection services, governmental collection services, first party collection services, commercial collections and purchasing and collecting of charged off consumer debt. The following year-to-date results for 2005 and 2004 include Sprint conferencing, Worldwide and ECI from their respective acquisition dates: June 3, 2005, August 1, 2004 and December 1, 2004, respectively.

	For the Six Months
	Ended June 30,

	2005	2004

	(Amounts in
	thousands)
Revenue:
Communication Services	$430,526	$400,864
Conferencing Services	192,124	152,089
Receivables Management	108,960	20,613
Intersegment eliminations	(2,265)	(514)

Total	$729,345	$573,052

Operating Income:
Communication Services	$60,057	$52,172
Conferencing Services	44,913	35,236
Receivables Management	20,214	329

Total	$125,184	$87,737

Depreciation and Amortization (Included in Operating Income)
Communication Services	$30,524	$32,615
Conferencing Services	17,679	14,651
Receivables Management	4,734	2,081

Total	$52,937	$49,347

Capital Expenditures:
Communication Services	$22,557	$15,605
Conferencing Services	5,060	6,236
Receivables Management	4,461	604
Corporate	2,250	1,551

Total	$34,328	$23,996

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

	As of	As of
	June 30,	December 31,
	2005	2004

	(Amounts in thousands)
Assets:
Communication Services	$344,810	$370,527
Conferencing Services	762,402	549,540
Receivables Management	293,858	271,977
Corporate	84,641	79,162

Total	$1,485,711	$1,271,206

       There are no material revenues or assets outside the United States.
       For the six months ended June 30, 2005 and 2004, our largest 100 clients represented 63% and 72% of our total revenue, respectively. For the six months ended June 30, 2005, we had one customer, Cingular, which accounted for 12% of our total revenue. During the six months ended June 30, 2004, Cingular accounted for 8% of our total revenue. During the six months ended June 30, 2004, we had one customer, AT&T, which accounted for 10% of our total revenue. During the same period in 2005 this customer accounted for less than 10% of our total revenue.

11.	Commitments and Contingencies
       From time to time, we are subject to lawsuits and claims which arise out of our operations in the normal course of our business. West Corporation and certain of our subsidiaries are defendants in various litigation matters in the ordinary course of business, some of which involve claims for damages that are substantial in amount. We believe, except for the items discussed below for which we are currently unable to predict the outcome, the disposition of claims currently pending will not have a material adverse effect on our financial position, results of operations or cash flows.
       Sanford v. West Corporation et al., No. GIC 805541, was filed February 13, 2003 in the San Diego County, California Superior Court. The original complaint alleged violations of the California Consumer Legal Remedies Act, Cal. Civ. Code §§ 1750 et seq., unlawful, fraudulent and unfair business practices in violation of Cal. Bus. & Prof. Code §§ 17200 et seq., untrue or misleading advertising in violation of Cal. Bus. & Prof. Code §§ 17500 et seq., and common law claims for conversion, unjust enrichment, fraud and deceit, and negligent misrepresentation, and sought monetary damages, including punitive damages, as well as restitution, injunctive relief and attorneys fees and costs. The complaint was brought on behalf of a purported class of persons in California who were sent a Memberworks, Inc. (“MWI”) membership kit in the mail, were charged for an MWI membership program, and were allegedly either customers of what the complaint contended was a joint venture between MWI and West Corporation (“West”) or West Telemarketing Corporation (“WTC”) or wholesale customers of West or WTC. WTC and West filed a demurrer in the trial court on July 7, 2004. The court sustained the demurrer as to all causes of action in plaintiff’s complaint, with leave to amend. WTC and West received an amended complaint and filed a renewed demurrer. The Court on January 24, 2005 entered an order sustaining West and WTC’s demurrer with respect to five of the seven causes of action, including all causes of action that allow punitive damages. WTC and West on February 14, 2005 filed a motion for judgment on the pleadings seeking a judgment as to the remaining claims. A hearing on that motion was held on April 22, 2005. On April 26, the Court granted judgment on the pleadings without leave to amend. The Court also denied a motion to intervene filed on behalf of Lisa Blankenship and Vicky Berryman. The plaintiff

WEST CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)
has appealed the judgment and the order denying intervention. The matter is now before the Fourth Appellate District Court of Appeals.
       Plaintiff had previously filed a complaint in the United States District Court for the Southern District of California, No. 02-cv-0601-H, against WTC and West and MemberWorks Incorporated alleging, among other things, claims under 39 U.S.C. § 3009. The federal court dismissed the federal claims against WTC and West and declined to exercise supplemental jurisdiction over the remaining state law claims. Plaintiff proceeded to arbitrate her claims with MemberWorks Incorporated and refiled her claims as to WTC and West in the Superior Court of San Diego County, California. Plaintiff in the state action has contended in her pleadings that the order of dismissal in federal court was not a final order and that the federal case is still pending. The District Court on December 30, 2004 confirmed the arbitration award in the arbitration between plaintiff and Memberworks Incorporated. Plaintiff filed a Notice of Appeal on January 28, 2005. Preston Smith and Rita Smith have also filed motions to intervene in the appeal. WTC and West have joined in a motion to dismiss the appeal, filed by Memberworks Incorporated. WTC and West are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with the claims in the state and federal actions described above.
       Brandy L. Ritt, et al. v. Billy Blanks Enterprises, et al. was filed in January 2001 in the Court of Common Pleas in Cuyahoga County, Ohio, against two of West’s clients. The suit, a purported class action, was amended for the third time in July 2001 and West Corporation was added as a defendant at that time. The suit, which seeks statutory, compensatory, and punitive damages as well as injunctive and other relief, alleges violations of various provisions of Ohio’s consumer protection laws, negligent misrepresentation, fraud, breach of contract, unjust enrichment and civil conspiracy in connection with the marketing of certain membership programs offered by West’s clients. On February 6, 2002, the court denied the plaintiffs’ motion for class certification. On July 21, 2003, the Ohio Court of Appeals reversed and remanded the case to the trial court for further proceedings. The plaintiffs have filed a Fourth Amended Complaint naming West Telemarketing Corporation as an additional defendant and a renewed motion for class certification. One of the defendants, NCP Marketing Group, filed bankruptcy and on July 12, 2004 removed the case to federal court. Plaintiffs filed a motion to remand the case back to state court. One of the defendants moved to transfer the case from the United States District Court for the Northern District of Ohio to the federal Bankruptcy Court in Nevada. On October 29, 2004, the district court referred the case to the Bankruptcy Court for the Northern District of Ohio. On February 22, 2005, the Bankruptcy Court for the Northern District of Ohio referred the case to the Bankruptcy Court for the District of Nevada. A hearing was held on August 1, 2005 in Nevada on plaintiffs’ motion to remand or for mandatory abstention. At the hearing, the Bankruptcy Court indicated that it would grant the motion on the grounds of permissive abstention and equitable remand. As a result, the parties anticipate that the case will be transferred back to the state court in Cuyahoga County, Ohio. At the hearing, the Bankruptcy Court also tentatively approved a settlement between the named Plaintiffs and NCP and two other defendants, Shape The Future International LLP and Integrity Global Marketing LLP. It is uncertain when the motion for class certification will be ruled on and when the case will be tried. West Corporation and West Telemarketing Corporation are currently unable to predict the outcome or reasonably estimate the possible loss, if any, or range of losses associated with this claim.

PROSPECTUS
West Corporation
10,000,000 Shares of Common Stock Offered by Selling Stockholders
        Gary L. West and Mary E. West (the “selling stockholders”), who are the founders of West Corporation and the Chairman of our Board of Directors and Vice Chair of our Board of Directors and our Secretary, respectively, may use this prospectus to offer and sell an aggregate of up to 10,000,000 shares of our common stock from time to time pursuant to one or more underwritten offerings pursuant to which we expect that Goldman, Sachs & Co. will act as an underwriter. West Corporation will not receive any proceeds from the sale of the shares being sold by the selling stockholders.
      We will provide the specific terms of the particular securities issued under this prospectus in a prospectus supplement for each offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.
      Our common stock is quoted on the Nasdaq National Market under the symbol “WSTC.”
      Investing in the securities that the selling stockholders may offer involves risks. See “Forward-Looking Statements” on page ii. Additional risks associated with an investment in the securities will be disclosed in the applicable prospectus supplement.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are not, and any underwriters and dealers are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that West Corporation filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, Gary L. West and Mary E. West may from time to time offer and sell up to 10,000,000 shares of our common stock in one or more underwritten offerings.
      This prospectus provides you with a general description of the common stock that may be sold from time to time by Gary L. West and Mary E. West. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
      The selling stockholders are not, and any underwriters and dealers are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
      You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, results of operations and financial condition may have changed since that date.
      References in this prospectus to “West,” “we,” “our,” “us” and the “Company” refer to West Corporation and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. We refer to the common stock that may be issued under the terms of this prospectus as the “securities.” When we refer to the “prospectus supplement,” we mean the applicable prospectus supplement describing the specific terms of a security that will accompany this prospectus.
FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements include estimates regarding:

•	future growth or performance of the markets in which we operate;

•	our future revenue;

•	revenue from our purchased portfolio receivables;

•	the adequacy of our available capital for future capital requirements;

•	our future contractual obligations;

•	our purchases of portfolio receivables;

•	our capital expenditures;

•	the impact of foreign currency fluctuations;

•	the impact of pending litigation;

•	the impact of changes in interest rates; and

•	the impact of changes in government regulation and related litigation.

ii

      Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks discussed in the documents incorporated by reference in this prospectus.
      All forward-looking statements included in this prospectus and the documents incorporated by reference in this prospectus are based on information available to us on the date hereof or, in the case of the documents incorporated by reference in this prospectus, as of the date of such document. We assume no obligation to update any forward-looking statements.

iii

THE COMPANY
      We provide business process outsourcing services in three segments:

•	communication services, including dedicated agent, shared agent, automated and business-to-business services;

•	conferencing services, including reservationless, operator-assisted, web and video conferencing; and

•	receivables management, including contingent/third-party, government, first-party and commercial collections, and the purchase of portfolios of receivables for collection.
      Each of these services capitalizes on our core competencies of managing technology, telephony and human capital. Many of the nation’s leading enterprises trust us to manage their customer contacts and communication transactions. These enterprises choose us for our outstanding service quality and our ability to efficiently and cost-effectively process high volume, complex voice transactions.
      Our principal executive offices are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Our telephone number is (402) 963-1200, and our website address is www.west.com. We have not incorporated by reference into this prospectus the information included on, or that can be accessed through, our website, and you should not consider it to be part of this prospectus.
USE OF PROCEEDS
      The selling stockholders will receive all of the proceeds from the sales of the shares of common stock offered by them. We will not receive any proceeds from the sales of the shares of common stock offered by the selling stockholders.

SELLING STOCKHOLDERS
      The following table sets forth, as of August 22, 2005:

•	the name of each selling stockholder;

•	the number of shares and the percentage of shares beneficially owned by each selling stockholder;

•	the maximum number of shares that may be offered in one or more underwritten offerings by each selling stockholder; and

•	the number of shares and the percentage of shares to be beneficially owned by each selling stockholder after the sale of all shares in one or more underwritten offerings.
      The selling stockholders may offer and sell, from time to time, some or all of the shares covered by this prospectus. The actual number of shares, if any, to be offered by each selling stockholder and the number of shares and the percentage of shares to be beneficially owned by each selling stockholder following such offering will be disclosed in an applicable prospectus supplement. We have registered the shares covered by this prospectus for offer and sale by the selling stockholders so that those shares may be freely sold to the public by them. Registration of the shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

				Shares Beneficially Owned
				After Sale of Maximum
			Maximum	Number of Shares of Common
	Shares Beneficially Owned		Number of Shares	Stock to be Sold
Name and Address of Beneficial			of Common Stock
Owners	Number	Percentage(1)	to be Sold	Number	Percentage(1)

Gary L. West(2)(3)	45,462,363	65.6%	10,000,000	35,462,363	51.2%
Mary E. West(2)(4)	45,462,363	65.6%	10,000,000	35,462,363	51.2%

(1)	Based on 69,324,156 shares of our common stock outstanding as of August 22, 2005.

(2)	Gary and Mary West are husband and wife. Shares held by Gary and Mary West are held in joint tenancy with right of survivorship. Voting power of these shares is shared between them. The address for Gary and Mary West is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

(3)	Gary L. West is the Chairman of our Board of Directors.

(4)	Mary E. West is the Vice Chair of our Board of Directors and our Secretary.

DESCRIPTION OF CAPITAL STOCK
General
      Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of August 22, 2005, there were 69,324,156 shares of common stock outstanding held of record by 59 persons, and no shares of preferred stock were outstanding.
Common Stock
      Holders of common stock are entitled to one vote per share in all matters voted on by our stockholders and do not have cumulative voting rights. Subject to preferences that any preferred stock may have, holders of common stock are entitled to receive ratably any dividends that our Board of Directors may declare out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of West, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference of any outstanding preferred stock. All of our outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock which we issue in the future.
Preferred Stock
      Our Board of Directors has the authority, without any vote by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series with whatever rights, preferences and other terms as our Board of Directors may determine. These other terms include the number of shares, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights. Although we cannot predict how any issuance of preferred stock might affect the holders of our common stock, the terms of any new preferred stock may:

•	restrict common stock dividends if preferred stock dividends have not been paid;

•	dilute the voting power and equity interest of holders of common stock; or

•	prevent current holders of common stock from participating in the distribution of our assets upon liquidation, or reduce the amount they receive.
      In addition, the issuance of preferred stock may have the effect of discouraging a change in control by, for example, granting holders of preferred stock approval rights over any amendment to our restated certificate of incorporation or any reorganization, consolidation, merger or other similar transaction involving our company. As a result, the issuance of preferred stock may discourage bids for our common stock at a premium over its market price, and could have a material adverse effect on the market value of our common stock. Our Board of Directors does not presently intend to issue any shares of preferred stock.
Limitations on Directors’ Liability
      Our restated certificate of incorporation and by-laws limit the liability of directors to the maximum extent permitted by Delaware law, including providing for the mandatory advancement of expenses if certain conditions are met. Our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	the unlawful payment of a dividend or an unlawful stock purchase or redemption; or

•	any transaction from which the director derives an improper personal benefit.

      This provision of our restated certificate of incorporation has no effect on the availability of equitable remedies such as injunction or rescission.
      These provisions will not limit liability under state or federal securities laws. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.
Restated Certificate of Incorporation and By-law Provisions Affecting Change of Control
      Our restated certificate of incorporation and by-laws include provisions which are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions also may have the effect of delaying, deterring or preventing a future takeover or change of control unless the takeover or change of control is approved by our Board of Directors. These provisions may also make the removal of the directors and management more difficult. Our restated certificate of incorporation provides that our Board of Directors is divided into three classes serving staggered three-year terms. Our by-laws include restrictions on who may call a special meeting of stockholders. The by-laws also contain an advance notice procedure with regard to the nomination of candidates for election as director and to place matters on the agenda for consideration at stockholder meetings.
Section 203 of the Delaware General Corporation Law
      Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an interested stockholder. An interested stockholder is a person who, together with any affiliates or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless:

•	the business combination is approved by the corporation’s board of directors prior to the date the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
      For this purpose, business combinations include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or greater of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholders’ proportionate share ownership in the corporation.
Transfer Agent and Registrar
      The Transfer Agent and Registrar of our common stock is Computershare Limited.
PLAN OF DISTRIBUTION
      The selling stockholders may sell the securities covered by this prospectus to or through underwriters or dealers.
      The prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters and the amounts of securities underwritten or purchased by each of them;

•	in fixed price offerings, the initial price to public of the securities and the proceeds to us or the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
      Any initial price to public and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      We anticipate that Goldman, Sachs & Co. will act as an underwriter in connection with securities covered by this prospectus.
      Underwriters or third parties may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.
Market Making, Stabilization and Other Transactions
      Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue of securities with no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that the selling stockholders use in the sale of offered securities may make a market in such securities but will not be obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.
      Any underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by any underwriters of a greater number of securities than they are required to purchase in any offering. Stabilizing transactions consist of various bids for or purchases of securities made by any underwriters in the open market prior to the completion of any offering. Purchases to cover positions created by short sales involve purchases of the securities in the open market after a distribution has been completed in order to cover syndicate short positions.
      Any underwriters may also impose a penalty bid. This occurs when a syndicate member repays to the underwriters a portion of the underwriting discount received by it because the syndicate has repurchased securities sold by or for the account of such syndicate member in stabilizing or short covering transactions.
      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the securities, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.
General Information
      Underwriters and other third parties described above may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof.
      Underwriters, dealers, their affiliates or third parties may be customers of, engage in transactions with or perform services for us or the selling stockholders, in the ordinary course of business.

LEGAL MATTERS
      Certain legal matters in connection with the offering of the securities being offered in this prospectus will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois. Certain matters will be passed on for any underwriters by Latham & Watkins LLP, Chicago, Illinois.
EXPERTS
      The financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004 and June 30, 2005 and 2004 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the National Association of Securities Dealers, Inc., in Washington, D.C.
      We make available free of charge through our website, which you can find at www.west.com, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.
      This prospectus does not contain all the information contained in the registration statement on Form S-3 filed by us for this offering. You should refer to the registration statement for further information about us and the selling stockholders. The full registration statement can be obtained from the SEC as indicated above, or from us. Statements in this prospectus concerning the terms of documents are necessarily summaries of those documents, and are qualified in their entirety by reference to the actual document filed with the SEC.
INCORPORATION OF DOCUMENTS BY REFERENCE
      The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we and the selling stockholders sell all of the securities; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2004 (as amended by the Form 10-K/A that we filed with the SEC on April 29, 2005);

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2005 (as amended by the Form 10-Q/ A that we filed with the SEC on August 9, 2005) and June 30, 2005;

•	Current reports on Form 8-K filed with the SEC on February 16, 2005, May 11, 2005 and June 9, 2005; and

•	Description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 21, 1996.
      You may request a copy of the documents incorporated by reference in this prospectus at no cost through our website (www.west.com) as soon as reasonably practicable after we electronically file the material with the SEC, or by writing or telephoning us at the following address:

Vice President — Investor Relations
West Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154
(402) 963-1200

       No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are offers to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

PROSPECTUS SUPPLEMENT
PROSPECTUS

8,700,000 Shares
West Corporation
Common Stock
Goldman, Sachs & Co.
Robert W. Baird & Co.
William Blair & Company
Credit Suisse First Boston
Banc of America Securities LLC